UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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GENERAL CABLE CORPORATION

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Telephone (859) 572-8000

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders, which will be held at 11:00 a.m., Eastern Daylight Time, on Thursday, May 14, 2015, at our offices located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076.

We once again are pleased to utilize Securities and Exchange Commission rules that allow us to deliver proxy materials over the Internet to expedite our stockholders’ receipt of these materials. You will receive a Notice of Internet Availability of Proxy Materials. This Notice will include instructions on how to access proxy materials and vote. At your discretion, you may request hard copies and a proxy card for voting by mail by following the instructions on the Notice. We encourage you to read the Proxy Statement carefully.

As you will note from the enclosed proxy materials, the Board of Directors recommends that you vote FOR each of the proposals set forth in the Proxy Statement.

Sincerely,

GREGORY B. KENNY

President and Chief Executive Officer

March 30, 2015

YOUR VOTE IS IMPORTANT.

PLEASE FOLLOW THE INSTRUCTIONS FOR THE VOTING METHOD YOU SELECT.

GENERAL CABLE CORPORATION

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Telephone (859) 572-8000

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS

The 2015 Annual Meeting of Stockholders of General Cable Corporation (“General Cable”) will be held on Thursday, May 14, 2015, at 11:00 a.m., Eastern Daylight Time, at our offices located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, to consider and act upon the following proposals:

1.	Election of seven directors;

2.	Ratification of the appointment of Deloitte & Touche LLP as General Cable’s independent registered public accounting firm for 2015;

3.	Approval on an advisory basis of the compensation of our named executive officers;

4.	Approval of the Amended and Restated General Cable Stock Incentive Plan; and

5.	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on March 16, 2015 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Emerson C. Moser

Corporate Secretary

March 30, 2015

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

Date:	May 14, 2015
Time:	11:00 a.m., Eastern Daylight Time
Place:	General Cable Corporation’s offices at 4 Tesseneer Drive, Highland Heights, Kentucky
Record Date:	March 16, 2015
Voting:	Stockholders as of the record date are entitled to one vote per share on matters presented at the Annual Meeting

Voting Matters and the Board’s Recommendation

Agenda Item	Board Vote Recommendation	Page Reference
Election of seven directors	FOR each Director Nominee	11
Ratification of the appointment of Deloitte & Touche LLP as General Cable’s independent registered public accounting firm for 2015	FOR	71
Approval on an advisory basis of the compensation of our named executive officers	FOR	72
Approval of the Amended and Restated General Cable Stock Incentive Plan	FOR	73

In addition to these matters, stockholders may be asked to vote on such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Director Nominees

Name	Age	Director Since	Occupation	Independent	Position/Committee Memberships
John E. Welsh, III	64	1997	President of Avalon Capital Partners LLC	Yes	Non-Executive Chairman Corporate Governance Committee
Sallie B. Bailey	55	2013	Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation	Yes	Audit Committee (Chair) Corporate Governance Committee
Edward Childs Hall, III	55	2014	Former Executive Vice President – Chief Operating Officer of Atlantic Power Corporation	Yes	Corporate Governance Committee
Gregory B. Kenny	62	1997	President and Chief Executive Officer of General Cable	No

Name	Age	Director Since	Occupation	Independent	Position/Committee Memberships
Gregory E. Lawton	64	1998	Former President and Chief Executive Officer of JohnsonDiversey, Inc.	Yes	Corporate Governance Committee (Chair) Compensation Committee
Craig P. Omtvedt	65	2004	Former Senior Vice President and Chief Financial Officer of Fortune Brands, Inc.	Yes	Compensation Committee (Chair) Audit Committee
Patrick M. Prevost	59	2010	President and Chief Executive Officer of Cabot Corporation	Yes	Audit Committee Compensation Committee

See “Proposal 1: Election of Directors” on page 11.

Ratification of Auditors

As a matter of good governance, we are asking stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. See “Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP” on page 71.

Advisory Vote on Executive Compensation

We are asking stockholders to cast an advisory, non-binding vote to approve compensation awarded to our named executive officers. Our philosophy on executive compensation is that we must align the interests of our named executive officers with those of our stockholders by incentivizing our named executive officers to deliver sustainable, long-term stockholder value. See “Proposal 3: Advisory Vote on Executive Compensation” on page 72.

Whenever we refer in this Proxy Statement to the “named executive officers”, we are referring to those executive officers that we identified in the “Summary Compensation Table” on page 53.

Amended and Restated General Cable Stock Incentive Plan

We currently maintain the General Cable Corporation 2005 Stock Incentive Plan (the “2005 Plan”), which was originally effective as of May 10, 2005. In March 2015, our Board of Directors adopted, subject to stockholder approval, the General Cable Corporation Stock Incentive Plan (the “Amended Plan”), which is an amendment and restatement of the 2005 Plan. We are asking stockholders to approve the Amended Plan in order to (i) extend the term of the Amended Plan until May 14, 2025, (ii) authorize additional shares, (iii) meet New York Stock Exchange listing requirements, (iv) permit (but not require) certain awards under the Amended Plan to qualify for an exemption from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (v) make other appropriate changes. See “Proposal 4: Approval of the Amended and Restated General Cable Stock Incentive Plan” on page 73.

Executive Compensation Highlights

Our philosophy on executive compensation is to align the interests of our named executive officers with those of our stockholders by incentivizing them to deliver sustainable, long-term stockholder value. Our Compensation Committee reviews our compensation program components, targets and payouts on an annual basis. In recent years, we have continued to adjust our compensation program to further align compensation received by our named executive officers with the interests of our stockholders and to provide compensation that is tied directly to performance. We seek to align pay and performance under our executive compensation programs by making a significant portion of our named executive officer’s compensation dependent on:

•	the achievement of specific annual and long-term strategic and financial goals; and

•	the realization of increased stockholder value.

Set forth below are key highlights of our executive compensation program that are further discussed in the Executive Compensation: Compensation Discussion and Analysis section of this Proxy Statement beginning on page 33:

•	The compensation program offered to our executive officers is comprised of a mix between base salary and variable opportunities;

•

A majority of our named executive officers’ compensation is weighted towards variable compensation (annual and long-term incentives), where the actual amounts earned may differ from targeted amounts based on corporate and individual performance. For example, 86% of the CEO’s 2014 target compensation was variable with performance;

•

Our annual cash incentive program includes targets that emphasize both strong financial performance from operations and strategic measures designed to create and sustain long-term success of the business; and

•

Actual compensation is dependent upon many factors, including, but not limited to, our financial results, the executive’s level of responsibilities, growth potential, performance, tenure, and internal equity.

The Compensation Committee approved significant changes to our executive compensation program in 2014, including:

•

transitioned from using operating income greater than $1 to adjusted EBITDA divided by $100 million being greater than 1 as the umbrella trigger (i.e., performance threshold triggering potential bonus payouts) under our Annual Incentive Plan (“AIP”) and restricted stock unit (“RSU”) awards;

•	changed the secondary financial performance metrics for the AIP to adjusted EBITDA and cash conversion cycle days (“CCCD”);

•	added a regional performance component to the performance metrics and created different performance weightings for corporate and regional executives;

•	replaced option awards with awards of performance stock units (“PSUs”); and

•	issued an even mix of PSU awards and RSU awards.

Our Compensation Committee made these changes as it believes they are consistent with our compensation philosophy, pay for performance environment and market trends.

Corporate Governance Highlights

Set forth below are highlights of our corporate governance practices that are further discussed in the “Corporate Governance” section of this Proxy Statement beginning on page 16:

•	Six of our seven directors are independent (under NYSE standards) and half of our independent directors have joined the Board during the past five years.

•	Our Board leadership consists of a non-executive Chairman of the Board and independent Committee Chairs.

•	We have engaged an executive search firm to assist us in identifying an additional operations-experienced independent director.

•	We value diversity, which is exhibited in our directors’ gender, experience, and skills.

•	Our Board met 9 times in 2014 with executive sessions of independent directors at each regularly scheduled Board meeting and as deemed necessary.

•	We have policies governing mandatory director resignations as well as suggested director retirement at age 70.

•	Directors are elected annually with a majority vote in an uncontested election.

•	A robust director nomination process is used to identify talented and diverse Board members.

•	Board and Committees conduct annual self-evaluations.

•	Non-employee directors receive a significant portion of compensation in equity.

•

Each of our non-employee directors who has been a Board member for at least five years was in compliance with our Stock Ownership Guidelines as of December 31, 2014. These Guidelines require our directors to maintain significant ownership levels of General Cable common stock.

•	A “Say on Pay” advisory vote is conducted annually. Our Compensation Committee considers prior voting results of the “Say on Pay” advisory vote as it makes future executive compensation decisions.

•	Stockholders are asked to ratify the appointment of our independent registered public accounting firm annually.

•	In January 2015, we hired Kurt L. Drake to fill our newly created standalone position of Chief Compliance Officer. Mr. Drake has 19 years of experience in compliance and finance.

PROXY STATEMENT

The Board of Directors of General Cable Corporation (“General Cable,” the “Company,” “we,” “our” or “us”) is providing this Proxy Statement for the solicitation of proxies from holders of outstanding General Cable common stock for the 2015 Annual Meeting of Stockholders (“Annual Meeting”) on May 14, 2015, and at any adjournment or postponement of the meeting. The Annual Meeting will be held at 11:00 a.m., Eastern Daylight Time, on Thursday, May 14, 2015, at the Company’s offices at 4 Tesseneer Drive, Highland Heights, Kentucky. Beginning on or about March 30, 2015, General Cable will send the Notice of Internet Availability of Proxy Materials and release its proxy materials, including this Proxy Statement, proxy form, and its Annual Report to Stockholders for 2014, to all stockholders entitled to receive notice and to vote at the Annual Meeting.

VOTING PROCEDURES

Your Vote is Very Important

Our Annual Meeting this year is being held at our offices in Highland Heights, Kentucky, which you are invited to attend. Under rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials for the Annual Meeting over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) beginning on or about March 30, 2015 to our stockholders of record. The Notice includes instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials. Whether or not you plan to attend our Annual Meeting, please take the time to vote.

Voting by Stockholders of Record. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, by mail, or by telephone following the instructions provided in your proxy card or Notice.

Voting by Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” If you are a beneficial owner and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you hold your shares in “street name,” please check your proxy card or Notice, or contact your broker, nominee, fiduciary or other custodian to determine if you will be able to vote over the Internet or by telephone.

Voting by participants in the General Cable Retirement Plans. If you are a participant in the General Cable Retirement Plans you can instruct the trustee how to vote the shares that are allocated to your account. If you do not provide the trustee with instructions as to how to vote the shares allocated to your account, the trustee will vote such shares in the same proportion to instructions actually received from other participants in the General Cable Retirement Plans. To provide instruction to the trustee on how to vote shares allocated to your account in the General Cable Retirement Plans, vote your plan shares by proxy over the Internet, by mail, or by telephone following the instructions provided in your proxy card or Notice.

Voting by participants in the General Cable Corporation Deferred Compensation Plan (the “DCP”). If you are a participant in the DCP, you can instruct the trustee of the “rabbi trust” that was established in connection with the DCP how to vote (i) deferred shares held in the “rabbi trust” that are allocated to your DCP account on a notional basis, and (ii) shares held by the General Cable stock fund in the “rabbi trust” that are allocated to your DCP account on a notional basis as phantom stock units (shares referenced in (i) and (ii), collectively referred to as “DCP Shares”). If you do not provide the trustee with instructions as to how to vote the DCP Shares allocated to your DCP account, the trustee will vote such shares as instructed by the Company. To provide instruction to the trustee on how to vote the DCP Shares allocated to your account in the DCP, vote your DCP Shares by proxy over the Internet, by mail, or by telephone following the instructions provided in your proxy card or Notice.

Record Date

Holders of record of General Cable common stock, par value $0.01 per share, at the close of business on March 16, 2015 (the “Record Date”) will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements. On the Record Date, 49,037,315 shares of General Cable common stock were issued and outstanding.

How to Revoke Your Proxy

You may revoke your proxy at any time before the final vote at the Annual Meeting. You may do so by (i) voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted before the Annual Meeting will be counted); (ii) sending a written statement of revocation to the Secretary of General Cable at the Company’s headquarters at 4 Tesseneer Drive, Highland Heights, Kentucky 41076; or (iii) submitting a properly signed proxy having a later date. You may also attend the Annual Meeting and vote in person. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

Vote Required and Method of Counting Votes

•	Number of Shares Outstanding. At the close of business on the Record Date, there were 49,037,315 shares of General Cable common stock outstanding and entitled to vote at the Annual Meeting.

•	Vote Per Share. You are entitled to one vote per share on matters presented at the Annual Meeting. Stockholders do not have cumulative voting rights in the election of directors.

•

Quorum. A majority of the shares entitled to vote, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., when a broker does not have authority to vote on a specific issue) are counted as present for purposes of determining a quorum.

•

Vote Required and Abstentions and Broker Non-Votes. The table below summarizes the votes required for approval of each matter to be brought before the Annual Meeting, as well as the treatment of abstentions and broker non-votes. If you sign and return a proxy but do not specify how you want your shares voted, your shares will be voted FOR the director nominees and FOR the other proposals listed below.

Proposal Number	Proposal	Vote Required for Approval of Each Item	Abstentions	Broker Non-Votes
1	Election of Directors	Under our By-laws, each director shall be elected by a majority of the votes cast with respect to that director. In other words, the number of votes cast “for” a director nominee must exceed the votes cast “against” that nominee.	No effect	Not taken into account
2	Ratification of Appointment of Auditors	Under our By-laws, a majority of the shares present, in person or by proxy, and entitled to vote on Proposal 2 is required to approve this proposal.	Counted as “against”	Not applicable
3	Advisory Vote on Executive Compensation	Under our By-laws, a majority of the shares present, in person or by proxy, and entitled to vote on Proposal 3 is required to approve this proposal.	Counted as “against”	Not taken into account
4	Approval of the Amended and Restated General Cable Stock Incentive Plan	Under our By-laws, a majority of the shares present, in person or by proxy, and entitled to vote on Proposal 4 is required to approve this proposal.*	Counted as “against”	Not taken into account

*	Under NYSE rules, the affirmative vote of a majority of the votes cast is also required to approve this proposal. Under the NYSE’s rules, an abstention is treated as a vote cast “against” the proposal.

Please note that brokers may not use discretionary authority to vote shares on Proposals 1, 3 and 4 if they have not received instructions from their clients. Please vote your proxy or deliver instructions to your broker so your vote can be counted. Broker non-votes will have no effect on any of the proposals.

Discretionary Voting Power

The Board is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the interests of the Company and its stockholders. If any nominee is unable (or for whatever reason declines) to serve as a director at the time of the Annual Meeting, proxies may be voted for the election of a qualified substitute nominee selected by the Board.

PROPOSAL 1: ELECTION OF DIRECTORS

Our By-laws provide that our business shall be managed by or under the direction of a board of directors of not less than three nor more than nine directors, which number shall be fixed from time to time by the Board. As of the date of the Annual Meeting, the Board has fixed the number of directors at seven. The Board intends to increase the size of the Board to eight directors and has commenced a process to identify and appoint an additional operations-experienced independent director. The Company has engaged an executive search firm to assist in the process.

Our Board has nominated seven directors for election at the Annual Meeting to serve until the 2016 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Each nomination for director was based upon the recommendation of our Corporate Governance Committee and each nominee for director is a current member of the Board. All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of the nominees named below will be unable to serve as a director if elected.

Pursuant to our director retirement policy, Robert L. Smialek retired from the Board at the 2014 Annual Meeting of Stockholders due to his attaining 70 years of age during his then current term. On July 28, 2014, the Board filled the vacancy created by Mr. Smialek’s retirement and appointed Edward Childs Hall, III to serve as a director of our Company until he stands for election at the Annual Meeting and until his successor is duly elected and qualified. Mr. Smialek served as an independent director (as defined under the listing standards of the NYSE and our Corporate Governance Principles and Guidelines), Chair of the Compensation Committee and a member of the Corporate Governance Committee until his retirement from the Board.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Set forth on the following pages is certain information relating to the background, experience and qualifications of the individuals nominated by the Board of Directors to stand for election at the Annual Meeting.

Director Nominees for Election at the Annual Meeting

John E. Welsh, III Age 64 Director since 1997 Non-Executive Chairman of the Board and Member of the Corporate Governance Committee

Mr. Welsh has served as President of Avalon Capital Partners LLC, an investment firm focused on private equity and public securities investments since 2002. From October 2000 to December 2002, he was a Managing Director of CIP Management LLC, the management company for Continuation Investments Group Inc. From November 1992 to December 1999, he served as Managing Director and Vice-Chairman of the Board of Directors of SkyTel Communications, Inc. (“SkyTel”) and as a Director of SkyTel from September 1992 until December 1999. During that period, he served as Chief Financial Officer and President and Chief Executive Officer of the International Division. Prior to 1992, Mr. Welsh was a Managing Director in the Investment Banking Division of Prudential Securities, Inc., and served as Co-Head of the Mergers and Acquisitions Department. Mr. Welsh has served as a director of various public companies, including Spreckels Industries, Inc., SkyTel, York International, and Integrated Electrical Services (NASDAQ: IESC). Mr. Welsh currently serves on the board of Liberty Broad Band (NASDAQ: LBRDA).

Mr. Welsh has (i) a strong financial background in investment banking and investment management; (ii) leadership and collaboration skills; (iii) substantial experience involving acquisitions and strategic alliances; and (iv) a background in telecommunications products and services. Mr. Welsh’s investment management and acquisition experience and refined leadership skills have been critical in the creation of a strong, independent Board of Directors.

Sallie B. Bailey Age 55 Director since 2013 Chair of the Audit Committee and Member of the Corporate Governance Committee

Ms. Bailey has been Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation (NYSE: LPX), a leading manufacturer of engineered wood building products for residential, industrial, and light commercial construction, since December 2011. Ms. Bailey previously served as Vice President and Chief Financial Officer of Ferro Corporation (NYSE: FOE), a global specialty materials company, from January 2007 to July 2010. Prior to that, she held senior management positions of increasing responsibility with The Timken Company (NYSE: TKR), a global producer of engineered bearings and alloy steel, from 1995 to 2006, lastly as Senior Vice President, Finance and Controller. Earlier in her career, she was an audit supervisor for Deloitte & Touche LLP and Assistant Treasurer at Tenneco, Inc.

Ms. Bailey has (i) extensive experience as a financial executive with broad knowledge of financial controls and systems; (ii) substantial leadership experience in domestic and international business; (iii) a strong background in acquisition, divestitures, and strategic alliances; and (iv) significant management experience in commodity-based businesses. Ms. Bailey’s extensive financial leadership experience in global, publicly traded companies, knowledge of financial controls and systems, and understanding of operating a commodity-based business have made her a valuable member of the Board and Chair of the Audit Committee.

Edward (“Ned”) Childs Hall, III Age: 55 Director since 2014 Member of the Corporate Governance Committee

Mr. Hall served as Executive Vice President – Chief Operating Officer of Atlantic Power Corporation, a publicly traded power generation and infrastructure company (NYSE: AT), from April 2013 through February 2015. Prior to joining Atlantic Power, Mr. Hall spent more than 24 years working in the energy sector at AES Corporation, a publicly traded power company (NYSE: AES). While at AES Corporation, Mr. Hall held various positions including Managing Director, Global Business Development from 2003 to 2005; President, Wind Generation from 2005 to 2008; President, North America from 2008 to 2011; and Chief Operating Officer, Global Generation from 2011 to 2013. Mr. Hall served as Chairman of the Board of American Wind Energy Association (“AWEA”) from 2010 to 2011 and as a Member of the AWEA Board from 2005 to 2013.

Mr. Hall has (i) extensive operating and management experience in power generation, transmission and distribution companies; (ii) a deep understanding of the global energy sector and the challenges and opportunities presented in the energy generation, transmission and distribution sector; and (iii) a deep understanding of alternative energy generation technology and economics. Mr. Hall’s relevant industry experience made him a valuable addition to the Board and Corporate Governance Committee in 2014.

Gregory B. Kenny Age 62 Director since 1997 President and Chief Executive Officer of General Cable

Mr. G. Kenny has served as President and Chief Executive Officer of General Cable since August 2001. He was President and Chief Operating Officer of General Cable from May 1999 to August 2001. From March 1997 to May 1999, he was Executive Vice President and Chief Operating Officer of General Cable. From June 1994 to March 1997, he was Executive Vice President of the subsidiary of General Cable which was General Cable’s immediate predecessor. Mr. G. Kenny is a director of a number of General Cable subsidiaries. He also is a director of Cardinal Health Incorporated (NYSE: CAH) and Ingredion Incorporated (NYSE: INGR). Mr. G. Kenny previously was a director of the Federal Reserve Bank of Cleveland, Cincinnati Branch and IDEX Corporation (NYSE: IEX). On October 29, 2014, we announced that Mr. G. Kenny will transition out of his role as President and Chief Executive Officer of the Company. See “Executive Compensation: Compensation Discussion and Analysis — Changes in Executive Officers.”

Mr. G. Kenny has (i) extensive operating and managerial experience in domestic and international businesses, including global wire and cable company operations; (ii) leadership and communication skills; (iii) substantial experience in financial matters; (iv) extensive experience in advancing growth strategies, including acquisitions and strategic alliances; and (v) broad experience in corporate governance. His expertise in the wire and cable industry and continued leadership in addressing the issues facing our Company have provided our Board with the insight necessary to plan strategically for our Company’s future success.

Gregory E. Lawton Age 64 Director since 1998 Chair of the Corporate Governance Committee and Member of the Compensation Committee

Mr. Lawton has been a consultant since March 2006. From October 2000 to February 2006, he served as President and Chief Executive Officer of JohnsonDiversey, Inc. From January 1999 until September 2000, he was President and Chief Operating Officer of Johnson Wax Professional. Prior to joining Johnson Wax, Mr. Lawton was President of NuTone Inc., a subsidiary of Williams plc based in Cincinnati, Ohio, from 1994 to 1998. From 1989 to 1994, Mr. Lawton served with Procter & Gamble (NYSE: PG) where he was Vice President and General Manager of several consumer product groups. He is also a director of Stepan Company (NYSE: SCL).

Mr. Lawton has (i) substantial operating and management experience in manufacturing businesses and in application of technology to business; (ii) a strong background in marketing, sales, and human resources management; and (iii) significant experience involving acquisitions and leading a global business. Mr. Lawton’s extensive operational and executive management experience and understanding of corporate governance matters have proven to be valuable to our Board and in his position as Chair of the Corporate Governance Committee.

Craig P. Omtvedt Age 65 Director since 2004 Chair of the Compensation Committee and Member of the Audit Committee

Mr. Omtvedt served as Senior Vice President and Chief Financial Officer of Fortune Brands, Inc., a former leading consumer products company (formerly NYSE: FO), from 2000 until his retirement in October 2011 and as a consultant to Beam Inc. (NYSE: BEAM), the successor to Fortune Brands, during 2012. Previously, he held positions with Fortune Brands as Senior Vice President and Chief Accounting Officer from 1998 to 1999; Vice President and Chief Accounting Officer from 1997 to 1998; Vice President, Deputy Controller and Chief Internal Auditor from 1996 to 1997; Deputy Controller from 1992 to 1996; and Director of Audit from 1989 to 1992. Before joining Fortune Brands, Mr. Omtvedt worked for Pillsbury Company in Minneapolis, Minnesota from 1985 to 1989 in various audit and controller roles. He is also a director of Oshkosh Corporation (NYSE: OSK), a Trustee of Lake Forest College and a National Trustee of Boys and Girls Clubs of America.

Mr. Omtvedt has (i) extensive experience as a financial executive with broad knowledge of financial controls and systems; (ii) substantial leadership experience in domestic and international business; (iii) an extensive background in acquisitions and strategic alliances; (iv) experience with major sales channels (retailers and distributors); and (v) experience with compensation matters at public companies. Mr. Omtvedt’s extensive financial leadership experience in global, publicly traded companies, knowledge of audit practices, and proven expertise in acquisitions and strategic alliances and knowledge of compensation issues affecting public companies have made him a valuable member of the Board and Audit Committee and Chair of the Compensation Committee.

Patrick M. Prevost Age 59 Director since 2010 Member of the Audit Committee and the Compensation Committee

Mr. Prevost has been President and Chief Executive Officer of Cabot Corporation (NYSE: CBT), a publicly traded global specialty chemicals company, since January 2008. Mr. Prevost served as President, Performance Chemicals at BASF AG, a publicly traded international chemical company, from October 2005 to December 2007. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Mr. Prevost previously held senior management positions with increasing responsibility at BP Plc from 1999 to 2003 and Amoco Chemicals from 1983 until 1999.

Mr. Prevost has (i) substantial leadership experience in a variety of complex, international commodity driven businesses, which includes leadership positions that required living overseas; (ii) a chemical engineering background with broad experience in material science and chemistry, which are important to our wire and cable business; (iii) extensive experience involving acquisitions and strategic alliances; and (iv) experience in financial matters. Mr. Prevost brings to our Board demonstrated executive leadership expertise in commodity driven businesses and a keen understanding of the complexity of operating a global manufacturing organization.

THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF THESE DIRECTOR NOMINEES IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.

CORPORATE GOVERNANCE

Our By-laws, Corporate Governance Principles and Guidelines (the “Governance Principles”), charters of our Board Committees, Code of Ethics and Business Conduct (“Code of Ethics”), and Related Party Transactions Policy and Procedures are the framework for our corporate governance. They are designed to ensure that our Company complies with SEC rules and regulations and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is listed. All of these corporate governance documents are available on our website www.generalcable.com via the Investor Relations page and are available in print to any stockholder on request to the Company’s Secretary at 4 Tesseneer Drive, Highland Heights, Kentucky 41076. Information on our website does not constitute a part of this Proxy Statement.

Corporate Governance Principles and Guidelines

Our Board has adopted a policy that describes our corporate governance practices. The objective of our Governance Principles is to provide guidance to ensure that our Board maintains its independence, objectivity, and effectiveness in fulfilling its responsibilities to our stockholders. The Governance Principles establish criteria and requirements for:

•	the requisite qualifications, selection process, and retention of directors;

•	the responsibilities of the directors; and

•	procedures and practices governing the operation and compensation of our Board.

Our Governance Principles also provide that directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively, prepare for Board and Committee meetings by reviewing the materials provided to them in advance of the meeting, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities that would adversely affect their ability to fulfill their duties and responsibilities as directors. Further, directors who also serve as Chief Executive Officer or in equivalent positions should not serve on more than two boards of public companies in addition to our Board, and other directors should not serve on more than four other boards of public companies. In certain circumstances, the Board may determine that positions in excess of these limits may be maintained if doing so would not impair the director’s service on the Company’s Board. Lastly, our Governance Principles provide that arbitrary term limits on director’s service are not appropriate, nor should directors expect to be renominated annually until they reach retirement age. The Governance Principles further state that seventy (70) is an appropriate retirement age for non-employee directors. However, the Board will utilize its own self-evaluation process as an important determinant of Board tenure.

In addition to the above matters, our Governance Principles have a process whereby nominees must agree to tender their irrevocable resignations if they do not receive the required vote at the Annual Meeting at which they face re-election. Our Corporate Governance Committee (“Governance Committee”) reviews the circumstances surrounding the director nominee’s resignation and will submit such recommendation for prompt consideration to the Board. The Governance Committee and the Board may take into consideration any factors deemed relevant, including, without limitation, reported reasons for the “against” votes, the director’s length of service on the Board and contributions to General Cable in such role, and the effect of the director’s resignation on General Cable’s compliance with any law, rule, regulation, stock exchange listing standard, or contractual arrangement. After considering the Governance Committee’s recommendation, our Board will make a determination with respect to whether the director should continue to serve.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers, and employees. Our Code of Ethics defines our policies and expectations on various compliance topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading and anti-corruption laws), preservation and use of Company assets, proper accounting and financial integrity, and business ethics. It also sets forth the procedures for communicating and handling any potential violations. We intend to satisfy the SEC’s disclosure requirement regarding amendments to or waivers of our Code of Ethics by posting such information on our website at www.generalcable.com via our Investors Relations page.

Our Board and its Committees

The General Cable Board of Directors meets regularly during each year. In 2014, our Board held nine (9) meetings, including four (4) telephonic meetings. As a matter of policy, directors are expected to attend each annual meeting of stockholders and in 2014, all of the directors, except Mr. Hall who was not appointed until July, attended the 2014 Annual Meeting of Stockholders. Our Board size is currently set at seven members. The Board intends to increase the size of the Board to eight directors and has commenced a process to identify and appoint an additional operations-experienced independent director. The Company has engaged an executive search firm to assist in the process. With the exception of our Chief Executive Officer, all of our directors, including our Non-Executive Chairman of the Board, are independent based on the application of the rules and standards of the NYSE and our Governance Principles. Consistent with NYSE standards, the Board has adopted guidelines for determining director independence. The guidelines can be found in our Governance Principles on our website www.generalcable.com via the Investor Relations page.

Private Sessions: At each regularly scheduled Board meeting, the non-employee directors meet without management present. The Non-Executive Chairman presides at such meetings. The non-employee directors also may and do meet without management present at other times as deemed necessary.

Our Committees: Our Board has three standing Committees: the Audit Committee, the Compensation Committee, and the Corporate Governance Committee.

During fiscal 2014, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the directors which were held during the period for which the director was a director, and (2) the total number of meetings held by any Committees of which the director was a member during the period that the director served. Each Committee operates under a written charter adopted by the Board. All of the Committee charters are available on our website at www.generalcable.com via our Investors Relations page. All of our Committees have the authority to retain outside advisors to assist each Committee, respectively, in meeting their responsibilities, as necessary and appropriate, and to ensure that we provide funding to pay the fees and expenses of such advisors.

The membership, functions, and other relevant information relating to each Committee are described below.

2014 Committee Membership (1)

Non-Employee Directors (2)	Audit Committee	Compensation Committee	Governance Committee
Sallie B. Bailey	X*		X
Edward Childs Hall, III			X
Gregory E. Lawton		X	X*
Craig P. Omtvedt	X	X*
Patrick M. Prevost	X	X
John E. Welsh, III			X

*	Chair of the Committee
(1)	As of December 31, 2014
(2)	Only our non-employee directors serve as members of our Committees.

Audit Committee. The Audit Committee met nine (9) times in 2014, including five (5) telephonic meetings. Our Board of Directors has determined that all of our Audit Committee members are independent and financially literate under the rules of the SEC and NYSE and that Sallie B. Bailey and Craig P. Omtvedt each qualify as an audit committee financial expert under rules of the SEC. The Audit Committee assists the Board in the oversight of the (i) integrity of the Company’s financial statements; (ii) Company’s compliance with legal and regulatory requirements; (iii) independent auditor’s qualifications and independence; and (iv) performance of the Company’s internal audit functions and independent auditors. The responsibilities of the Audit Committee are further described in the Audit Committee Charter which is available on our website at www.generalcable.com via our Investors Relations page.

The Audit Committee selects the Company’s independent registered public accounting firm, reviews such firm’s procedures for ensuring their independence with respect to the services performed for the Company, approves all fees to be paid to the independent registered public accounting firm and preapproves the professional services provided by the independent registered public accounting firm. The Audit Committee has adopted formal preapproval policies and procedures relating to the services provided by its independent auditor consistent with requirements of the SEC rules. Under the Company’s preapproval policy, all audit and permissible non-audit services provided by the independent auditors must be preapproved. The Audit Committee will generally preapprove a list of specific services and categories of services, including audit, audit-related, and other services, for the upcoming or current fiscal year. Any services that are not included in the approved list of services must be separately preapproved by the Audit Committee. The Audit Committee delegates to the Audit Committee Chair the authority to approve permitted audit and non-audit services to be provided by the independent auditor between Audit Committee meetings for the sake of efficiency. The Audit Committee Chair reports any such interim preapproval at the next meeting of the Audit Committee. In 2014, all audit and permissible non-audit services were preapproved in accordance with the policy.

The Audit Committee approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015 and supports the Board’s recommendation to our stockholders for the ratification of Deloitte & Touche LLP’s appointment.

Compensation Committee. The Compensation Committee met four (4) times in 2014, including one (1) telephonic meeting. Our Board of Directors has determined that all of our Compensation Committee members are independent under the rules of the NYSE, qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and qualify as “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to executive compensation. The Compensation Committee performs this function by: (i) evaluating the performance of the Company’s Chief Executive Officer and other executive officers; (ii) reviewing and establishing the compensation of the Company’s Chief Executive Officer and other executive officers; (iii) evaluating the Company’s executive compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of executive compensation elements; (iv) making recommendations to the Board with respect to the establishment of or changes to existing incentive and equity-based compensation plans of the Company; (v) administering the Company’s incentive and equity-based compensation plans; and (vi) reviewing potential risk to the Company from its compensation policies and practices for all employees, including incentive plans. In addition, the Compensation Committee makes recommendations to the Board with respect to director compensation. The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter which is available on our website at www.generalcable.com via our Investors Relations page. The Compensation Committee approved the appointment of Hay Group as its independent compensation consultant. Hay Group reports directly to the Compensation Committee.

Corporate Governance Committee. The Governance Committee met five (5) times in 2014, including one (1) telephonic meeting. Our Board of Directors has determined that all of our Governance Committee members are independent under the rules of the NYSE. The Governance Committee is responsible for assisting the Board in (i) evaluating and recommending nominees for election as directors; (ii) evaluating the membership and responsibilities of Board Committees; (iii) developing and recommending to the Board a set of corporate governance guidelines and principles; (iv) devising and implementing a program or system to evaluate the performance of all directors and overseeing the annual evaluations of our Board; and (v) reviewing and advising the Board on executive officer succession plans. The responsibilities of the Governance Committee are further described in the Governance Committee Charter which is available on our website at www.generalcable.com via our Investors Relations page.

Director Qualifications

As described above, the Governance Committee is responsible for considering and recommending nominees for election as directors of General Cable. In carrying out this duty, our Governance Committee from time to time engages third-party search firms to assist in identifying and assessing qualifications of individual director candidates. Directors’ general qualifications and responsibilities are set out in our Governance Principles. Pursuant to our Governance Principles, our Governance Committee seeks director candidates who encompass a diverse range of experience, qualifications, attributes, and skills in order to provide sound and prudent guidance on the Company’s operations and interests worldwide. We aim to have a Board that is diverse and represents experience in business, finance, technology, global markets, and other disciplines relevant to the scope of the Company’s activities over time. The Governance Committee further expects that directors should possess the highest personal and professional values, ethics and integrity, and should be committed to represent and advance the long-term interests of our stockholders. In considering the nature and scope of experience encompassed by the directors or nominees for director, our Board evaluates each individual in the context of the Board as a whole, taking into account relevant factors such as independence, gender and ethnic diversity, personal skills, and industry background. In searching for candidates to fill Board vacancies, our Governance Committee is committed to identifying the most capable candidates who have experience in the areas of expertise needed at that time and meet our criteria for nomination. Our Governance Committee has and will continue to take reasonable steps to ensure that women and minority candidates are considered as part of every director search.

Board Leadership Structure

Our Board of Directors’ current leadership structure consists of a Non-Executive Chairman appointed annually separate from the Chief Executive Officer. Our current Board Chairman is John E. Welsh, III and our President and Chief Executive Officer is Gregory B. Kenny. The duties of our Chairman include:

•	presiding at meetings of stockholders and the Board;

•	leading the Board in deliberations, including at non-employee director sessions;

•	appointing Committee Chairs for Board Committees;

•	acting as a liaison between our Board and the Chief Executive Officer; and

•	providing strategic guidance and counsel relating to our business, management, and personnel development.

This leadership structure has been in place since 2001, when Mr. G. Kenny was appointed President and Chief Executive Officer. We believe that having an independent director leading our Board, whether as a Non-Executive Chairman or as the Lead Independent Director, contributes to a more independent Board in the long-term and leads to more productive internal Board dynamics between and among directors and committees. Independent Board leadership also allows our Chief Executive Officer more time to concentrate on significant business issues and is well suited to our wire and cable business with its extended business cycles.

On October 29, 2014, we announced that Mr. G. Kenny will transition out of his role as President and Chief Executive Officer of the Company. See “Executive Compensation: Compensation Discussion and Analysis — Changes in Executive Officers.”

Director Nomination Process

Each year, the Governance Committee recommends a slate of nominees to the Board, which proposes nominees to the stockholders for election to the Board. In connection with its recommendations, the Governance Committee considers whether the director candidates have the requisite qualifications and skills that are identified above and the commitment and willingness to serve on the Board in accord with our Governance Principles.

The Governance Committee will consider stockholder suggestions for nominees when submitted in accordance with the provisions of our By-laws. Pursuant to our By-laws, stockholders may present any proposals for stockholder vote, including the election of directors, by following the advance notice procedure described below. Under this procedure, the candidates eligible for election at a meeting of stockholders will be candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a stockholder. Stockholders will be given a reasonable opportunity at the Annual Meeting to nominate candidates for the office of Director if, as the By-laws require, the nominating stockholder first gave the Company’s Secretary a written nomination notice at least sixty (60) days before the date of the annual meeting.

The nomination notice must set forth the following information as to each individual nominated:

•	The name, date of birth, business address, and residence address of the individual;

•

The business experience during the past five (5) years of the nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which those occupations and employment were carried on, and additional information about the nature of his or her responsibilities and level of professional competence which permits an assessment of the candidate’s prior experience;

•

A description of all direct and indirect compensation and other material monetary and non-monetary agreements, arrangements, and understandings during the past three (3) years, and any other material relationships, between or among the stockholder submitting the nomination notice and any associated person acting in concert with such person, on the one hand, and each proposed nominee and any associated person acting in concert with such nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the nominating stockholder and any beneficial owner on whose behalf the nomination is made, if any, or any associated person acting in concert therewith, were the “registrant” for purposes of such Item and the nominee were a director or executive officer of such registrant;

•

Whether the nominee is or has ever been at any time a director, officer, or owner of five (5) percent or more of any class of capital stock, partnership interests, or other equity interest of any corporation, partnership, or other entity;

•

Any directorships held by the nominee in any company with a class of securities registered under Section 12 of the Exchange Act, or covered by Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended;

•

Whether, in the last five (5) years, the nominee was convicted in a criminal proceeding or has been subject to a judgment, order, finding, or decree of any federal, state or other governmental entity concerning any violation of federal, state, or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree, or proceeding may be material to an evaluation of the ability or integrity of the nominee;

•

Whether, if elected, the nominee intends to tender, promptly following such nominee’s failure to receive the required vote for election or reelection at the next meeting at which such nominee would face election or reelection, an irrevocable resignation effective upon acceptance of such resignation by the Board, in accordance with the Governance Principles; and

•

Any other information relating to individual nominated that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The nomination notice must also provide the following information about the nominating stockholder and any associated person acting in concert with the nominating stockholder: (i) the name and business address of the nominating stockholder(s) and any associated person(s); (ii) the name and address of the nominating stockholder(s) and of any associated person(s) as appearing in the Company’s books; (iii) the class and number of the Company’s shares that are beneficially owned by the nominating stockholder(s) and any associated person(s); and (iv) certain other information about the interests of the nominating stockholder(s) and any associated person(s) in the Company’s securities, including the following:

•

Any derivative instrument directly or indirectly owned beneficially by the nominating stockholder(s) and any associated person(s) and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company;

•

Any proxy, contract, arrangement, understanding, or relationship pursuant to which the nominating stockholder(s) and any associated person(s) have a right to vote any shares of any security of the Company;

•	Any short interest in any security of the Company;

•

Any rights to dividends on the shares of stock of the Company owned beneficially by the nominating stockholder(s) and by any associated person(s) that are separated or separable from the underlying shares of stock of the Company;

•

Any proportionate interest in shares of stock of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which the nominating stockholder(s) or any associated person(s) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

•

Any performance-related fees (other than an asset-based fee) to which the nominating stockholder(s) or any associated person(s) is entitled to based on any increase or decrease in the value of shares of stock of the Company or derivative instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of the immediate family of the nominating stockholder(s) or any associated person(s) sharing the same household (which information shall be supplemented as would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder).

The nomination notice must include the nominee’s signed written consent to being named in a proxy statement as a nominee and to serve as a director if elected. A written update of the information provided in the notice must be provided to the Company ten (10) business days prior to the meeting. If the presiding officer at any stockholder’s meeting determines that a nomination was not made in accordance with these procedures, he or she will so declare at the meeting and the defective nomination will be disregarded.

Board’s Role in Risk Oversight

Our executive officers with the leadership of our Chief Executive Officer are responsible for overall risk management of our Company. The oversight of risk affecting our Company from major to minor and emerging risks is carried out by our Board, as a whole, within the existing leadership structure with the assistance of its standing Committees. Our Board fulfills its risk oversight responsibilities by (i) understanding our Company’s risk philosophy and approving our risk tolerance; (ii) knowing the established effective risk management processes that identify, assess, and manage our most significant enterprise-wide risks; (iii) reviewing our risk portfolio in relation to the agreed risk tolerance, including through strategic and operational initiatives that integrate enterprise-wide risk exposures; and (iv) regularly being apprised of the most significant risks and management’s response. Important elements in the assessment of risk include reports to the Board and its Committees from the Company’s global Operating Committee and operating regions on a regular basis, the output and actions of the Audit Committee, as well as reports to the Board from the Chief Executive Officer and the functional managers who deal with various specific elements of risk such as the global insurance program. By using a broad approach, the Board believes that it is able to discharge its oversight role and address the major, minor, and emerging risks facing our businesses both in the short and long-term.

Stockholder Communication with our Board of Directors

Our Board has adopted the following procedures for our stockholders and all other interested persons to communicate with our Board, as a whole, and individual directors on matters of interest. Communications to our directors will initially be reviewed by the Secretary and routed to the Chairman or a Board Committee, as appropriate. Stockholders and other interested parties may communicate with the Board, our Non-Executive Chairman, an individual director, the non-employee directors, as a group, or a specific Committee of the Board using the following:

Mail	Telephone
Board of Directors	(800) 716-3565
General Cable Corporation
Attention: Secretary	Email
4 Tesseneer Drive	Chairman of the Board – Chairman@generalcable.com
Highland Heights, Kentucky 41076	Non-employee directors – Directors@generalcable.com

Any general information requests can be made using our main telephone number (859) 572-8000 or main email address info@generalcable.com.

Transactions with Related Persons

The Company has adopted written policies and procedures for the review and approval of any related party transactions that meet the minimum threshold for disclosure in the proxy statement under the applicable SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The Company has not entered into any transactions, other than the transaction disclosed below, since the beginning of its last fiscal year with any related person.

Under our current policies and procedures, related parties are expected to seek Audit Committee approval of related party transactions before the transaction is entered into or amended. The Audit Committee may ratify a transaction after it has been entered into, in which case the transaction will be evaluated on the same standards as a transaction being preapproved. In certain circumstances, the Audit Committee Chair may act on behalf of the Audit Committee. The policy specifically requires approval or ratification if the Company hires a family member of a director (including a director nominee), executive officer, or significant stockholder for total compensation in excess of $120,000 or, after initial approval of the hire, makes any material changes to an employment arrangement.

When seeking approval, the related party will provide the Company’s General Counsel with information about the transaction for the General Counsel’s evaluation and submission to the Audit Committee. The evaluation information includes:

•	the related person’s relationship to the Company and interest in the transaction;

•	material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	benefits to the Company of the proposed transaction;

•	availability of other sources of comparable products or services;

•	an assessment of whether the proposed transaction is on terms that are comparable to terms available to an unrelated third party or to employees generally; and

•	any effect on a director’s independence if the transaction involves a director.

After considering the evaluation information, the Audit Committee will approve or ratify only those transactions that are not opposed to the interests of the Company and that are on terms that are fair to the Company. The Audit Committee may make its approval conditional upon revisions to the terms of the transaction.

Transactions Reviewed by the Audit Committee: On February 25, 2010, and July 1, 2010, the Company awarded 7,000 and 37,281 RSUs respectively (the “2010 Grants”), to Emmanuel Sabonnadiere, who was, at the time, a resident of France. Mr. Sabonnadiere served as our Executive Vice President, President and Chief Executive Officer, General Cable Europe and Mediterranean from July 2010 through July 2014 and transitioned from the Company effective as of August 1, 2014. Under the applicable restricted stock unit agreements, the RSUs were payable in shares of Company common stock on the basis of one share per one RSU. In order to provide the Company with certain tax advantages under French law, the RSU agreements provided that, following the vesting of the 2010 Grants on the third anniversary of the date of grant, the shares issued upon vesting were subject to a two year holding period. Subsequent to the 2010 Grants, Mr. Sabonnadiere relocated to Spain and, due to the deemed effect of the vesting of the 2010 grants on Mr. Sabonnadiere’s total compensation, Mr. Sabonnadiere became subject to Spanish taxation with respect to the 2010 Grants, which applied at the time of vesting rather than following the post-vesting holding period, as was the case under French law (Mr. Sabonnadiere also remained subject to French taxes with regard to the 2010 grants). On January 20, 2014, in accordance with its statutory obligations under Spanish tax laws, Grupo General Cable Sistemas, S.L., a wholly owned subsidiary of the Company, paid to Spanish tax authorities 295,754 Euros (approximately $400,451 on the date of payment) as withholding tax for compensation earned by Mr. Sabonnadiere, including compensation deemed to be earned by Mr. Sabonnadiere upon the vesting of the 2010 Grants. The RSU agreements related to the 2010 Grants required Mr. Sabonnadiere to reimburse the Company for the payment of the withholding taxes paid by the Company or its subsidiaries with respect to the RSUs. In addition, Company policy requires that the Company receive, contemporaneously with its payment of withholding tax on behalf of an executive officer, reimbursement by the executive officer. In order to preserve for the Company certain tax benefits under French tax law, the RSU agreements for Mr. Sabonnadiere, unlike RSU agreements applicable to other executive officers of the Company, did not provide the Company with the ability to withhold shares issuable to Mr. Sabonnadiere in satisfaction of his reimbursement obligation. On January 31, 2014, Mr. Sabonnadiere reimbursed Grupo General Cable Sistemas, S.L. in cash the amount that it had paid in withholding taxes.

In response to this situation, Company management undertook efforts to re-educate its executive officers (including Mr. Sabonnadiere) and regional legal counsel regarding the requirement of contemporaneous reimbursement by executive officers of withholding taxes and the Company’s Related Party Transactions Policy and Procedures. Company management also reviewed the eleven day delay in the reimbursement with both the Audit Committee and Compensation Committee. The Audit Committee determined that Mr. Sabonnadiere’s delay in reimbursing the Company, in accordance with the terms of the RSU agreements and the Company’s reimbursement policy for executive officers, and his delay in seeking the approval of the Company’s Audit

Committee, in accordance with the Company’s policy of requiring advance Audit Committee review and approval of related party transactions was due to the unanticipated application of Spanish tax laws, coupled with a misunderstanding that the Spanish employee withholding policy, which permitted reimbursement through payroll deduction of direct periodic payments, was superseded by the Company policy requiring contemporaneous reimbursement by executive officers. As a result of the unique circumstances surrounding this matter, management’s re-education efforts and the actions of the Compensation Committee described below, the Audit Committee determined that no further action need be taken at the time. In addition, the Compensation Committee approved (i) amendments to the July 1, 2010 restricted stock unit agreement with Mr. Sabonnadiere to remove the two year restriction on selling vested shares of the common stock following vesting; and (ii) new global restricted stock award agreements, to be used in connection with future awards for our executive officers, that permit, at the Company’s discretion, the withholding of shares to reimburse the Company for any tax withholding payments made by the Company on behalf of the executive officer.

REPORT OF OUR AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its responsibilities for the fiscal year end 2014, the Audit Committee:

•

reviewed and discussed the audited financial statements for the year ended December 31, 2014, with management and Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (together, “Deloitte”), the Company’s independent auditors;

•	discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, as amended or modified, relating to the conduct of the audit;

•

received written disclosures and the letter from Deloitte, required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence;

•	evaluated and discussed Deloitte’s internal quality control procedures and other matters, as required by the NYSE listing requirements; and

•

exercised oversight in other areas relating to the financial reporting and audit process that the Audit Committee determined appropriate, including the Company’s compliance program, relating to Section 404 of the Sarbanes-Oxley Act, and the Company’s risk assessment and risk management programs.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Deloitte as discussed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Audit Committee

Sallie B. Bailey, Chair

Craig P. Omtvedt

Patrick M. Prevost

The information above in the Report of our Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that our Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing in this Proxy Statement with the Company’s management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into General Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and included in this Proxy Statement.

The information above in the Report of our Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that our Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

Compensation Committee

Craig P. Omtvedt, Chair

Gregory E. Lawton

Patrick M. Prevost

OTHER COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, the Compensation Committee consisted of Craig P. Omtvedt, Gregory E. Lawton, Patrick M. Prevost and Robert L. Smialek (who retired from the Board at the 2014 Annual Meeting of Stockholders). No person who served as a member of the Compensation Committee during fiscal 2014 was a current or former officer or employee of the Company, or engaged in certain transactions with us required to be disclosed as “related person transactions” under regulations of the SEC. There were no compensation committee “interlocks” during fiscal 2014, which generally means that none of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of the Board or as a member of the Compensation Committee.

Risk-Related Compensation Policies and Practices

In connection with the annual compensation review by our management and Compensation Committee, management and the Compensation Committee evaluated our current compensation policies and practices to determine whether any of our compensation plans are reasonably likely to have a material adverse effect on our Company. Our Compensation Committee sought counsel from management, compensation experts, and legal counsel in making its risk determination. The evaluation process included a discussion of the Company’s compensation philosophy and structure of our compensation plans, an analysis of the factors and processes used by our Compensation Committee in evaluating performance under each plan, and a review of our internal controls. Based on its evaluation, our Compensation Committee concluded that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information, as of March 16, 2015, concerning the beneficial ownership of General Cable common stock by: (i) each current director and director nominee; (ii) each of our named executive officers; and (iii) all current directors and executive officers as a group.

Whenever we refer in this Proxy Statement to the “named executive officers,” we are referring to those executive officers that we identified in the Summary Compensation Table on page 53.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1),(2),(3),(4)	Percent of Class (5)
Non-Employee Directors
Sallie B. Bailey	5,060	*
Edward Childs Hall, III	8,990	*
Gregory E. Lawton	48,171	*
Craig P. Omtvedt	42,988	*
Patrick M. Prevost	13,860	*
John E. Welsh, III	153,092	*
Named Executive Officers
Peter A. Campbell	7,286	*
Gregory B. Kenny	1,332,567	2.7%
Robert D. Kenny	13,262	*
Gregory J. Lampert	337,313	*
Brian J. Robinson (6)	251,999	*
Emmanuel Sabonnadiere	10,587	*
Robert J. Siverd	304,794	*
All other executive officers as a group	21,901	*
All Current Directors and Executive Officers, as a Group	2,236,489	4.4%

(1)	Beneficial ownership is determined under SEC rules and includes voting or investment power with respect to the shares.

The amounts in the table above do not include the following interests in our common stock, which interests do not confer voting or investment power:

•

shares of common stock underlying options which are not currently exercisable or not exercisable within 60 days of March 16, 2015, as follows: 52,667 options for Mr. G. Kenny; 20,000 options for Mr. Lampert; 20,000 options for Mr. Robinson; and 5,000 options for the other executive officers as a group;

•

shares of common stock underlying RSUs which have not vested as of March 16, 2015 and will not vest within 60 days of March 16, 2015, as follows: 1,900 RSUs for Ms. Bailey; 3,800 RSUs for Mr. Lawton; 3,800 RSUs for Mr. Omtvedt; 3,800 RSUs for Mr. Prevost; 6,600 RSUs for Mr. Welsh; 34,924 RSUs for Mr. Campbell; 205,424 RSUs for Mr. G. Kenny; 31,116 RSUs for Mr. R. Kenny; 74,750 RSUs for Mr. Lampert; 93,750 RSUs for Mr. Robinson; 2,262 RSUs for Mr. Siverd and 60,599 RSUs for the other executive officers as a group; and

•

shares of common stock underlying PSUs (at target) which have not vested as of March 16, 2015 and will not vest within 60 days of March 16, 2015, as follows: 12,860 PSUs for Mr. Campbell; 157,860 PSUs for Mr. G. Kenny; 25,120 PSUs for Mr. R. Kenny; 61,040 PSUs for Mr. Lampert; 61,040 PSUs for Mr. Robinson; 2,715 PSUs for Mr. Siverd and 40,140 PSUs for the other executive officers as a group.

(2)

Includes shares that could be acquired by the exercise of stock options that are currently exercisable or exercisable within 60 days of March 16, 2015, as follows: 2,500 shares for Mr. Lawton; 5,000 shares for

Mr. Omtvedt; 10,000 shares for Mr. Welsh; 799,514 shares for Mr. G. Kenny; 3,100 shares for Mr. R. Kenny; 239,764 shares for Mr. Lampert; 235,195 shares for Mr. Robinson; 170,716 shares for Mr. Siverd; and 10,000 shares for the other executive officers as a group.
(3)

Includes shares allocated to the beneficial owner’s account in the General Cable Retirement Plans as follows: 26,704.17 shares for Mr. G. Kenny; 37,660.32 shares for Mr. Lampert; and 1,191.76 shares for the other executive officers as a group. Shares allocated to a participant’s account in the General Cable Retirement Plans will be voted by the trustee in accordance with the participant’s instructions. If the trustee does not receive instructions as to the voting of particular shares, the trustee will vote such shares in the same proportion to instructions actually received from other participants in the General Cable Retirement Plans.

(4)

Includes: (a) deferred shares allocated to the participant’s DCP account on a notional basis as follows: 27,411 shares for Mr. Lawton; 11,061 shares for Mr. Omtvedt; 13,860 shares for Mr. Prevost; 88,794 shares for Mr. Welsh; and 340,495 shares for Mr. G. Kenny; and (b) shares held by the General Cable stock fund in the “rabbi trust” that are allocated to a participant’s DCP account on a notional basis as phantom stock units as follows: 2,998.11 phantom stock units for Mr. Welsh; 68,411.53 phantom stock units for Mr. G. Kenny; 12,595.72 phantom stock units for Mr. G. Lampert; and 3.32 phantom stock units for the other executive officers as a group. Deferred shares allocated to a participant’s DCP account on a notional basis will be voted by the trustee in accordance with the participant’s instructions. If the trustee does not receive instructions as to the voting of particular deferred shares, the trustee will vote such shares as instructed by the Company. In addition, shares held by the General Cable stock fund in the “rabbi trust” that are allocated to a participant’s DCP account on a notional basis as phantom stock units, will also be voted by the trustee in accordance with the participant’s instructions. If the trustee does not receive instructions as to the voting of particular shares, the trustee will vote such shares as instructed by the Company.

(5)

The percentages shown are calculated based on the total outstanding shares on March 16, 2015 of 49,037,315. The * symbol means less than 1 percent. Percentage calculations assume, for each person and for each group, that all shares that may be acquired by such person or by such group pursuant to stock options currently exercisable or that become exercisable within 60 days of March 16, 2015 are outstanding for the purpose of computing the percentage of common stock owned by such person or by such group. However, those unissued shares of our common stock described above are not deemed to be outstanding for the purpose of calculating the percentage of common stock beneficially owned by any other person.

(6)	Includes 300 shares held in a custodial account for Mr. Robinson’s children.

SIGNIFICANT STOCKHOLDERS

The following table sets forth information about each person known to General Cable to be the beneficial owner of more than 5 percent of General Cable’s common stock as of December 31, 2014. We obtained this information from records and statements filed with the SEC under Sections 13(d) and 13(g) of the Exchange Act.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
AllianceBernstein LP (3) 1345 Avenue of the Americas New York, New York 10105	3,429,046	7.0%

BlackRock, Inc. (4) 55 East 52nd Street New York, New York 10022	4,405,034	9.0%

Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, Texas 78746	3,176,081	6.5%

OppenheimerFunds, Inc. (6) Two World Financial Center 225 Liberty Street New York, NY 10281	3,331,111	6.8%

Pzena Investment Management, LLC (7) 120 West 45th Street, 20th Floor, New York, New York 10036	2,662,468	5.4%

The Vanguard Group (8) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,790,123	5.7%

(1)	Beneficial ownership is determined under SEC rules and includes voting or investment power with respect to the shares.
(2)	The percentages shown are calculated based on the total outstanding shares on March 16, 2015 of 49,037,315.
(3)

Based solely on a Schedule 13G filed with the SEC on February 12, 2015 by AllianceBernstein LP (“Alliance”). Of the shares listed, Alliance has sole power to vote 3,074,596 shares of General Cable common stock and sole dispositive power over 3,429,046 shares of General Cable common stock.

(4)

Based solely on a Schedule 13G/A filed with the SEC on January 15, 2015 by Blackrock, Inc. (“BlackRock”). Of the shares listed, BlackRock has sole power to vote 4,183,937 shares of General Cable common stock and sole dispositive power over 4,405,034 shares of General Cable common stock.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP (“Dimensional”). Of the shares listed, Dimensional has sole power to vote 3,084,459 shares of General Cable common stock and sole dispositive power over 3,176,081 shares of General Cable common stock.

(6)

Based solely on a Schedule 13G filed with the SEC on January 27, 2015 by OppenheimerFunds, Inc. (“OppenheimerFunds”) and Oppenheimer Equity Income Fund (“Oppenheimer Equity”). Of the shares listed, OppenheimerFunds has shared power to vote, and shared dispositive power over, 3,331,111 shares of General Cable common stock. Oppenheimer Equity has shared power to vote, and shared dispositive power over, 2,854,981 shares of General Cable common stock. The 2,854,981 shares over which Oppenheimer Equity has shared voting and dispositive power are included in the 3,331,111 shares over which OppenheimerFunds has shared voting and dispositive power. The address of Oppenheimer Equity is 6803 S. Tucson Way, Centennial, CO 80112.

(7)

Based solely on a Schedule 13G filed with the SEC on January 29, 2015 by Pzena Investment Management, LLC (“Pzena”). Of the shares listed, Pzena has sole power to vote 2,330,468 shares of General Cable common stock and sole dispositive power over 2,662,468 shares of General Cable common stock.

(8)

Based solely on a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group (“Vanguard”). Of the shares listed, Vanguard has sole power to vote 66,582 shares of General Cable common stock, sole dispositive power over 2,727,941 shares of General Cable common stock, and shared dispositive power over 62,182 shares of General Cable common stock.

DIRECTOR COMPENSATION

Our Compensation Committee annually reviews and establishes the compensation of our non-employee directors and makes a recommendation to our Board for final approval. Our director compensation program is designed to compensate our non-employee directors for their service to our Company and the level of responsibility they have assumed in today’s corporate governance environment.

Our Board of Directors, in conjunction with our Compensation Committee, retains the services of our independent compensation consultant to review our non-employee director compensation program in comparison with market data on a bi-annual basis. Hay Group reviewed the compensation of our directors in December 2013. As a result of that review and the Compensation Committee’s discussion, the Compensation Committee recommended to the Board, and the Board approved, that for 2014 the amount of the annual retainer be increased by $5,000, the value of the annual equity award be increased by $25,000 and the form of the directors’ annual equity award be changed from an RSU which cliff-vests at the end of three years to a stock award which is vested immediately upon grant following the annual meeting of stockholders and which may be deferred at the election of the director.

Our non-employee director compensation program in 2014 included the following components:

•	An annual retainer of $90,000;

•	An additional annual retainer for the Chairman of $85,000;

•	Cash retainers for service as a Committee Chair as follows:

Position	Annual Retainer ($)
Chair of Audit Committee	15,000
Chair of Compensation Committee	10,000
Chair of Governance Committee	10,000

•

A stock award with a grant date value of approximately $200,000 for the Chairman and $125,000 for our other non-employee directors. Such stock award was vested immediately upon grant following the 2014 annual meeting of shareholders.

Non-employee directors are reimbursed for related out-of-pocket expenses for attendance at Board and Committee meetings. In order to be eligible to receive the retainer, a director must have attended at least 75 percent of the Board meetings in the prior year, unless attendance was excused by the Chairman.

Our directors are covered by our Stock Ownership Guidelines (“Guidelines”) adopted in March 2005 and amended by our Board on December 14, 2010. Under the approved Guidelines, non-employee directors are required to obtain ownership of common stock equal to five (5) times the amount of the annual cash retainer paid to non-employee directors for their service as directors within five (5) years from their date of appointment. Each of our current non-employee directors who has been a Board member for at least five years was in compliance with these Guidelines as of December 31, 2014.

Our non-employee directors may also defer any portion of their annual retainers and equity awards into the General Cable Corporation Deferred Compensation Plan, which was adopted in 1996 (the “DCP”). The DCP permits our non-employee directors to elect to defer all or a portion of their annual retainers and equity awards into the DCP on an annual basis before the beginning of each plan year. Deferrals must remain in the DCP until the director retires or no longer serves on our Board. Cash retainers deferred and dividends paid on deferred shares of stock may be invested in any of the investment vehicles provided under the DCP. Deferred shares of stock representing director fees may not be reinvested into other vehicles, but must remain in the DCP on a notional basis as whole shares and will be distributed as shares in accordance with distribution elections made by each participant. The DCP assets are held in a “rabbi trust,” and as such, are subject to the claims of general creditors of the Company. Operation of the DCP and distributions are also subject to Section 409A of the Code, which imposes procedural (including timing) restrictions on the DCP and on any future changes in distribution elections.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Sallie B. Bailey	97,500	121,187	218,687
Edward Childs Hall, III (3)	45,000	85,785	130,785
Gregory E. Lawton	100,000	121,187	221,187
Craig P. Omtvedt	102,500	121,187	223,687
Patrick M. Prevost	90,000	121,187	211,187
Robert L. Smialek (4)	50,000	—	50,000
John E. Welsh, III	175,000	193,995	368,995

(1)

Each non-employee director received an annual retainer of $90,000. The Chair of our Audit Committee received an additional annual retainer of $15,000 and the Chairs of our Compensation Committee and Governance Committee received an additional annual retainer of $10,000. In his capacity as Chairman of the Board, Mr. Welsh received an additional annual retainer of $85,000 during 2014.

(2)

Represents the grant date fair value of the equity granted to the non-employee directors as determined under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation (“Topic 718”) using assumptions set forth in the footnotes of the financial statements in the Company’s Annual Report on Form 10-K for calendar year 2014. Mr. Prevost deferred his 2014 equity grant into our DCP.

(3)	Mr. Hall was appointed to serve as a director on July 28, 2014 and only received a portion of his annual retainer.
(4)	Mr. Smialek retired from our Board of Directors on May 15, 2014 and only received a portion of his annual retainer.

Director’s Outstanding Equity Awards at December 31, 2014

The following table presents the outstanding stock options and RSUs held by each of our non-employee directors as of December 31, 2014.

	OPTION AWARDS					STOCK AWARDS
Name	Options Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Shares and Units Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
S. Bailey		—	—			7/31/2013	1,900	$28,310
E. Hall		—	—				—	—
G. Lawton	2/14/2007	2,500	—	50.68	2/14/2017	2/9/2012	4,200	$62,580
						2/26/2013	3,800	$56,620
C. Omtvedt	1/26/2005	2,500	—	11.94	1/26/2015	2/9/2012	4,200	$62,580
	2/7/2006	2,500	—	22.97	2/7/2016	2/26/2013	3,800	$56,620
	2/14/2007	2,500	—	50.68	2/14/2017
P. Prevost		—	—			2/9/2012	4,200	$62,580
						2/26/2013	3,800	$56,620
R. Smialek (3)	2/7/2006	2,500	—	22.97	2/7/2016		—	—
	2/14/2007	2,500	—	50.68	2/14/2017
J. Welsh	2/7/2006	5,000	—	22.97	2/7/2016	2/9/2012	7,350	$109,515
	2/14/2007	5,000	—	50.68	2/14/2017	2/26/2013	6,600	$98,340

(1)	The RSUs vest at the end of three (3) years from the date of grant and our non-employee directors will be entitled to receive one share of common stock for each RSU.
(2)	The market value of the RSUs is based on the closing price of General Cable common stock on December 31, 2014 of $14.90.
(3)

Mr. Smialek retired from our Board of Directors on May 15, 2014. Retiring non-employee directors may exercise vested options until the earlier of (a) three years from the date of retirement or (b) the original expiration date.

EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following is a brief overview of the more detailed discussion and analysis set forth in this section, which focuses on compensation paid to our named executive officers in 2014. Whenever we refer in this Proxy Statement to the “named executive officers”, we are referring to those executive officers that we identified in the Summary Compensation Table on page 53.

Compensation Philosophy

At General Cable, our philosophy on executive compensation is to align the interests of our named executive officers with those of our stockholders by incentivizing them to deliver sustainable, long-term stockholder value. We have designed a compensation program that makes a substantial percentage of executive pay variable. In recent years, we have continued to adjust our compensation program to further align compensation received by our named executive officers with the interests of our stockholders and to provide compensation that is tied directly to performance. In setting annual compensation for our named executive officers, our Compensation Committee considers the following implementation principles that are governed by our executive compensation philosophy:

•	Executive compensation should be comprised of a mix between fixed salary and variable opportunities and reflect both external competitiveness and internal equity;

•	Fixed compensation should be targeted at a market competitive rate (i.e., +/- 15% of market median), which is determined by reference to our comparator peer group and compensation survey data;

•

Cash incentives should include both “stretch” targets that emphasize strong financial performance from operations and strategic measures designed to create and sustain long-term success of the business;

•	Variable compensation should be comprised of both cash and long-term equity incentives and provide opportunities for our executives to earn above market median rewards for outstanding performance; and

•

Actual compensation should be dependent upon many factors, including, but not limited to, our financial results, the executive’s level of responsibilities, growth potential, performance, tenure, and internal equity.

2014 Results

The wire and cable industry is competitive, mature and cost driven with minimal differentiation for many product offerings among industry participants from a manufacturing or technology standpoint. Overall, global wire and cable demand was below historical “norms” in 2014. We experienced uneven demand during 2014 throughout Asia Pacific, Africa and Latin America as a result of weak construction and electrical infrastructure investment resulting from slow global economic recovery. Despite these trends, we experienced stabilizing demand in certain key end markets. In 2014, North America was a source of relative strength as the impact of stable demand across the portfolio was buoyed by the performance of our specialty cables businesses. Further in North America, we continued to benefit from our leading market positions, economies of scales, breadth of products and long-standing customer relationships. Also in Europe, adjusted results improved principally due to the strength and continued execution of our submarine turnkey project business which achieved significant project milestones during 2014. Overall, our performance on a consolidated basis lagged management’s expectation in 2014 despite being somewhat mixed regionally.

As a result, we announced two strategic initiatives in 2014 focused on enhancing our performance, including the following:

•

Divestiture Program: In October 2014, the Board of Directors, after an extensive review of our strategic alternatives and operational structure, took action by authorizing a plan to exit all of our operations in

Asia Pacific and Africa in order to simplify our geographic portfolio and reduce organizational complexity. The Company plans to continue to sell principally specialized and higher value add products into these markets on an export basis as well as service its international customers from its core operations in North America, Latin America and Europe. In December, we completed the first transaction under this program with the sale of our interest in the Philippines for cash of $67 million, a significant first step.

•

Restructuring Program: In July 2014, we announced that we were implementing a restructuring program. The restructuring program is expected to generate approximately $75 million of ongoing annual savings. The restructuring program is focused on the closure of certain underperforming assets as well as the consolidation and realignment of other facilities principally in North America, Latin America and Europe. We are also implementing reductions in SG&A expenses. The total pre-tax charges of the program are estimated to be in the range of $200 million, which includes approximately $80 million of cash costs.

We believe these strategic actions will better position us to benefit from future energy, infrastructure and construction investment in our core strategic markets in North America, Latin America and Europe. On a parallel path, significant focus was given to building processes, infrastructure, strengthening internal controls, enhancing leadership teams, upgrading talent base and reinforcing our “One Company” value-based performance driven culture.

Despite these challenges, we ended 2014 on a positive note as we generated strong cash flow and liquidity while reducing debt. The liquidity position is strong with $425 million of availability under our North American and European based credit facility and more than $120 million of availability throughout Latin America (excluding Venezuela) including cash and various working capital lines. We also applied the cash proceeds from the sale of the Philippines toward the reduction of debt, a key priority for us. We are well positioned to fund the business including working capital requirements, restructuring activities, quarterly dividends and the retirement of the $125 million senior floating rate notes due in April 2015 with the achievement of our cash flow and inventory reduction targets in 2014.

2014 Compensation Committee Actions

For 2014, the Compensation Committee approved the following changes to our executive compensation program:

•

transitioned from using operating income greater than $1 to adjusted EBITDA divided by $100 million being greater than 1 as the umbrella trigger (i.e., performance threshold triggering potential bonus payouts) under the AIP and RSU awards;

•	changed the secondary financial performance metrics for the AIP to adjusted EBITDA and cash conversion cycle days;

•	added a regional performance component to the performance metrics and created different performance weightings for corporate and regional executives;

•	replaced option awards with awards of PSUs; and

•	issued an even mix of PSU awards and RSU awards.

Our Compensation Committee made these changes as it believes they are consistent with our compensation philosophy, pay for performance environment and market trends.

Components of Our Compensation

Consistent with our executive compensation philosophy, our executive compensation program includes both fixed and variable components. The fixed compensation components, which consist of base salary and benefits, are designed to attract and retain executive talent. The variable compensation components, which consist of an annual cash bonus opportunity and long-term equity incentives, depend upon both our Company’s and the individual’s performance, thus aligning the executive’s interests with those of our stockholders. Individual compensation and the mix of base salary, annual cash bonus opportunity, and long-term incentive opportunities vary depending on the executive’s level of responsibilities, growth potential, performance, tenure with our Company, and internal pay equity. However, the at-risk portion of an executive’s compensation generally increases as such executive’s level of responsibilities increases. The main elements of our 2014 named executive officer compensation program are outlined in the table below.

	Compensation Element	Purpose
Annual Cash Compensation	Base Salary	Represents pay for an individual’s primary duties and responsibilities. Base salaries are reviewed annually and are established based on scope of responsibility, individual performance, potential, and competitiveness versus the relevant external market and our operating performance.
	Annual Incentives	Provides a performance-based cash incentive opportunity. Rewards achievement of specific financial and strategic measures, including consolidated and business team results and individual performance. The amount actually earned will vary relative to the targeted level based on our actual results and the individual’s performance.
Long-Term, Equity-Based Compensation	Restricted Stock Units	Provides performance-based awards under a plan designed to enhance executive stock ownership, as well as an incentive for retention and sustaining stockholder value. Value of awards is directly dependent on our stock price and our performance.
	Performance Stock Units	Provides a performance-based equity incentive opportunity. Rewards achievement of financial measures, as well as supporting retention and aligning pay with performance. Value of awards will vary depending on our actual results.
Benefits and Retirement	U.S. Retirement Benefits and Deferred Compensation

Provides benefits to our U.S.-based executive officers at retirement from our Company. Our core plan is a defined contribution retirement and savings plan, including a 401(k) employee contribution with matching Company contributions (“Retirement Plan”). The Retirement Plan is identical to the plan provided to U.S.-based non-executive employees.

Our DCP permits U.S.-based participants to defer salary, incentive bonuses or stock awards until retirement. Within the DCP, we have a non-qualified supplemental or excess retirement plan (“BEP”), which provides benefits in excess of IRS limits under the Retirement Plan.
	Non-U.S. Retirement Benefits and Deferred Compensation	Our International Retirement Savings Plan permits a small number of non-U.S. international assignees, including Mr. Campbell, to accumulate non-tax sheltered employee and Company contributions.
	Welfare Plans and Other Benefits	Provide for basic health care, life, and income security needs, including life, medical, dental, disability, and other employee welfare benefits, fringe benefits, and limited perquisites.
	Executive Officer Severance Benefit Plans and Arrangements	Provide severance benefits in the case of involuntary termination of employment in the form of salary continuation, target bonus, pro-rata bonus and outplacement services.

We believe these compensation elements are consistent with relevant competitive market practice and further our goal of attracting and retaining executive management.

Mr. Campbell’s compensation (other than Company contributions to the International Plan, which are paid in U.S. dollars) is paid in Thai Bhat, and Mr. Sabonnadiere’s compensation is paid in Euros. Throughout this document, (i) we converted each target element of the executive’s compensation into U.S. dollars based on the exchange rate as of December 31, 2014, and (ii) we converted each actual element of compensation paid to the executive into U.S. dollars based on the exchange rate published by http://finance.yahoo.com on the last day of the month in which the applicable compensation was paid.

Mix of Total Compensation

Our 2014 executive compensation is substantially focused on variable compensation, which includes a bonus opportunity under our AIP and the economic value of RSUs and PSUs granted under our 2005 Plan. A larger percentage of each of our named executive officer’s target 2014 total compensation was awarded in long-term incentives, which we believe incentivizes our named executive officers to achieve our key business objectives and create sustainable long-term stockholder value. The following table illustrates the target percentage of each compensation element as compared to target total compensation for each of our named executive officers for 2014. For purposes of this discussion, total compensation means the sum of base salary, annual cash incentive compensation, and long-term incentive compensation. The percentage of target compensation is calculated by dividing (i) the value of each target compensation element by (ii) the value of target total compensation. Note that the target percentages reflected in the table are based on target compensation amounts and therefore do not match the values reflected in the “Summary Compensation Table.”

Name and Title	Salary	AIP Bonus (1)	Long-Term Incentives (2)	Total Compensation
Gregory B. Kenny
President and Chief Executive Officer	14%	20%	66%	100%

Brian J. Robinson
Executive Vice President and Chief Financial Officer	19%	18%	63%	100%

Peter A. Campbell (3)
Executive Vice President, President and Chief Executive Officer, General Cable Asia Pacific	25%	20%	55%	100%

Robert D. Kenny (4)
Executive Vice President, President and Chief Executive Officer, General Cable Europe and Africa	29%	27%	44%	100%

Gregory J. Lampert
Executive Vice President, President and Chief Executive Officer, General Cable Americas	19%	18%	63%	100%

Emmanuel Sabonnadiere (5)
Former Executive Vice President, President and Chief Executive Officer, General Cable Europe and Mediterranean	17%	18%	65%	100%

Robert J. Siverd (6)
Former Executive Vice President, General Counsel and Secretary	22%	20%	58%	100%

(1)	The percentage in the AIP Bonus column is based on the 2014 AIP bonus, assuming target level attainment, for each of our named executive officers.
(2)

The long-term incentive percentages are based on the grant date fair value of the total long-term incentives granted to each of our named executive officers in 2014. The long-term incentives granted in 2014 consist of grants of RSUs and PSUs. The grant date fair values for the RSUs and PSUs were calculated based upon the probable outcome of the performance conditions on the grant date and are consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome was assumed to be at target level attainment.

(3)	Effective as of November 1, 2014, Mr. Campbell’s salary was increased to $385,000. The target percentages for Mr. Campbell are based on a base salary of $385,000.
(4)

Mr. R. Kenny was promoted to Executive Vice President, President and Chief Executive Officer, General Cable Europe and Africa effective August 1, 2014. Prior to August 1, 2014, Mr. R. Kenny was serving as Senior Vice President and General Manager of our global communications business. The target percentages for Mr. R. Kenny are based on the target base salary ($325,000) and AIP level ($300,000) set by the Compensation Committee upon Mr. R. Kenny’s promotion in August 2014.

(5)

Mr. Sabonnadiere served as Executive Vice President, President and Chief Executive Officer, General Cable Europe and Mediterranean through July 31, 2014. Mr. Sabonnadiere was succeeded by Mr. R. Kenny effective as of August 1, 2014.

(6)	Mr. Siverd retired from the Company effective as of July 1, 2014.

Our Compensation Committee Process

Our Compensation Committee reviews total target compensation levels annually. For purposes of this review, total target compensation means the sum of base salary, annual cash incentive targets, and long-term incentive targets. In preparation for the annual determination of each executive officer’s total target compensation, our Compensation Committee periodically meets to consider market trends, the competitiveness of our compensation program, and the performance of our executive officers individually and in relation to our overall performance. In making its final total target compensation determinations, our Compensation Committee applies a common methodology for all of our executive officers.

Chief Executive Officer Compensation. Our Chief Executive Officer’s overall compensation is set by our Compensation Committee based on its assessment of our Chief Executive Officer’s individual performance and our Company’s overall performance, as well as the financial and operating performance of a peer group and other relevant market data.

Other Named Executive Officers. Compensation for our other named executive officers is based on recommendations by our Chief Executive Officer and Executive Vice President, Chief Human Resources Officer to our Compensation Committee. Our Compensation Committee considers these recommendations based on each executive’s individual responsibility, experience, and overall performance, including the attainment of their individual performance objectives and internal pay comparisons among our executive group. In addition, in setting the compensation of our other named executive officers, the Compensation Committee reviews compensation data from a peer group and compensation surveys.

Our European based former executive officer, Mr. Sabonnadiere, had an employment agreement. Mr. Sabonnadiere’s employment agreement included the essential terms required by French law and provided for change in control and other severance benefits that were, to the extent legally permissible, closely aligned with our Executive Officer Severance Benefit Plan for U.S.-based executive officers, which was adopted in December 2007 (“Severance Plan”). In connection with Mr. Sabonnadiere’s transition from the Company, we and Mr. Sabonnadiere entered into a Separation Agreement and a Consulting Agreement, each of which is described more fully on page 65. The Consulting Agreement was terminated effective December 31, 2014. In connection with Mr. R. Kenny’s promotion, we and Mr. R. Kenny executed an Employee Secondment Offer Letter which sets forth the terms and conditions of Mr. R. Kenny’s secondment, which is described more fully on page 64.

Similarly, we and Mr. Campbell executed an Employment Offer Letter in 2012 which sets forth the terms and conditions of Mr. Campbell’s employment. In January 2015, Mr. Campbell communicated his intent to leave the organization effective March 31, 2015. See “— Changes in Executive Officers.” In connection with Mr. Campbell’s resignation, effective as of the close of business on March 31, 2015, we and Mr. Campbell entered into a Severance Agreement which is described more fully on page 64. None of our other named executive officers have employment agreements.

Role of Our Compensation Consultant

The Compensation Committee approved the appointment of Hay Group as its independent compensation consultant for 2014. As part of Hay Group’s appointment, the Compensation Committee requested a comprehensive review of the Company’s executive compensation program. Hay Group was engaged by and reported directly to our Compensation Committee and provided independent counsel on executive compensation matters. The Compensation Committee has assessed the independence of Hay Group pursuant to SEC rules and NYSE listing standards and concluded that no conflict of interest exists.

For our 2014 executive compensation program, Hay Group, at our Compensation Committee’s direction:

•

presented current trend information, such as market practices for each compensation component (i.e., base salary, structure and use of long-term incentives, prevalence of certain equity incentive vehicles, stock ownership guidelines, etc.), regulatory changes, accounting and tax changes, the economic and political climate, and other relevant topics for the current year;

•	reviewed and updated the comparator peer group with our Compensation Committee to reflect changes that were deemed appropriate for 2014;

•

provided an analysis of market and peer group data regarding base pay, bonus opportunity targets, long-term incentive grants, the mix and weighting of various forms of compensation, and the competitiveness of current compensation for our executive officers;

•	made recommendations to management and the Compensation Committee regarding executive compensation;

•	assisted in the design of our 2014 AIP, which contemplated a mix of financial and strategic measures;

•	assisted in the design of our 2014 equity awards, which included replacing options/RSU 75%/25% mix, with an equal mix of RSUs and PSUs;

•	made recommendations to management and the Compensation Committee on the total target compensation for all executive officers; and

•	made recommendations to the Compensation Committee on the design and target awards for our Board of Directors.

Competitive Market Pay Information

Our Compensation Committee reviews comparative analysis prepared by our compensation consultant as well as survey data and trend information for each of our executive officers. While the Compensation Committee reviews a full comparative analysis from our compensation consultant for our Chief Executive Officer and Chief Financial Officer on an annual basis, our Compensation Committee has not historically had a full comparative analysis completed for our other executive officers on an annual basis. In the years where our Compensation Committee does not have a full comparative analysis completed for our other executive officers, it reviews survey data and current compensation trend information that it and our compensation consultant deem relevant. In addition, our compensation consultant, at the Compensation Committee’s request, provides an annual review of long-term incentive award trends as a reference point for setting long-term incentive awards for each executive officer. In determining 2014 compensation, our Compensation Committee requested and reviewed a full comparative analysis for all of our executive officers.

Our Compensation Committee uses data from two sources as reference points to ensure that our executive compensation program offers competitive total compensation opportunities and reflects best practices in compensation plan design. These two sources are a comparator peer group and compensation survey data. The peer group analysis serves as the primary source in assessing our pay competitiveness. The survey analysis serves as a secondary source in validating and balancing peer group results by assessing pay competitiveness from a broader market and job function perspective. The use of multiple data sources contributes to a more holistic market analysis and provides clarity on the ranges of pay opportunity in the market.

The development of an appropriate peer group involves a balanced approach that focuses on size (revenue and/or market capitalization), sector (industry/business competitors) and business model (how the company makes money) with consideration of talent market, degree of internationalization, and customer base/market share. At the end of fiscal 2013, our peer group was reviewed by the Compensation Committee with the assistance of Hay Group. Based on such review and as a result of size, business fit concerns or acquisitions, the Compensation Committee approved the deletion of Carlisle Companies Incorporated, Cooper Industries plc, Eaton Corporation, Molex Incorporated, Mueller Industries, Inc., Thomas & Betts Corporation, Vishay Intertechnology, Inc., and Worthington Industries Inc. from the Company’s comparator peer group. In addition, also based on such review, the Compensation Committee approved the addition of the following companies to the comparator peer group: TE Connectivity Ltd., Steel Dynamics Inc., Mastec, Inc., Quanta Services, Inc. and EMCOR Group Inc. The comparator peer group changes were made to better balance the size, industry and business model of the comparator peer group as compared to our Company. Set forth below is the comparator peer group selected by the Compensation Committee for use in setting fiscal 2014 executive compensation:

AK Steel Holding Corporation Allegheny Technologies Incorporated Amphenol Corporation Anixter International Inc. Ball Corporation Belden Inc.	Corning Incorporated Dover Corporation EMCOR Group Inc. Hubbell Incorporated ITT Corporation Mastec, Inc.	Quanta Services, Inc. Steel Dynamics Inc. The Timken Company TE Connectivity Ltd. WESCO International, Inc.

We ranked at the 51st percentile in revenue size relative to the companies that comprised this peer group.

The Compensation Committee also uses compensation survey data in its evaluation of executive pay. Survey data provides insight into positions that may not generally be reported in proxy statements. To assist the Compensation Committee in evaluating fiscal year 2014 compensation levels, the Compensation Committee reviewed information from the following surveys: US Mercer Executive Benchmark Database (2013) and Spain Mercer Benchmark Position Report (2012).

In addition to reviewing broad-based data and information from a peer group, our Compensation Committee also reviews executive pay tally sheets. The tally sheets contain information showing the executive officers’ annual pay, both target and actual bonus amounts, and prospective wealth under various performance and economic assumptions. Data from the tally sheets are considered as a guide by the Compensation Committee when establishing pay levels and opportunities. The Compensation Committee also considers internal comparisons of pay within the executive group.

Annual Cash Compensation

Base Salary. Base salaries are an important element of compensation and provide our executive officers with a base level of income. In determining base pay, our Compensation Committee considers the executive’s responsibilities, growth potential, individual performance against predetermined objectives, base salary competitiveness, as compared to the external market, and our Company’s operating performance. Base salaries are reviewed annually by the Compensation Committee as part of its regular compensation review process based on the benchmarking process and the other factors described above, as well as special achievements and promotions. In February 2014, the Compensation Committee determined to maintain the base salary level for all executive officers except Mr. Lampert, whose base salary was increased from $450,000 to $480,000, in recognition of the scope of his Americas assignment and in alignment with our comparator peer group, survey data and internal pay equity. In addition, in connection with Mr. R. Kenny’s promotion to Executive Vice President, President and Chief Executive Officer, General Cable Europe and Africa, the Compensation Committee authorized an increase in Mr. R. Kenny’s salary effective August 1, 2014, and in connection with Mr. Campbell’s anticipated assignment to oversee the operations of our non-core assets in Asia Pacific and Africa during the divestiture process, the Compensation Committee authorized an increase in Mr. Campbell’s salary effective November 1, 2014.

The 2014 approved annual salaries for our named executive officers were as follows:

Name	2014 Base Salary (1)
G. Kenny	$900,000
B. Robinson	$480,000
P. Campbell (2)	$385,000
R. Kenny (3)	$325,000
G. Lampert (4)	$480,000
E. Sabonnadiere (5)	$303,137
R. Siverd (6)	$390,000

(1)

The 2014 base salaries for each of our named executive officers are consistent with our compensation philosophy and were generally near the low end or below the competitive range (i.e., +/- 15% of market median) as compared to our comparator peer group and compensation survey data.

(2)

Mr. Campbell’s 2014 base salary was originally set at 9,752,400 Thai Bhat ($296,473 using the Thai Bhat to U.S. dollar exchange rate as of December 31, 2014 of 0.0304). Effective as of November 1, 2014, Mr. Campbell received an increase in base salary to $385,000. Such increased salary amount has been included in the table above. Due to Mr. Campbell’s base salary increase becoming effective November 1, 2014, his actual 2014 salary was 10,226,340 Thai Bhat, ($314,562). For a description of the exchange rates used to calculate Mr. Campbell’s actual 2014 salary, see “Summary Compensation Table.”

(3)	Due to Mr. R. Kenny’s base salary increase becoming effective August 1, 2014, his actual 2014 salary was $283,538.
(4)	Due to Mr. Lampert’s base salary increase becoming effective February 10, 2014, his actual 2014 salary was $476,538.
(5)

Mr. Sabonnadiere’s base salary was paid in Euros and has been converted into U.S. dollars in this table using the Euro to U.S. dollar exchange rate as of December 31, 2014 of 1.2162. Mr. Sabonnadiere’s 2014 base salary was €260,000 ($316,212 using the Euro to U.S. dollar exchange rate as of December 31, 2014 of 1.2162). However, Mr. Sabonnadiere voluntarily requested, and our Compensation Committee approved, a temporary pay decrease beginning in 2012 in his base salary to exhibit his commitment to reducing expenses in our European and Mediterranean Region. Accordingly, Mr. Sabonnadiere’s 2014 base salary was reduced by €10,751, resulting in a 2014 base salary of €249,249 ($303,137 using the Euro to U.S. dollar exchange rate as of December 31, 2014 of 1.2162). Such reduced base salary amount has been included in the table above. Due to Mr. Sabonnadiere’s transition from the Company effective as of August 1, 2014, his actual 2014 salary was €145,395, ($198,290). For a description of the exchange rates used to calculate Mr. Sabonnadiere’s actual 2014 salary, see “Summary Compensation Table.”

(6)	Due to Mr. Siverd’s retirement from the Company effective as of July 1, 2014, his actual 2014 salary was $225,000.

Annual Incentives. The AIP is an annual cash program intended to reward executives for achievement of pre-established financial and individual strategic performance objectives. AIP cash bonuses are intended to reward performance during the year and, therefore, can be highly variable from year to year. At the outset of the year, our Compensation Committee approves a target incentive award for each executive officer and financial targets for the year. At this time, individual performance objectives also are set for each of the executive officers with the input from our Chief Executive Officer and Executive Vice President, Chief Human Resources Officer. After the end of the fiscal year, our Compensation Committee measures actual performance against the pre-determined financial targets and reviews individual performance. In prior fiscal years, the AIP was structured so that individual performance was punitive, that is, our Compensation Committee would certify the financial results and then review individual performance to determine whether negative adjustments were appropriate. For 2014, our Compensation Committee, with the advice of our compensation consultant, restructured the AIP so that individual strategic goals, as more fully described below, are included as positive performance metrics under the AIP.

The performance criteria used as the basis for awards and the specific targets can vary from year to year. Generally, the financial targets are based on our annual financial plan and are typically set at levels that exceed the level of performance in prior years but consider our business and market outlook at that time as we operate in a highly cyclical industry. Similar to 2013, the Compensation Committee approved an initial performance target designed to qualify our 2014 AIP payouts as performance-based compensation for purposes of Section 162(m) of the Code (i.e., “umbrella plan”). The Compensation Committee determined that given the cyclical nature of our business and unusual non-recurring charges, an umbrella plan would give it a certain level of flexibility while providing objective performance goals that are intended to preserve deductibility under Section 162(m) of the Code. By exceeding this initial target performance level, executives qualify for potential AIP payouts up to a fixed maximum amount – actual AIP payouts will be dependent on the achievement of pre-established secondary financial and individual strategic performance goals. For 2014, the Compensation Committee determined that it would transition from operating income greater than $1 to adjusted EBITDA divided by $100 million being greater than 1 as the umbrella trigger (i.e., initial target performance level triggering potential bonus payouts under the AIP). The Compensation Committee believes that the adjusted EBITDA performance metric will provide a more meaningful and rigorous indicator of financial soundness for purposes of qualifying bonus payouts. For purposes of the AIP, “adjusted EBITDA” is defined as: operating income plus depreciation and amortization, with operating income being adjusted for extraordinary, nonrecurring or unusual charges and other certain items. The initial performance goal of adjusted EBITDA divided by $100 million being greater than 1 was satisfied for 2014.

The Compensation Committee, with input from Hay Group, and our Chief Executive Officer and Chief Financial Officer, determined that for 2014, the secondary performance goals for each of our named executive officers would include (i) the financial metrics of adjusted EBITDA (to replace adjusted EPS used in 2013) and CCCD (to replace working capital efficiency used in 2013) and (ii) individual strategic measures. The performance goals were selected to reward executives for the achievement of targeted financial results and key strategic initiatives. The Compensation Committee decided to use these new financial performance goals as it believes that adjusted EBITDA is a better indicator of overall operating performance of our business and CCCD is a more efficient, streamlined measure of inventory-to-cash conversion. For purposes of the AIP, CCCD is defined as days inventory outstanding plus days sales outstanding minus days payable outstanding. The Compensation Committee introduced the individual strategic performance element to focus executive officers on more foundational initiatives that would help better position the Company for the future. In addition, our Compensation Committee, with the assistance of our compensation consultant, determined to add a regional performance component to the financial metrics. Accordingly, for 2014, the performance measures of our regional executives (Messrs. Campbell, R. Kenny, Lampert, and Sabonnadiere) included both Company-wide adjusted EBITDA and CCCD, as well as regional adjusted EBITDA and CCCD. Each of the regional executives’ 2014 regional level measures were tied to the region that such executive led in an effort to align such executives’ compensation with the financial performance of the applicable region.

2014 AIP Financial Performance Measures and Actual Results

The following table sets forth the 2014 AIP financial performance measures and the actual results:

Performance measures	Adjusted EBITDA				CCCD
	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual
Corporate -Level
Corporate (1)	$324.9M	$364.9M	$403.9M	(3)	92.0	91.0	90.0	(3)
Regional-Level
North America	$176.6M	$200.6M	$227.6M	$194.7M (4)	106.0	105.0	104.0	(3)
Latin America (1)	$45.3M	$50.3M	$54.3M	(3)	99.0	98.0	97.0	98.4
Europe (2)	$46.4M	$50.9M	$54.3M	$49.0M (4)	56.0	55.0	54.0	(3)
Africa (2)	$12.3M	$14.8M	$16.4M	(3)	120.0	116.0	112.0	(3)
Asia Pacific	$44.3M	$48.3M	$51.3M	(3)	82.0	81.0	80.0	(3)

(1)	Excludes Venezuela.
(2)

Mr. Sabonnadiere served as Executive Vice President, President and Chief Executive Officer, General Cable Europe and Mediterranean through July 31, 2014. Mr. Sabonnadiere was succeeded by Mr. R. Kenny effective as of August 1, 2014. The regional performance metrics applicable to Europe and Africa set forth in the table above applied to Mr. Sabonnadiere through July 31, 2014 and became applicable to Mr. R. Kenny upon his promotion as of August 1, 2014.

(3)	Actual results were below the threshold performance metric.
(4)	For a reconciliation of non-GAAP measures to their corresponding GAAP measures see Exhibit A to this Proxy Statement.

The following table sets forth the 2014 AIP performance weightings at target. The performance weightings assigned to corporate executives and regional executives for the 2014 AIP were intended to balance the importance of achieving key corporate and regional financial metrics with the individual strategic measures necessary to better position the Company for the future.

Performance measures	Executive Level and Performance Weighting
	Corporate Executives (1)	Regional Executives (2)
Corporate-Level
Adjusted EBITDA	65%	45%
CCCD	15%	10%
Regional-Level
Adjusted EBITDA	N/A	15%(3)
CCCD	N/A	10%(3)
Strategic Measures
By Executive	20%	20%

(1)	Corporate executives included Messrs. G. Kenny, Robinson and Siverd.
(2)	Regional executives included Messrs. Campbell, R. Kenny, Lampert, and Sabonnadiere.
(3)

The weightings at target for regional level measures for (a) Mr. Lampert were further divided as follows: adjusted EBITDA 10.5% and CCCD 7.0% for North America and adjusted EBITDA 4.5% and CCCD 3.0% for Latin America (excluding Venezuela); and (b) Mr. Sabonnadiere and Mr. R. Kenny were further divided as follows: adjusted EBITDA 12.0% and CCCD 8.0% for Europe and adjusted EBITDA 3.0% and CCCD 2.0% for Africa.

There would be no payout under the 2014 AIP with respect to any performance metric for which actual performance did not meet the threshold level. Payout level at threshold would be at 50 percent of target.

Achievement between specified performance levels would result in a payout based on straight-line interpolation. In addition, the AIP had a cap in 2014 of 200 percent of target as a maximum award level for our named executive officers.

2014 Individual Strategic Measures

The individual strategic measures for each of our named executive officers were established by our Compensation Committee with input from the Chief Executive Officer and Executive Vice President, Chief Human Resources Officer for the other executive officers. The table below provides a general description of the individual strategic measures which were set for each of our named executive officers. We have not disclosed the specific individual strategic measures because we believe this disclosure would reveal confidential strategic objectives and information that is not otherwise publicly disclosed by us and would result in competitive harm to us. The strategic measures were designed to be “stretch” goals that were achievable with what we believe represented an elevated level of effort and performance.

Name	General Description of Individual Strategic Measures
G. Kenny	•	Lead improvements in our under–performing assets
	•	Realize improvements in Return on Capital Employed (ROCE)
	•	Drive profitable growth of our turnkey business
	•	Actively coach and develop our pipeline of global successors

B. Robinson	•	Drive a high performance, value-added global finance organization
	•	Champion and support our efforts to drive a culture of performance, development of our talent base and our One Company culture of common values and behaviors
	•	Lead evaluation of cost savings opportunities across the Company

P. Campbell	•	Implement a business recovery plan for our under-performing assets in the Asia Pacific region
	•	Evaluate and determine optimal strategy for the Oceania businesses
	•	Establish a new sales and marketing team, which is integrated with the existing customer service center

R. Kenny	•	Execution of the on-boarding plan in preparation for assuming the new role of President and CEO, Europe and Africa
	•	Other regional improvements to ensure delivery of financial targets

G. Lampert	•	Successfully deploy improvement initiatives for our under-performing assets in the Americas
	•	Processes and system implementation across Latin America
	•	Champion and support our efforts to upgrade and develop talent across the Americas

E. Sabonnadiere	•	Build a true high performing regional leadership team
	•	Lead the divestment of certain underperforming assets in the Europe and Mediterranean region
	•	Establishment of standardized processes across Europe
	•	Leadership of our turnkey business; strategy, execution and performance

R. Siverd	•	Actively manage and efficiently resolve significant pending legal issues
	•	Actively coach and develop successors identified for the General Counsel role

The payout of the strategic measure component of annual performance awards under the AIP is more qualitative in nature and subjective in measurement. These qualitative measures — which the Compensation Committee approves for each executive at the beginning of each performance year— focus executive officers on more foundational initiatives that will help better position the Company for the future. Following the end of the performance year, the Compensation Committee subjectively reviews each executive’s performance against the various strategic measures and considers any special factors that could have affected performance during the year. Based on this review, the Compensation Committee approved AIP payouts to Messrs. G. Kenny, Robinson, Lampert, R. Kenny and Campbell based on the achievement of their various strategic measures as discussed in more detail below. See “— 2014 Individual AIP Targets and Awards.”

2014 Individual AIP Targets and Awards

Target AIP levels for the 2014 performance year for the named executive officers are set forth in the table below. Award levels at target under the AIP are generally above market median levels, but within the competitive range, as determined by reference to our comparator peer group and compensation survey data, with the opportunity to earn more or less depending on actual financial performance of the Company and individual performance. For 2014, the Compensation Committee determined to maintain the target AIP levels for all executive officers except Mr. Lampert, whose target AIP level was increased from $450,000 to $460,000 in recognition of the scope of his Americas role and in alignment with the our comparator peer group, survey data and internal pay equity.

In determining actual AIP awards, the Compensation Committee reviewed corporate and regional results together with each executive officer’s individual performance against the strategic measures during 2014. Based on this review, the Compensation Committee approved AIP payouts as discussed below:

G. Kenny. In its review of Mr. G. Kenny’s performance in fiscal 2014, the Compensation Committee considered a number of factors affecting our performance as well as the fact that under Mr. G. Kenny’s leadership we saw material improvement in our turnkey business and started the implementation of two strategic initiatives which focused on enhancing our performance both in the short and long-term, i.e.; the restructuring program and the divestiture program. In addition, Mr. G. Kenny drove significant focus to building processes, infrastructure, strengthening internal controls, enhancing leadership teams, upgrading talent and reinforcing our “One Company” value-based performance driven culture. Corporate adjusted EBITDA and CCCD financial metrics did not meet threshold performance levels. Based on Mr. G. Kenny’s achievement against his strategic measures, the Compensation Committee approved an AIP payout of $250,000, or 20% of his 2014 AIP target level.

B. Robinson. As our Chief Financial Officer, Mr. Robinson continued to lead the finance and accounting function globally, further strengthening these areas and their partnership with our business leaders. Mr. Robinson played a pivotal role in corporate financing activities, including the achievement of year-end cash flow results and a reduction in our net debt. He also played a lead role in implementing two rounds of cost reductions throughout the year. Mr. Robinson led our restructuring program and established and directed the cross-functional, global team accountable for all divestiture activities, including internal preparations, vetting of initial interests and engagement of professional advisors. Corporate adjusted EBITDA and CCCD financial metrics did not meet threshold performance levels. Based on Mr. Robinson’s accomplishments against his strategic measures, the Chief Executive Officer recommended, and the Compensation Committee approved, a 2014 AIP payout of $161,000, or 35% of his 2014 AIP target level.

G. Lampert. As the Executive Vice President, President and Chief Executive Officer, General Cable Americas, Mr. Lampert continued to provide strong leadership across two very distinct end-markets. North America was seen as a source of strength; however, Latin America continued to experience erratic and weak demand. Under Mr. Lampert’s leadership, many difficult restructuring decisions were taken across the Americas in order to position the businesses for success in 2015, including but not limited to, the closure and/or downsizing of several manufacturing plants. In addition, Mr. Lampert oversaw the implementation of key systems and processes across Latin America, and continued to play a key leadership role in the building of talent across the businesses. Based on the North America adjusted EBITDA and Latin America CCCD business results, which exceeded threshold performance levels, and Mr. Lampert’s accomplishments against his strategic measures, the Chief Executive Officer recommended, and the Compensation Committee approved, a 2014 AIP payout of $177,704, or 39% of his 2014 AIP target level.

R. Kenny. Mr. R. Kenny was appointed to his role as Executive Vice President, President and Chief Executive Officer, General Cable Europe and Africa in August 2014, after having served as our SVP, Communications for the first seven months of fiscal 2014. In his new capacity, Mr. R. Kenny has full responsibility for the Europe and Africa business. The European business was a source of strength for the Company. The African market however, experienced uneven demand, and ultimately the decision to divest the businesses in Africa was taken. Under Mr. R. Kenny’s leadership, a number of important accomplishments were noted in Europe in a very short period of time, including, but not limited to, continued positive execution of submarine turnkey projects; improved operating cash flow, including strong working capital management, particularly inventory; SG&A cost reductions; full repayment of the European borrowings under our senior secured credit facility; and systemic improvements to IT. As a result of Mr. R. Kenny’s accomplishments in his role as SVP, Communications, the European adjusted EBITDA business results, which exceeded threshold performance levels, and his individual performance against his strategic measures, the Chief Executive Officer recommended, and the Compensation Committee approved, a 2014 AIP payout of $100,205, or 54% of his 2014 AIP target level.

P. Campbell. In his role as Executive Vice President, President and Chief Executive Officer, General Cable Asia Pacific Mr. Campbell led a diverse and highly committed team of leaders focused on achieving both the financial and strategic objectives that were approved at the beginning of 2014. Asia Pacific experienced uneven demand and a shortfall in performance commitments, which necessitated an intervention including the restructuring program and ultimately the decision to divest the businesses in Asia Pacific. Within the context of the divestiture program, under Mr. Campbell’s leadership, resources were immediately redirected and focused on managing the businesses simultaneous to selling the operations. Mr. Campbell successfully created a new operating model with newly established regional functional leaders, reinforcing the connection between the global and unit functions. Corporate and regional adjusted EBITDA and CCCD financial metrics did not meet threshold performance levels. Based on Mr. Campbell’s accomplishments against his strategic measures, the Chief Executive Officer recommended, and the Compensation Committee approved, a 2014 AIP payout of 1,950,080 Thai Baht ($59,282), or 20% of his 2014 AIP target level. For a description of the exchange rate used to calculate Mr. Campbell’s actual AIP payout, see “Summary Compensation Table.”

For the 2014 performance year, the Compensation Committee made annual incentive awards to the named executive officers ranging from 20% to 54% of the target award value, as reflected in the following table.

Name	Target AIP Level		Actual AIP Payout	Percentage of Target
G. Kenny	$1,250,000		$250,000	20%
B. Robinson	$460,000		$161,000	35%
P. Campbell (1)	$296,473		$59,282	20%
R. Kenny	$184,063	(2)	$100,205	54%
G. Lampert	$460,000		$177,704	39%
E. Sabonnadiere (3)	$322,293		(4)	—
R. Siverd	$360,000		— (5)	—

(1)

Mr. Campbell’s target bonus was 9,752,400 Thai Bhat and has been converted into U.S. dollars in this table using the Thai Bhat to U.S. dollar exchange rate as of December 31, 2014 of 0.0304. Mr. Campbell’s AIP payout was 1,950,080 Thai Bhat ($59,282). For a description of the exchange rate used to calculate Mr. Campbell’s actual AIP payout, see “Summary Compensation Table.”
(2)

In connection with Mr. R. Kenny’s promotion to Executive Vice President, President and Chief Executive Officer, General Cable Europe and Africa, the Compensation Committee set Mr. R. Kenny’s target AIP level at $300,000, to be applied pro-rata from August 1, 2014. Prior to his promotion, Mr. R. Kenny was a participant in the Company’s North American Region Annual Incentive Plan. Accordingly, for 2014, seven months of Mr. R. Kenny’s cash incentive award is tied to the Company’s North American Region Annual Incentive Plan (with a target level of $59,062), and five months of Mr. R. Kenny’s cash incentive award is tied to the AIP (with a target level of $125,000).

(3)	Mr. Sabonnadiere’s target bonus was €265,000 and has been converted into U.S. dollars in this table using the Euro to U.S. dollar exchange rate as of December 31, 2014 of 1.2162.
(4)

In connection with Mr. Sabonnadiere’s transition from the Company, we and Mr. Sabonnadiere entered into a Separation Agreement pursuant to which we agreed to pay Mr. Sabonnadiere a pro-rata amount (7/12) of Mr. Sabonnadiere’s target AIP bonus for 2014, or €154,583 ( $210,927). For a description of the exchange rate used to calculate Mr. Sabonnadiere’s compensation, see “Summary Compensation Table.”

(5)	Mr. Siverd forfeited his right to any payment under the AIP upon his retirement on July 1, 2014.

Long-Term Equity Incentives

Long-term incentive awards are granted to our executive officers under our 2005 Plan approved by our stockholders in 2005, with the performance measures reapproved by stockholders in 2010. The target value for each long-term incentive award for each executive officer is determined by our Compensation Committee taking into consideration our Company’s performance in the past year and the contributions made by our executive officers as a whole, within the context of market practices. Grants of equity awards for executive officers generally are approved on an annual basis on the date of the first meeting of the Compensation Committee; this date is set in advance in the prior year. The number of shares subject to awards of options, restricted stock, RSUs and PSUs are generally computed based on an average twenty day stock price as of the date of our Compensation Committee meeting, which is approximately one week in advance of the grant date. Such equity grants have historically been made effective on the day after the date of the earnings release. Awards also may be granted at the time of a special event, such as upon employment or a significant promotion.

Each year, our Compensation Committee, with input from our compensation consultant, reviews the relative equity incentive mix for our executive officers and makes a final determination. For 2014, our Compensation Committee determined that the long-term incentive award mix should be comprised of 50 percent RSUs and 50 percent PSUs. In 2013, the mix was structured to provide 75 percent of the grant date value in the form of stock options and 25 percent of the grant date value in the form of RSUs. Our Compensation Committee determined that this new mix of long-term equity awards would be an effective balance of providing a meaningful level of retention and emphasizing direct performance linkage. PSUs reinforce our commitment to a pay for performance philosophy as awards are only earned if specific levels of performance are achieved. PSUs, which vest (if at all) after the completion of a three-year performance period, provide our executive officers with a strong incentive for achieving specific financial results that support our goal for creating long-term stockholder value.

RSUs. In February 2014, the Compensation Committee awarded our named executive officers (other than Mr. R. Kenny) RSUs which were each subject to vesting conditions based on continued employment and achievement of specified performance goals. If we achieve a performance target based on earnings before interest, taxes, depreciation and amortization as adjusted for extraordinary, nonrecurring or unusual charges and other certain items (“RSU adjusted EBITDA”) for the applicable calendar year and if the named executive officer continues in employment, one-third of each RSU will vest on each of December 31, 2014, December 31, 2015, and December 31, 2016. Under the vesting terms, if the named executive officer continues in employment: (i) one-third of the RSU will vest if RSU adjusted EBITDA divided by $100 million is greater than one for the 2014 calendar year; (ii) one-third of the RSU (plus any unvested portion of the RSU attributable to the 2014 calendar year) will vest if RSU adjusted EBITDA divided by $100 million is greater than one for the 2015 calendar year; and (iii) the remaining one-third of the RSU (plus any unvested portion of the RSU attributable to the 2014 and/or 2015 calendar years) will vest if RSU adjusted EBITDA divided by $100 million is greater than one for the 2016 calendar year. In each case, vesting is contingent upon certification by the Compensation Committee that the applicable performance condition has been achieved. The RSUs issued in 2014 provide for dividend equivalent rights during the vesting period. The dividend equivalent rights will be paid in cash, subject to the same vesting and forfeiture provisions as the RSUs. Similar to the change made in the AIP, the Compensation Committee replaced the performance metric applicable to the RSUs to an RSU adjusted EBITDA metric (replacing the 2013 metric of operating income greater than $1). The Compensation Committee made such change as it believes that the adjusted EBITDA performance metric will provide a more meaningful and rigorous indicator of financial soundness for purposes of vesting of equity awards. The performance goal of RSU adjusted EBITDA divided by $100 million being greater than 1 was satisfied for the 2014 calendar year.

PSUs. In February 2014, the Compensation Committee awarded our named executive officers (other than Mr. R. Kenny) a target number of PSUs that are earned subject to the Company’s performance under two cumulative three-year performance metrics, relative total shareholder return (“RTSR”) and return on invested capital (“ROIC”), with assigned weightings of 50% and 50%, respectively. The Compensation Committee determined that RTSR and ROIC provide the best balance between outperformance and absolute performance, while strengthening the alignment of long-term incentive payments with shareholder value creation and capital efficiency. RTSR is measured by ranking General Cable’s 3-year stock price return to the companies in a comparator peer group. The Compensation Committee selected, with the assistance of Hay Group, the S&P 1500 Capital Goods Index to use as the comparator group as such Index reflected companies within similar business to the Company and that were aligned with our business cycles. Therefore, the companies within such Index should be similarly affected by market/industry conditions. RTSR performance upon the completion of the performance period will be assessed against the S&P 1500 Capital Goods Index. The RTSR performance percentiles were adopted by the Compensation Committee based on their assessment that such percentiles reflect market competitive long-term incentive pay practices, as well as meaningful levels of relative performance that warrant PSU payouts at threshold, target and maximum levels. ROIC measures how effectively we manage capital invested in our operations. At the beginning of the performance period, threshold, target, and maximum ROIC goals were set by the Compensation Committee based on General Cable’s business outlook and market conditions at that time. The performance period commenced on January 1, 2014 and ends on December 31, 2016. Grants are denominated and settled in shares of General Cable common stock. Based on the performance at the end of the three-year period, our named executive officers may earn less or more than the target award granted. RTSR performance below the 30th percentile of our performance peer group or ROIC performance below 6% will result in 0% payout for each metric. The maximum payout for each metric is 200%. The performance metrics operate independently. Limitations on the units subject to the RTSR performance metric dictate that, if General Cable’s total shareholder return over the period is negative, the maximum amount earned shall be capped at target. As a result, even if General Cable’s relative three-year total shareholder return is ranked at the top of its performance comparator group, but is negative on an absolute basis, our named executive officers would only earn target on the RTSR portion of the PSUs. The following table sets forth the percentage of PSUs which will vest at the end of the three-year performance period based on the level of performance. The targets set forth below were set for compensation purposes only and do not constitute, and should not be viewed as, management’s projection of future results.

	<Minimum	Minimum	Target	Maximum

RTSR(1)	Less than 30th Percentile	30th Percentile	50th Percentile	75th Percentile or Above
Vested Percent of RTSR Units	0%	50%	100%	200%

ROIC(2)	Less than 6%	6%	7%	8% or Above
Vested Percent of ROIC Units	0%	50%	100%	200%

(1)

The 2014 PSUs defined RTSR as the Company’s average total shareholder return for each performance period in comparison to the average total shareholder return for the S&P 1500 Capital Goods Index for each performance period. Total shareholder return was defined as (a) the difference between the average trading price of one share of the Company’s common stock as reflected on the New York Stock Exchange for (i) the 30 day period preceding the first day of the performance period and (ii) the 30 day period preceding the last day of the performance period, divided by (b) the average trading price of one share of the Company’s common stock as reflected on the New York Stock Exchange for the 30 day period preceding the first day of the performance period.

(2)

The 2014 PSUs defined ROIC as net operating profit after tax divided by invested capital. Invested capital is equal to the Company’s net debt plus shareholder’s equity. Net operating profit after tax will be adjusted for extraordinary, nonrecurring or unusual charges and other certain items.

The PSUs issued in 2014 provide for dividend equivalent rights during the vesting period. The dividend equivalent rights will be paid in cash, subject to the same vesting and forfeiture provisions as the PSUs.

As discussed above, awards may be granted at the time of a special event, such as upon employment or a significant promotion. Mr. R. Kenny received awards of RSUs and PSUs in August 2014 upon his promotion to Executive Vice President, President and Chief Executive Officer, General Cable Europe and Africa. The terms of the RSUs and PSUs granted to Mr. R. Kenny in August 2014 are identical to the terms of awards issued to our other named executive officers in February 2014. The grant date fair value of the 2014 RSU and PSU awards to our named executive officers (under FASB ASC Topic 718) is shown in the Summary Compensation Table and Grants of Plan-Based Awards During Fiscal 2014 Table.

Compensation Recoupment Policy

In December 2011, our Board of Directors adopted an incentive compensation recoupment policy (“Clawback Policy”) that allows us to recover incentive-based compensation from our executive officers in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws or from executive officers or key employees if the individual materially violates our Code of Ethics. Upon the restatement of our financial statements due to material noncompliance, our Board of Directors may, to the fullest extent permitted by law, require each current and former executive officer to reimburse us for any amount paid within the last thirty-six (36) months in excess of the amounts that would have been paid under our restated financial statements. In the event of a material violation of our Code of Ethics by an executive officer or key employee, our Board of Directors can recover any incentive-based compensation paid to such individual within the last twelve (12) months. Our Board of Directors has the sole discretion to determine the form and timing of the recovery, which may include repayment and an adjustment to future incentive-based compensation payouts or grants. The remedies under our Clawback Policy are in addition to, and not in lieu of, any legal and equitable claims we may have or any actions imposed by law enforcement agencies, regulators or other authorities. Our Clawback Policy was effective and applies to all incentive-based compensation payouts or grants, including grants, awards or amounts paid under the AIP or 2005 Plan, after January 1, 2012.

Accounting Considerations

The accounting standards applicable to the various forms of long-term incentive plans under FASB ASC Topic 718 (formerly FASB Statement 123R) is one factor that the Compensation Committee and we consider in the design of our long-term equity incentive programs. The Compensation Committee and we monitor FASB ASC Topic 718 expense, but expense will not be the most important factor in making decisions about our long-term incentive plans.

Deductibility of Executive Compensation

Our Compensation Committee takes into account the tax impact of material provisions of and changes to our executive compensation program and discusses such matters periodically during the year. Generally, we realize a tax deduction upon the payment of compensation to the executive officer. In general, our policy is to optimize the tax deductibility of executive compensation so long as deductibility is consistent with more important objectives (as determined by the Compensation Committee, in the exercise of its business judgment) of maintaining competitive, motivational performance-based compensation that is aligned with stockholder interests and retaining executive officers. Accordingly, the Compensation Committee may, in the exercise of such discretion, approve the payment of compensation regardless of its deductibility.

Retirement Plans and Other Company Benefits

Our U.S.-based named executive officers participate in the full range and scope of retirement and welfare and other plans as all other U.S.-based employees of General Cable do, except as noted below. In this area, as in other aspects of our compensation program, we target these types of benefits to be competitive within the relevant market identified.

Retirement Benefits. General Cable and our subsidiaries sponsor Retirement and Savings Plans (“Retirement Plans”) for salaried and hourly employees in the United States. The Retirement Plans are tax-qualified, defined contribution plans under which fixed contributions are made for the account of each participating employee each year. For salaried employees, under the retirement component, a contribution of four percent of eligible compensation is made, and under the savings or 401(k) component, a matching contribution is made in the amount of two percent of eligible compensation so long as the employee has contributed at least four percent of compensation through our payroll deduction program. The federal statutory limit for eligible compensation in 2014 was $260,000. These contribution and matching percentages are intended to reflect competitive market terms and conditions for plans of this type. Participating employees may direct the investment of Company and individual contributions into one or more of the investment options offered by the Retirement Plans.

General Cable and our subsidiaries also maintain the DCP, which permits deferral of salary, incentive bonuses, and stock awards by U.S.-based participants, including our U.S.-based named executive officers. We offer the DCP because it allows us to have a more competitive benefits program. In 2007, we combined this plan with the BEP and our former Supplemental Executive Retirement Plan (“SERP”). The BEP is designed to make up benefits on certain wages, which are not eligible for Company matching or retirement contributions because of Internal Revenue Service limits on inclusion of these amounts in our Retirement Plans. The BEP has investment options and vesting requirements similar to the Retirement Plans. The SERP was adopted in 2000 in which a limited number of key managers, including certain of our named executive officers, participated. In 2007, benefit accruals under the SERP were frozen and converted to an account balance plan subject to vesting to better align our total retirement related benefits with the objectives of these plans and their costs. The value of accounts of our eligible named executive officers from the SERP is included in the DCP. Participants may receive their vested benefits under the Retirement Plans and the DCP on termination or retirement.

Mr. G. Kenny is a participant in the Retirement Income Guarantee Plan (“RIGP”) established by General Cable’s predecessor. RIGP benefits are principally funded under the General Cable Master Pension Plan, a qualified defined benefit plan. Benefit accruals under the RIGP were frozen in 1993. Under the RIGP, a target benefit is calculated using pay and service through 1993 and adjusted for certain defined contribution account balances. In prior years, these defined contribution accounts provided projected balances in excess of the target benefit for Mr. G. Kenny, the only current executive officer eligible for this benefit. Because of investment performance in the value of the offset accounts in 2014, Mr. G. Kenny is not currently projected to receive a benefit under the RIGP. The amount of the RIGP benefit will fluctuate from year to year based on the value of the offsetting accounts and will depend on Mr. G. Kenny’s actual retirement date. Mr. Siverd was also a participant in the RIGP. In connection with Mr. Siverd’s retirement on July 1, 2014, Mr. Siverd received a qualified benefit of $108,117 from the RIGP.

Mr. Sabonnadiere, a French national formerly based in Spain, was not eligible to participate in the Retirement Plans or the DCP. Under French law, Mr. Sabonnadiere received statutory retirement and medical benefits prior to his transition from General Cable effective as of August 1, 2014.

Mr. Campbell, a UK national based in Thailand, is not eligible to participate in the Retirement Plans or the DCP. He is a participant in the International Retirement Savings Plan (the “International Plan”), a non-tax sheltered plan maintained outside the United States for a select group of international assignees. The Company contributes 5% of the participant’s base salary and the Company contributes an additional 2.5% of base salary so long as the participant has contributed at least 5% percent of base salary through payroll deduction. Participating employees may direct the investment of Company and individual contributions into one or more of the investment options offered by the International Plan. Mr. Campbell also receives fully insured health and welfare benefits including medical, dental, vision, long term disability and life insurance coverages.

Other Benefits. We believe that our employee benefit plans, including retirement plans, deferred compensation, perquisites and welfare plans, are of the type commonly offered by other employers. These benefits form part of our compensation philosophy and we continue to offer them because we believe they are necessary in order to attract, motivate, and retain talented executive officers.

Severance and Change-in-Control Arrangements

In connection with Mr. Sabonnadiere’s transition from the Company, we and Mr. Sabonnadiere entered into a Separation Agreement and a Consulting Agreement, each of which is described more fully on page 65. Mr. R. Kenny’s Employee Secondment Offer Letter, which is described more fully on page 64, provides that if Mr. R. Kenny’s secondment/employment is terminated by the Company for reasons other than cause, Mr. R. Kenny shall be entitled to repatriation to his home country. In connection with Mr. Campbell’s resignation, effective as of the close of business on March 31, 2015, we and Mr. Campbell entered into a Severance Agreement which provides Mr. Campbell with various post-employment payments and benefits. Mr. Campbell’s Severance Agreement is described more fully on page 64. None of our other named executive officers has an employment agreement which provides for severance benefits or a change in control agreement. Our named executive officers may be eligible for post-employment payments and benefits in certain circumstances upon termination or a change in control of the Company. These post-employment payments and benefits arise under the Severance Plan, the General Cable Corporation 2014 Executive Officer Severance Benefit Plan (the “2014 Severance Plan”) and the 2005 Plan and its predecessor plans. These potential severance benefits are discussed under “Change in Control and Other Post-Employment Payments and Benefits” beginning at page 61.

Stock Ownership Guidelines

Consistent with our executive compensation philosophy and the principle of aligning executive and stockholder interests, we require our executive officers to maintain minimum ownership levels of General Cable common stock. The following Stock Ownership Guidelines were established by our Board in 2005 and amended in December 2010.

Executive	Ownership Multiple of Base Salary
Chief Executive Officer	6 times
Chief Financial Officer	3 times
Executive Vice Presidents	3 times

Shares that are counted for purposes of satisfying ownership requirements are shares directly owned, vested and unvested shares of restricted common stock and restricted stock units, and shares held in the DCP. All of our executive officers must comply with these ownership requirements within five (5) years from their appointment as an executive officer.

The foregoing stock ownership requirements are measured annually on the last day of the calendar year unless our Board determines otherwise. For purposes of the measurement, the individual’s stock ownership shall be valued based on the average daily close price of our common stock during the prior thirty-six (36) full calendar months. All of our named executive officers who have been executive officers of General Cable for at least five years were in compliance with these Guidelines as of December 31, 2014.

2014 Say on Pay Vote

Consistent with our pay for performance culture, our Compensation Committee annually reviews our executive compensation program to ensure it addresses our human resource needs and reflects our corporate culture, which includes our values and the way we operate our business. As part of our annual review, our Compensation Committee also considered the voting results on our executive compensation proposal at our Annual Meeting of Stockholders held in May 2014. Our stockholders affirmed their support of our executive compensation program in 2014 by casting 78.61 percent of the votes in favor of our named executive officers’ compensation. As this approval rate was down from the prior year’s 97.3 percent approval rate, our Compensation Committee considered this change when evaluating our 2014 executive compensation program and establishing our 2015 program. Changes made as a result of this evaluation are discussed within the “Changes in 2015 Executive Compensation” section below. Our Compensation Committee has considered and intends to continue considering the voting results on future executive compensation programs as it makes future executive compensation decisions.

Changes in 2015 Executive Compensation

The Compensation Committee made the following changes to executive officer compensation for 2015: (i) added an additional corporate level measure, ROIC, to the AIP for all executive officers, (ii) introduced a measure for discontinued operations for corporate executives; (iii) recalibrated the corporate level and regional level performance weightings in the AIP to shift more emphasis of overall financial performance measurement from the corporate level to the regional level for regional executives; and (iv) altered the mix of long-term incentive awards which, in 2015, will be comprised of one-third RSUs, one-third PSUs and one-third cash. Our Compensation Committee made these changes related to the AIP as it believes they are consistent with our compensation philosophy, pay for performance environment and market trends. The addition of the measure for discontinued operations was intended to link a significant portion of the corporate executives’ compensation to the successful execution of strategic initiatives to simplify our geographic portfolio and reduce organizational complexity. In addition, the Compensation Committee approved the introduction of one-third of the long-term incentive award being paid in the form of cash as it believes that such addition is consistent with our pay for performance environment and takes into account the limited availability of the remaining share reserve under our 2005 Plan. As a result of such limited availability, our Board of Directors recently adopted, subject to stockholder approval, the Amended Plan, which is an amendment and restatement of the 2005 Plan. Stockholder approval of the Amended Plan is being sought in order to, among other things, extend the term of the Amended Plan until May 14, 2025 and authorize additional shares. See “Proposal 4 – Approval of the Amended and Restated General Cable Stock Incentive Plan.”

Changes in Executive Officers

On October 29, 2014, we announced that Mr. G. Kenny will transition out of his role as President and Chief Executive Officer of the Company. Our Board has formed a search committee to identify our next Chief Executive Officer and has retained an executive search firm to assist in the process. Mr. G. Kenny will remain in his current position during the search until a successor is in place in order to facilitate an orderly transition of his responsibilities. Upon the appointment of a new Chief Executive Officer, it is expected that Mr. G. Kenny will remain available to assist the Company, in whatever capacity is deemed in the best interests of the Company, during this time of transition and sale of the Company’s operations in Asia Pacific and Africa.

On October 29, 2014, we announced our intent to divest all of our manufacturing operations in Asia Pacific and Africa in order to simplify our global portfolio and reduce operational complexity. Given the progress made in this divestiture process, in January 2015, Mr. Campbell communicated his intent to leave the organization effective March 31, 2015. As of January 2015, Mr. R. Kenny assumed the day-to-day responsibility for our operations in Africa and effective March 31, 2015, Mr. G. Kenny will assume overall operational accountability for our businesses held for sale in Asia Pacific and Africa.

In January 2015, our Board approved the promotion and appointment of the following executives:

•

Emerson C. Moser was named Senior Vice President, General Counsel and Corporate Secretary. Mr. Moser was previously Assistant General Counsel and Assistant Secretary and had been serving as our interim Chief Legal Officer since July 2014.

•	Kurt L. Drake was hired to fill a newly created standalone position of Senior Vice President, Chief Compliance Officer. Mr. Drake has 19 years of experience in compliance and finance.

Forward Looking Statements

The information discussed in our Compensation Discussion and Analysis contains statements regarding future individual and Company performance measures, targets, and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

EXECUTIVE COMPENSATION: COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to the individuals listed in the table below, collectively referred to as our “named executive officers,” for all services rendered in all capacities to us and our subsidiaries during the fiscal years noted below.

Name and Principal Position	Year	Salary ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Gregory B. Kenny President and Chief Executive Officer	2014 2013 2012	900,000 900,000 900,000	4,154,105 845,760 910,000	— 2,942,007 3,112,234	250,000 166,250 312,500	103,331 112,106 127,460	5,407,435 4,966,123 5,362,194
Brian J. Robinson Executive Vice President and Chief Financial Officer	2014 2013 2012	480,000 440,019 375,000	1,606,478 317,160 260,000	— 1,117,218 855,409	161,000 61,180 135,000	48,461 42,391 47,715	2,295,939 1,977,968 1,673,124
Peter A. Campbell (1) Executive Vice President, President and Chief Executive Officer, General Cable Asia Pacific	2014	314,562	830,692	—	59,282	251,750	1,456,286
Robert D. Kenny Executive Vice President, President and Chief Executive Officer, General Cable Europe and Africa	2014	283,538	486,149	—	100,205	112,236	982,128
Gregory J. Lampert Executive Vice President, President and Chief Executive Officer, General Cable Americas	2014 2013 2012	476,538 442,692 355,000	1,606,478 317,160 260,000	— 1,117,218 855,409	177,704 59,850 180,000	48,173 53,700 47,660	2,308,893 1,990,620 1,698,069
Emmanuel Sabonnadiere (1) Former Executive Vice President, President and Chief Executive Officer, General Cable Europe and Mediterranean	2014 2013 2012	198,290 331,931 328,339	1,163,356 951,480 1,007,500	— — —	— 48,676 174,900	1,240,815 57,601 75,649	2,602,461 1,389,688 1,586,388
Robert J. Siverd Former Executive Vice President, General Counsel and Secretary	2014 2013 2012	225,000 390,000 390,000	1,052,253 211,440 227,500	— 763,432 746,208	— 47,880 180,000	33,385 67,582 62,311	1,310,638 1,480,334 1,606,019

(1)

Mr. Campbell’s compensation (other than Company contributions to the International Plan) is paid in Thai Bhat, and Mr. Sabonnadiere’s compensation is paid in Euros. For purposes of this table, we converted each element of Mr. Campbell’s monthly compensation (other than Company contributions to the International Plan, which are paid in U.S. dollars) and Mr. Sabonnadiere’s monthly compensation into U.S. dollars based on the exchange rate published by http://finance.yahoo.com on the last day of the month in which the applicable compensation was paid and then added the applicable monthly U.S. dollar amounts.

(2)

Our Compensation Committee authorized a salary increase for: (i) Mr. Lampert effective February 2014 in recognition of the scope of his Americas assignment, and in alignment with our comparator peer group, survey data and internal pay equity; (ii) Mr. R. Kenny in connection with his promotion effective August 2014; and (iii) Mr. Campbell effective November 2014 in connection with his anticipated assignment to oversee the operations of our non-core assets in Asia Pacific and Africa during the divestiture process. None of our other named executive officers received a base salary increase for 2014.

(3)

Represents the grant date fair value of awards determined in accordance with FASB ASC Topic 718. See also Note 15 of the Notes to the Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2014.

On February 13, 2014, our Compensation Committee granted Messrs. G. Kenny, Robinson, Campbell, Lampert, Sabonnadiere and Siverd 64,310, 24,870, 12,860, 24,870, 18,010 and 16,290 RSUs, respectively, and 64,310, 24,870, 12,860, 24,870, 18,010 and 16,290 PSUs, respectively. On August 1, 2014, in connection with Mr. R. Kenny’s promotion, our Compensation Committee granted Mr. R. Kenny 6,410 RSUs and 6,410 PSUs. The RSUs and PSUs granted to named executive officers in 2014 are subject to vesting and performance conditions described on pages 46-48. Prior to his promotion, on February 13, 2014, Mr. R. Kenny was granted 5,000 RSUs which vest pro-rata over three years on the anniversary of the date of grant beginning in 2015.

The “Stock Awards” column reports the aggregate grant date fair value of RSUs and PSUs granted in 2014 based on the probable outcome, as applicable, of the awards as of the grant date, consistent with our estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome was assumed to be at the target level attainment. We calculated the estimated fair value of (i) the RSUs and (ii) the PSUs with the performance condition tied to ROIC by using the closing price per share of our common stock on the grant date. The estimated fair value of the PSUs with the performance condition tied to RTSR was calculated using the simulated fair value per share of our common stock of $39.55 based on the application of a Monte Carlo simulation model.

The table below shows the grant date fair value of each of the RSUs and PSUs, which were granted to each of our named executive officers in 2014, based on such probable outcome, as applicable, as well as the value of the PSUs at the grant date assuming that the maximum level of the performance conditions (200% of target) will be achieved. Such maximum level is assumed only for the metric tied to ROIC. Under FASB ASC Topic 718, the RTSR metric applicable to a portion of the PSUs issued to our named executive officers in 2014 is a market condition and not a performance condition. Accordingly, there is not a grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions.

Named Executive Officer	Grant Date Fair Value of 2014 RSUs ($)	Grant Date Fair Value of 2014 PSUs ($)	Value of 2014 PSUs at Maximum Performance Level ($) (a)
G. Kenny	1,921,583	2,232,522	3,193,312
B. Robinson	743,116	863,362	1,234,920
P. Campbell	384,257	446,435	638,563
R. Kenny	289,394	196,755	266,752
G. Lampert	743,116	863,362	1,234,920
E. Sabonnadiere	538,139	625,217	894,286
R. Siverd	486,745	565,507	808,881

(a)

Represents the sum of (i) the grant date fair value of the portion of the PSU with the RTSR metric and (ii) the grant date value of the portion of the PSU with the ROIC metric assuming that the maximum level of the performance conditions (200% of target) will be achieved.

(4)

Represents awards paid under our AIP after the 2014 fiscal year with respect to that fiscal year’s performance. Mr. Sabonnadiere received a negotiated pro-rata amount of his target AIP bonus pursuant to his Separation Agreement, which was paid in Euros and converted into U.S. dollars for the purposes of this table and which is reported in the “All Other Compensation” column. Mr. Siverd forfeited his right to receive any payment under the AIP in connection with his retirement on July 1, 2014.

(5)	“All Other Compensation” column in 2014 included the following:

Name	Contributions to Retirement Plan and International Plan ($) (a)	Contributions to BEP ($) (b)	Perquisites ($) (c)	Value of Life Insurance Premiums ($) (d)
G. Kenny	15,600	48,375	35,000	4,356
B. Robinson	15,600	16,871	15,000	990
P. Campbell	23,625	—	228,125	—
R. Kenny	15,600	5,818	89,724	1,094
G. Lampert	15,600	16,583	15,000	990
E. Sabonnadiere	—	—	64,482	—
R. Siverd	15,600	772	12,500	4,513

(a)

Represents contributions to our U.S.-based named executive officers under our Retirement Plan and to Mr. Campbell under the International Plan. Mr. Sabonnadiere did not receive benefits under these plans as he received statutory retirement benefits pursuant to French law, which are provided to all of our French employees.

(b)	Represents contributions to our U.S.-based named executive officers under the BEP component of the DCP.
(c)

Represents: (i) for each of Messrs. G. Kenny, Robinson, Lampert, and Siverd, the payment of a fixed payment perquisite; (ii) for Mr. Campbell, the payment of housing of $34,271; his children’s school tuition of $51,459; use of a company vehicle of $29,696; home leave travel expenses of $28,058; gross up on tax equalization of $83,540; and club dues of $1,101; (iii) for Mr. R. Kenny, the payment of housing of $28,793; relocation expenses of $47,542; use of a company vehicle of $3,485; home leave travel expenses of $3,565; and gross up on tax equalization of $6,339; and (iv) for Mr. Sabonnadiere, use of a company vehicle of $8,666 and tax preparation and legal fees of $55,816.

(d)	Represents an amount of imputed income from Company provided life insurance coverage.

In addition, the “All Other Compensation” column includes the following payments to Mr. Sabonnadiere in connection with his transition from the Company effective August 1, 2014: severance payment of $781,211, pro-rata amount of his target bonus of $210,927, reimbursement of relocation expenses of $6,593 under the Separation Agreement described on page 65, and an aggregate consulting services payment of $177,602, pursuant to the Consulting Agreement described on page 65.

Narrative Disclosure for Summary Compensation Table

Certain aspects of the compensation and equity awards reported in this table are subject to terms and conditions set forth in policies and plans as described in the Compensation Discussion and Analysis set forth above.

Grants of Plan-Based Awards During Fiscal Year 2014 Table

The following table details the grants of plan-based awards to our named executive officers in 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock Awards ($) (4)
G. Kenny		625,000	1,250,000	2,500,000
	2/13/14				—	64,310	—	—	1,921,583
	2/13/14				32,155	64,310	128,620	—	2,232,522
B. Robinson		230,000	460,000	920,000
	2/13/14				—	24,870	—	—	743,116
	2/13/14				12,435	24,870	49,470	—	863,362
P. Campbell		148,236	296,473	592,946
	2/13/14				—	12,860	—	—	384,257
	2/13/14				6,430	12,860	25,720	—	446,435
R. Kenny (5)		29,531	59,063	88,594
		62,500	125,000	250,000
	2/13/14				—	—	—	5,000	149,400
	8/01/14				—	6,410	—	—	139,994
	8/01/14				3,205	6,410	12,820	—	196,775
G. Lampert		230,000	460,000	920,000
	2/13/14				—	24,870	—	—	743,116
	2/13/14				12,435	24,870	49,470	—	863,362
E. Sabonnadiere (6)		161,147	322,293	644,586
	2/13/14				—	18,010	—	—	538,139
	2/13/14				9,005	18,010	36,020	—	625,217
R. Siverd (7)		180,000	360,000	720,000
	2/13/14				—	16,290	—	—	486,745
	2/13/14				8,145	16,290	32,580	—	565,507

(1)

Represents the potential 2014 AIP awards. Actual amounts earned by our named executive officers are reflected in the Summary Compensation Table. See pages 40 - 46 for more information on the 2014 AIP awards, including the applicable performance conditions.

(2)

Represents RSUs and PSUs granted under the 2005 Plan. There are no threshold or maximum future payouts under the RSU awards. The RSUs and PSUs granted to named executive officers in 2014 are subject to vesting and performance conditions described on page 46 - 48.

(3)	Represents RSUs granted under the 2005 Plan that do not include performance conditions. Such RSUs vest pro-rata over three years on the anniversary of the date of grant beginning in 2015.
(4)

Represents the grant date fair value of awards determined in accordance with FASB ASC Topic 718. See also Note 15 of the Notes to the Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2014, and Footnote 3 to the Summary Compensation Table above.

(5)

Mr. R. Kenny received non-equity incentive awards (i) under the North American Region Annual Incentive Plan tied to the results of North America (pro-rated in this table to reflect the seven months prior to his promotion effective August 1, 2014) and (ii) under the AIP tied to our global results (pro-rated in this table to reflect the five months after his promotion effective August 1, 2014).

(6)	Mr. Sabonnadiere received a negotiated pro-rata amount of his target AIP bonus and forfeited his RSU and PSU awards pursuant to his Separation Agreement described on page 65.
(7)

In connection with his retirement effective July 1, 2014, Mr. Siverd forfeited his right to receive any payment under the AIP and his RSU and PSU grants provide for pro-rata vesting, with such vesting determined at the end of their respective performance periods.

Narrative Disclosure for Grants of Plan Based Awards

See discussion at pages 40 - 48 for additional information related to our awards under the AIP and the 2005 Plan.

Outstanding Equity Awards at December 31, 2014

The following table provides information with respect to outstanding awards held by each of our named executive officers as of December 31, 2014 on an award-by-award basis.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#) (3)	Market Value of Shares or Units of Stock that Have not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
G. Kenny	43,331	—	11.94	1/26/2015			20,000		298,000
	28,896	—	22.97	2/7/2016			17,000		253,300
	28,725	—	50.68	2/14/2017			28,000		417,200
	68,560	—	64.51	2/13/2018			24,000		357,600
	180,000	—	19.59	2/11/2019			42,874		638,823
	108,000	—	24.44	2/12/2020			32,155	(5)	479,110
	109,000	—	42.87	2/9/2021
	114,000	57,000	32.50	2/9/2022
	52,667	105,333	35.24	3/18/2023
B. Robinson	2,410	—	22.97	2/7/2016			6,000		89,400
	3,205	—	50.68	2/14/2017			24,000		357,600
	21,580	—	64.51	2/13/2018			8,000		119,200
	60,000	—	19.59	2/11/2019			9,000		134,100
	31,000	—	24.44	2/12/2020			16,580		247,042
	30,000	—	42.87	2/9/2021			12,435	(5)	185,282
	31,333	15,667	32.50	2/9/2022
	20,000	40,000	35.24	3/18/2023
P Campbell					3,350	49,915	8,574		127,753
					2,000	29,800	6,430	(5)	95,807
					23,000	342,700
R. Kenny	3,100	—	58.03	3/11/2018	4,500	67,050	4,273		63,668
					4,800	71,520	3,205	(5)	47,755
					5,000	74,500
G. Lampert	4,984	—	11.99	4/6/2015			6,000		89,400
	3,480	—	22.97	2/7/2016			5,000		74,500
	3,016	—	50.68	2/14/2017			8,000		119,200
	20,284	—	69.29	11/5/2017			9,000		134,100
	60,000	—	19.59	2/11/2019			16,580		247,042
	31,000	—	24.44	2/12/2020			12,435	(5)	185,282
	30,000	—	42.87	2/9/2021
	31,333	15,667	32.50	2/9/2022
	20,000	40,000	35.24	3/18/2023
E. Sabonnadiere (2)	48,497	—	27.64	1/27/2015
R. Siverd (2)	6,260	—	50.68	2/14/2017			2,262		33,704
	17,000	—	64.51	7/1/2017			1,358	(5)	20,234
	60,000	—	19.59	7/1/2017
	23,456	—	24.44	7/1/2017
	23,000	—	42.87	7/1/2017
	27,333	—	32.50	7/1/2017
	13,667	—	35.24	7/1/2017

(1)	Unvested stock options vest ratably over three years except the grants expiring February 9, 2021, which vest three (3) years from the date of grant.
(2)

In connection with Mr. Sabonnadiere’s transition from the Company, Mr. Sabonnadiere forfeited his unvested RSUs and PSUs and the exercise period of his exercisable options was changed to January 27, 2015. In connection with Mr. Siverd’s retirement, (i) Mr. Siverd’s unvested options were forfeited; (ii) the exercise period of Mr. Siverd’s vested options was changed to the earlier of three years after retirement or the applicable expiration date; (iii) Mr. Siverd’s restricted stock and RSUs granted prior to 2014 vested pro-rata; and (iv) Mr. Siverd’s RSUs and PSUs granted in 2014 have been adjusted to reflect pro-rata amounts which could be issued at the end of the performance period.

(3)	The vesting schedule for restricted stock, RSUs and PSUs that have not vested is as follows:

Name	Grant Date	Unvested Shares/Units	Vesting Schedule
G. Kenny	2/12/2010	20,000	(a	)
	2/9/2011	17,000	(b	)
	2/9/2012	28,000	(b	)
	3/18/2013	24,000	(b	)
	2/13/2014	42,874	(c	)
	2/13/2014	32,155	(d	)
B. Robinson	2/12/2010	6,000	(a	)
	2/9/2011	24,000	(b	)
	2/9/2012	8,000	(b	)
	3/18/2013	9,000	(b	)
	2/13/2014	16,580	(c	)
	2/13/2014	12,435	(d	)
P. Campbell	9/30/2010	3,350	(e	)
	2/9/2012	2,000	(g	)
	12/17/2012	23,000	(e	)
	2/13/2014	8,574	(c	)
	2/13/2014	6,430	(d	)
R. Kenny	2/9/2012	4,500	(g	)
	3/18/2013	4,800	(g	)
	2/13/2014	5,000	(f	)
	8/1/2014	4,273	(c	)
	8/1/2014	3,205	(d	)
G. Lampert	2/12/2010	6,000	(a	)
	2/9/2011	5,000	(b	)
	2/9/2012	8,000	(b	)
	3/18/2013	9,000	(b	)
	2/13/2014	16,580	(c	)
	2/13/2014	12,435	(d	)
E. Sabonnadiere	—	—	—
R. Siverd	2/13/2014	2,262	(c	)
	2/13/2014	1,358	(d	)

(a)	Restricted stock vests five years from the date of grant, subject to certification of certain performance conditions.
(b)	RSUs vest five years from date of grant subject to certification of certain performance conditions.
(c)

RSUs vest 1/3 each year beginning December 31, 2014; the vesting is contingent upon certification by the Compensation Committee that the applicable performance condition has been achieved. The performance condition operates on a rolling basis with a catch-up feature for each vesting tranche. See pages 46 - 47. 1/3 of such RSUs vested December 31, 2014 and were settled on February 12, 2015 and are not included in this table. See Option Exercises and Stock Vested During Fiscal Year 2014 table below.

(d)	PSUs vest in 2017 pending certification of certain performance conditions. See pages 47 - 48.
(e)	RSUs vest five years from the date of grant.

(f)	RSUs vest 1/3 each year on the anniversary of the date of grant beginning in 2015.
(g)	RSUs vest three years from the date of grant.
(4)	Represents the product of the shares and the closing price of our common stock of $14.90 as reported on December 31, 2014.
(5)

Represents PSUs granted in 2014. These awards are shown at threshold (or 50% of target). However, the amount, if any, of these awards that will be paid out will depend upon the actual performance over the full performance period and the Compensation Committee’s certification of performance after completion of the performance cycle, which should occur in the first quarter of 2017.

Option Exercises and Stock Vested During Fiscal Year 2014

The following table provides information on stock awards that vested for each of our named executive officers in 2014. None of the named executive officers exercised options in 2014.

STOCK AWARDS
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. Kenny	33,000(1)	904,200(5)
	21,436(4)	319,396(8)
B. Robinson	10,000(1)	274,000(5)
	8,290(4)	123,521(8)
P. Campbell	1,000(2)	31,080(6)
	4,286(4)	63,861(8)
R. Kenny	3,303(1)	90,502(5)
	4,500(2)	139,860(6)
	2,137(4)	31,841(8)
G. Lampert	10,000(1)	274,000(5)
	8,290(4)	123,521(8)
E. Sabonnadiere	—	—
R. Siverd	10,000(1)	274,000(5)
	3,851(3)	99,009(7)
	2,712(3)	69,725(7)
	3,345(3)	85,999(7)
	1,544(3)	39,696(7)
	2,715(4)	40,454(8)

(1)	Represents shares delivered upon vesting of restricted stock on February 11, 2014.
(2)	Represents shares delivered upon vesting of RSUs on February 22, 2014.
(3)

In connection with Mr. Siverd’s retirement, the vesting of his restricted stock granted in 2010 (3,851 shares) and RSUs granted in 2011 (2,712 shares), 2012 (3,345 shares) and 2013 (1,544 shares) was pro-rated and such restricted stock and RSUs vested on July 1, 2014. The numbers in this table reflect the pro-rated awards that vested.

(4)	Represents RSUs vested on December 31, 2014, which RSUs were settled on February 12, 2015.
(5)	Represents the product of the shares vested and the closing price of our common stock of $27.40 on February 11, 2014.
(6)	Represents the product of the shares vested and the closing price of our common stock of $31.08 on February 21, 2014.
(7)	Represents the product of the shares vested and the closing price of our common stock of $25.71 on July 1, 2014.
(8)

Represents the product of the shares vested and the closing price of our common stock of $14.90 on December 31, 2014, which RSUs were settled on February 12, 2015. The closing price of our common stock on February 12, 2015 was $13.89.

Pension Benefits for 2014

This table shows (i) the present value as of December 31, 2014 of the estimated retirement benefit payable upon retirement to Mr. G. Kenny and (ii) pension benefits paid to Mr. Siverd who retired in 2014.

Name	Plan Name	Number of Years Credited to Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
G. Kenny	RIGP	11	0	0
R. Siverd	RIGP	10	0	108,117

(1)	The amount of the RIGP benefit will fluctuate from year to year based on the value of the offsetting accounts and will depend on Mr. G. Kenny’s actual retirement date.

Narrative Disclosure to Pension Benefits Table

See discussion on page 49 for additional information.

Non-Qualified Deferred Compensation Table for 2014

The following table provides information on benefits for our named executive officers under our DCP and International Plan.

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($) (4)
G. Kenny	DCP	—	48,375	(4,949,011)	—	17,006,693
B. Robinson	DCP	—	16,871	44,878	—	645,696
P. Campbell	International Plan	15,750	23,625	1,092	—	155,000
R. Kenny	DCP	—	5,818	1,687	—	32,120
G. Lampert	DCP	—	16,583	(72,613)	—	201,858
E. Sabonnadiere	—	—	—	—	—	—
R. Siverd	DCP	—	772	(18,616)	749,365	3,002,251

(1)	Amount shown reflects deferral of a portion of Mr. Campbell’s salary for 2014, which is included as Salary in the Summary Compensation Table for 2014.
(2)

Represents the amount of our Company’s contribution for 2014 to the DCP for the BEP component or the International Plan, as applicable, and these amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2014.

(3)	Represents Mr. Siverd’s distribution related to his retirement effective July 1, 2014.
(4)

Includes amounts reported as compensation for our named executive officers in the Summary Compensation Table for previous years. Of the DCP balance for Mr. G. Kenny, 29.83 percent represents the value of stock awards received by him over a period of many years that he elected to defer into the DCP. Of the DCP balances for Mr. Siverd, 30.3 percent represents the value of deferred stock awards remaining in the DCP. The closing price per share of our common stock as of December 31, 2014 was $14.90.

Narrative Disclosure to Non-Qualified Deferred Compensation Plan Table

The DCP permits key U.S.-based executive officers to elect to defer salary into the DCP on an annual basis before the beginning of each plan year and to elect to defer bonus payments at least six (6) months before the end of each year. Employee participants are permitted to defer up to 75 percent of their base salary and 85 percent of their annual cash bonus. The DCP also permits employee participants to defer any stock based awards under the 2005 Plan (and predecessor plans). Deferrals must provide for payment after termination of employment. Cash deferred and dividend equivalents paid on deferred shares of stock may be invested on a notional basis in any of the investment vehicles provided under the DCP. Deferred shares representing employee stock awards may not be reinvested into other vehicles, but must remain in the DCP on a notional basis as whole shares and will be distributed as shares in accordance with distribution elections made by each participant. The DCP assets are held in a “rabbi trust,” and as such, are subject to the claims of general creditors of our Company. Operation of the plan and distributions are also subject to Section 409A of the Code, which imposes procedural (including timing) restrictions on the DCP and on any future changes in distribution elections.

The BEP provides excess benefits that make up benefits on certain wages that are not eligible for contribution under federal IRS limitations relating to our Retirement Plans. Under the BEP component of the DCP, our Company makes discretionary Company matching and Company retirement contributions similar to the matching and retirement contributions made under the Company’s Retirement Plans. BEP contributions are made annually by our Company.

The International Plan is a non-tax sheltered plan maintained outside the United States for a select group of international assignees. The Company contributes 5% of the participant’s base salary and the Company contributes an additional 2.5% of base salary so long as the participant has contributed at least 5% percent of base salary through payroll deduction. Participating employees may direct the investment of Company and individual contributions into one or more of the investment options offered by the International Plan.

Change in Control and Other Post-Employment Payments and Benefits

Our named executive officers may be eligible for post-employment payments and benefits in certain circumstances upon termination or a change in control of our Company. These post-employment payments and benefits arise under the Executive Officer Severance Benefit Plan (“Severance Plan”) or the 2014 Executive Officer Severance Plan (“2014 Severance Plan”). Additionally, all participants, including our named executive officers, are entitled to certain payments and benefits upon termination or change in control as specified in our 2005 Plan and its predecessor plans. The following information describes the payments or benefits that would be available under these plans.

Executive Officer Severance Benefit Plan

The Severance Plan was adopted in December 2007 and amended in December 2014 to provide that an executive who is hired, or first promoted, into a position of Executive Vice President or above on or after August 1, 2014 will not be eligible to participate in the Severance Plan and will instead participate in the 2014 Severance Plan adopted in December 2014. The Severance Plan applies to a U.S. executive holding a position of Executive Vice President or above (prior to August 1, 2014) or a named executive officer as of the end of the year immediately prior to his termination date. The 2014 Severance Plan applies to our executive officers who hold a position of Executive Vice President or above or the position of Chief Financial Officer, General Counsel, Chief Human Resources Officer or Chief Compliance Officer and were hired or first promoted into such position, except with respect to the Chief Human Resources Officer, on or after August 1, 2014. Each of the Severance Plan and 2014 Severance Plan may be amended or terminated at any time with the approval of our Compensation Committee. However, any amendment or proposed termination following a change in control requires consent of a majority of the employees eligible to participate in the plan at that time.

The Severance Plan and the 2014 Severance Plan provide substantially similar benefits, unless otherwise noted below. Each of the Severance Plan and 2014 Severance Plan provides for severance benefits in case of (i) involuntary termination of employment without change in control and (ii) termination of employment in connection with a change in control as such term is defined in the Severance Plan or 2014 Severance Plan, as applicable. The potential severance benefits upon these termination events are discussed below.

Involuntary Termination without Change in Control. A named executive officer may be entitled to severance and benefits in the event of an involuntary termination of the executive officer’s employment. An involuntary termination will not include any of the following circumstances:

•	the executive officer is offered or agrees to assume another position with our Company or a successor owner of our Company;

•	the executive officer receives an offer of reemployment with our Company or a successor owner after the executive officer’s termination but before the full payment of severance benefits; and

•	the executive officer’s termination is due to a voluntary termination or resignation, including retirement, death, disability or the failure to return from a leave of absence.

If the executive officer’s involuntary termination qualifies, the severance benefits would be the following:

•

Chief Executive Officer: two (2) years of base pay and target level bonus under our AIP, a bonus for the year of termination based on relevant performance, continued participation in employer health and life insurance plans or the equivalent premium cost of the employer for two (2) years, and limited outplacement assistance; and

•

Other Executive Officers: one and one-half (1.5) years of base pay and target level bonus under our AIP, a bonus for the year of termination based on relevant performance, continued participation in employer health and life insurance plans or the equivalent premium cost of the employer for one and one-half (1.5) years, and limited outplacement assistance.

Termination in Connection with Change in Control. In the event of an involuntary termination, including a termination for good reason, in connection with a change in control of General Cable, the Severance Plan and the 2014 Severance Plan operate using what is commonly called a “double trigger.” This means that for the executive officer to receive payments or benefits under the Severance Plan or the 2014 Severance Plan, both a change in control and a triggering event must occur. A change in control is deemed to occur if:

•	any outside person or other entity beneficially owns more than 50 percent of all classes of our capital stock that are normally entitled to vote upon the election of our directors;

•	we sell all or substantially all of our property or assets;

•

we consolidate or merge with a third party whereby persons who were our stockholders immediately before the consolidation or merger together own less than 60 percent of the voting stock of the surviving entity; or

•

our directors who served as such on the effective date of the Severance Plan (January 1, 2008) or 2014 Severance Plan (August 1, 2014), as applicable (the “Incumbent Directors”), no longer constitute a majority of our Board of Directors; however, a subsequently elected director will also be an Incumbent Director if that director’s nomination was supported by at least two-thirds of the then Incumbent Directors.

After a change in control, one of the following events will be considered the second “trigger” that will require us to provide a named executive officer with specified benefits:

•

if we or our successor terminates the executive officer’s employment without “cause” within twenty-four (24) months (as to our Chief Executive Officer) or eighteen (18) months (as to our other named executive officers) after a change in control. “Cause” is generally defined to mean any of the following with respect to an executive officer:

•	willful or continuous neglect of or refusal to perform duties and responsibilities;

•	insubordination, dishonesty, fraud, gross neglect or willful malfeasance by the executive officer in the performance of duties and responsibilities;

•	conviction or entry into a plea of nolo contendere to any felony; and

•	serious violation of our Company rules or regulations.

•

if the executive officer terminates employment for “good reason” within twenty-four (24) months (as to our Chief Executive Officer) or eighteen (18) months (as to our other named executive officers) after a change in control. “Good reason” is generally defined to mean the occurrence of any of the following without the executive officer’s consent:

•	any material diminution in the executive officer’s position, authority, duties or responsibilities;

•	a reduction in the executive officer’s annual base salary or incentive compensation opportunities; and

•	a significant relocation of the executive officer’s principal place of employment.

In the event of a change in control followed by a triggering event, we (or our successor) would be required to pay each of our named executive officers the following:

•

Chief Executive Officer: three (3) years of base pay and target level bonus and bonus for the year of termination based on relevant performance, continued participation in employer’s health and life insurance plans or the equivalent premium cost of the employer for three years, and limited outplacement assistance; and

•

Other Executive Officers: two (2) years of base pay and target level bonus and bonus for the year of termination based on relevant performance, continued participation in employer’s health and life insurance plans or the equivalent premium cost of the employer for two years, and limited outplacement assistance.

The Severance Plan also contains a “modified tax gross-up” provision that may apply if an executive officer becomes entitled to receive the payments described above in connection with his termination of employment following a change in control. Under this provision, the executive officer may be entitled to receive a tax gross-up payment if the severance payments and other benefits that he receives in connection with the change in control would be subject to an excise tax imposed by Section 4999 of the Code. If the excise taxes can be eliminated by reducing the severance payments and benefits payable to the executive by an amount that does not exceed the lesser of: (i) 10 percent of the executive officer’s base salary and target bonus or (ii) $50,000, then the executive’s severance payment and benefits will be reduced to the largest amount that will not result in the imposition of an excise tax under Section 4999. Otherwise, the executive will be entitled to receive the entire amount of his severance payments and benefits (without any reduction) and a tax gross-up payment.

The 2014 Severance Plan does not contain a “modified tax gross-up” provision as described above. Under the 2014 Severance Plan, a severance payment that would constitute an “excess parachute payment” (as defined in Section 280G of the Code) will be reduced to the largest amount that will not result in the executive’s receipt of such excess parachute payment if such reduction will provide the executive with the net after-tax payment that is greater than the one that would have been received without such reduction.

Conditions to Severance Benefits. Our executive officers will not be eligible for benefits under the Severance Plan or the 2014 Severance Plan if the executive officer is covered by an employment, severance, or separation agreement that entitles the executive officer to severance benefits after termination of employment. As a condition to receiving severance benefits, an eligible executive officer will be required to enter into a customary separation agreement in which the executive officer will agree to the following:

•	a release and waiver of any claims against our Company;

•	non-compete and non-solicit limitations unless otherwise approved by our Board; and

•	performance or satisfaction of any remaining obligations to our Company.

Mr. Campbell’s Severance Benefits

In connection with Mr. Campbell’s resignation, effective as of the close of business on March 31, 2015, (the “Separation Date”), we and Mr. Campbell entered into a Severance Agreement. Pursuant to the Severance Agreement, we agreed to pay to Mr. Campbell:

•

salary continuation equal to 1.5 times his annual rate base salary of $385,000 ($577,500 total), in regular payroll installments, commencing within 30 days following the Separation Date and continuing through September 30, 2016;

•	an amount equal to 1.5 times Mr. Campbell’s 2015 target bonus opportunity of $385,000 ($577,500 total), to be paid on the Separation Date;

•	his 2014 bonus, if any, to be paid in March 2015 in accordance with the terms of the AIP;

•

25% of the 2015 annual bonus that would have been payable to him under the AIP, based on Company performance, if Mr. Campbell had remained employed by the Company (for purposes of this calculation, 25% of the target 2015 bonus is $96,250); any such bonus will be paid in March 2016, in accordance with the terms of the AIP;

•	a lump sum payment of $24,207.48 to assist him with the cost of medical and dental benefits, to be paid on the Separation Date;

•	a payment for any accrued but unused vacation as of the Separation Date, to be paid on the Separation Date;

•	any accrued benefits under the Company’s benefit plans, to the extent vested as of the Separation Date; and

•	$33,000 as reimbursement for his children’s education for the 2015 spring term, to be paid on the Separation Date.

In addition, we agreed to provide Mr. Campbell with the following benefits:

•

relocation benefits (if Mr. Campbell moves from Thailand to the United Kingdom within three months following the Separation Date), including, but not limited to, one month’s base salary to offset his relocation incidentals, as well as an additional gross up amount to provide the after-tax value of the payment equal to the gross amount of Mr. Campbell’s monthly salary;

•	services of an accounting firm to prepare Mr. Campbell’s tax returns for 2014, 2015 and 2016; and

•	outplacement services for Mr. Campbell to assist him in transitioning to other employment.

In connection with the Severance Agreement, Mr. Campbell agreed to a release and waiver of claims against our Company and non-compete, non-solicitation and confidentiality covenants.

Mr. R. Kenny’s Severance Benefits

As a result of Mr. R. Kenny’s promotion, he is a participant in the 2014 Severance Plan. In addition, in connection with Mr. R. Kenny’s promotion, we entered into an Employee Secondment Offer Letter with Mr. R. Kenny, dated April 21, 2014, which provided that Mr. R. Kenny’s secondment would commence on August 1, 2014 and was anticipated for an initial period of approximately 3 – 5 years. In addition, the Employee Secondment Offer Letter (i) set Mr. R. Kenny’s base salary at $325,000 effective August 1, 2014 (with such base salary to be reviewed annually in accordance with Company practice), (ii) set Mr. R. Kenny’s annual incentive target at $300,000, to be applied pro-rata from August 1, 2014, and (iii) set forth various benefits that the Company would provide to Mr. R. Kenny, including, but not limited to, housing assistance, relocation benefits, use of a company vehicle, reimbursement of certain travel expenses and tax return preparation assistance. Pursuant to the Employee Secondment Offer Letter, if Mr. R. Kenny’s secondment/employment is terminated by us for reasons other than cause, Mr. R. Kenny will be entitled to repatriation to his home country. If Mr. R. Kenny’s secondment/employment is terminated by us for cause, Mr. R. Kenny will not be entitled to repatriation benefits.

Mr. Sabonnadiere’s Change in Control and Other Severance Benefits

In connection with Mr. Sabonnadiere’s transition from the Company, we and Mr. Sabonnadiere entered into a Separation Agreement, dated May 8, 2014, which superseded his employment agreement. Pursuant to the Separation Agreement:

•	We paid to Mr. Sabonnadiere a lump sum payment of $781,211, which was paid in Euros and converted into U.S. dollars for the purposes of this summary.

•	We paid to Mr. Sabonadiere $210,927, such amount equal to the pro-rata amount of his target bonus for 2014, which was paid in Euros and converted into U.S. dollars for the purposes of this summary.

•

We reimbursed Mr. Sabonnadiere’s relocation expenses for his move from Spain to France for an amount up to $6,593, which was paid in Euros and converted into U.S. dollars for the purposes of this summary.

•	We agreed to reimburse Mr. Sabonnadiere for certain accounting and tax assistance expenses.

•	Unvested RSUs held by Mr. Sabonnadiere as of July 31, 2014 were forfeited.

•	Unexercised stock options held by Mr. Sabonnadiere after January 27, 2015 were forfeited.

We also entered into a Consulting Agreement with Mr. Sabonnadiere on May 8, 2014. Pursuant to the terms of the Consulting Agreement, in 2014, Mr. Sabonnadiere received compensation of $80,855 for his services as Chairman of the Board of Enicab, our Algerian affiliate, and $96,747 for his services to our affiliate, Silec Cable, including expenses and VAT. The Consulting Agreement was terminated effective December 31, 2014.

Quantification of Severance and Change in Control Benefits

The table below includes a description and the amount of estimated payments and benefits that would have been provided by us (or our successor) to our named executive officers, assuming that a termination circumstance occurred as of December 31, 2014, except for Messrs. Sabonnadiere and Siverd, in which case the table includes actual amounts paid, if any, upon transition or retirement from the Company, as applicable:

Executive	Severance Benefit	Involuntary Termination without Change in Control	Termination in Connection with Change in Control
G. Kenny	Salary Continuation (1)	1,800,000	2,700,000
	Target Bonus (2)	2,500,000	3,750,000
	A pro-rata portion of bonuses payable in the year of termination (3)	250,000	250,000
	Outplacement (4)	50,000	50,000
	Continued coverage under our insurance plans (5)	18,936	28,404
	Excise tax and related tax gross-up payment (6) (7)	—	2,635,771
	Total	4,618,936	9,414,175
B. Robinson	Salary Continuation (1)	720,000	960,000
	Target Bonus (2)	690,000	920,000
	A pro-rata portion of bonuses payable in the year of termination (3)	161,000	161,000
	Outplacement (4)	25,000	25,000
	Continued coverage under our insurance plans (5)	20,574	27,432
	Excise tax and related tax gross-up payment (6) (7)	—	919,853
	Total	1,616,574	3,013,285
P. Campbell (8)	Lump Sum Severance Pay (6 months of base salary)	191,095	191,095
	Ex Gratia (2 months of base salary)	63,698	63,698
	One Month Base Salary Payment in lieu of Notice	31,849	31,849
	Total	286,642	286,642
R. Kenny	Salary Continuation (1)	487,500	650,000
	Target Bonus (2)	276,095	368,126
	A pro-rata portion of bonuses payable in the year of termination (3)	100,205	100,205
	Outplacement (4)	25,000	25,000
	Continued coverage under our insurance plans (5)	21,039	28,052
	Excise tax and related tax gross-up payment (6)	—	—
	Total	909,839	1,171,383
G. Lampert	Salary Continuation (1)	720,000	960,000
	Target Bonus (2)	690,000	920,000
	A pro-rata portion of bonuses payable in the year of termination (3)	177,704	177,704
	Outplacement (4)	25,000	25,000
	Continued coverage under our insurance plans (5)	21,312	28,416
	Excise tax and related tax gross-up payment (6) (7)	—	779,890
	Total	1,634,016	2,891,010
E. Sabonnadiere (9)	Lump Sum Severance	781,211	—
	A pro-rata portion of bonuses payable in the year of termination	210,927	—
	Reimbursement of relocation expenses	6,593	—
	Total	998,731	—
R. Siverd (10)	Salary Continuation	—	—
	Target Bonus	—	—
	A pro-rata portion of bonuses payable in the year of termination	—	—
	Outplacement	—	—
	Continued coverage under our insurance plans	—	—
	Excise tax and related tax gross-up payment	—	—
	Total	—	—

(1)

Salary continuation was calculated using the following base salaries for 2014: $900,000 for Mr. G. Kenny, $480,000 for Mr. Robinson, $325,000 for Mr. R. Kenny, $480,000 for Mr. Lampert. This amount would be paid in equal installments based on regularly scheduled payroll periods over the applicable severance period.

(2)

Target Bonus equals the higher of our named executive officer’s current target or the average of the AIP bonuses paid to the named executive officer in the prior three years. This amount would be paid in a lump sum.

(3)	Awards under the AIP are determined based on a calendar year performance. These amounts reflect the 2014 AIP awards, which were paid in March 2015.
(4)	This amount represents the maximum outplacement benefits that are available under the Severance Plan or the 2014 Severance Plan, as applicable.
(5)

This amount represents the aggregate amount of cash payments that the named executive officer would be entitled to receive if we elected to provide payments in lieu of continuation of the named executive officer’s health care benefits, as they existed on December 31, 2014 for the maximum stated period of time required by the Severance Plan or the 2014 Severance Plan, as applicable.

(6)

Certain payments and other benefits received by the executive in connection with a change in control may be subject to the “excess parachute payment” excise tax imposed by Section 4999 of the Code. If this excise tax applies, under the Severance Plan, we must pay the executive officer a “gross-up payment” equal to the amount of such excise tax plus all related federal, state and local income, excise and employment taxes that apply to the gross-up payment. Messrs. G. Kenny, Lampert and Robinson, would be subject to the excess parachute payment excise tax. The 2014 Severance Plan does not contain the “gross-up payment.”

(7)

Because each of Messrs. G. Kenny, Lampert and Robinson’s severance benefits upon a change in control would exceed the limits of Section 280G of the Code by more than the $50,000 Payment Adjustment, Messrs. G. Kenny, Lampert and Robinson would have each been (i) subject to the excise tax and (ii) entitled to receive a gross-up payment upon termination due to a change in control.

(8)

Mr. Campbell’s payments are provided under Thai statutory severance and local plans and paid in Thai Bhat. For purposes of this table, we convereted each element into U.S. dollars using the Thai Bhat to U.S. dollar exchange rate as of December 31, 2014 of 0.0304.

(9)

Mr. Sabonnadiere’s payments were provided under his Severance Agreement in connection with his transition from the Company and such amounts were paid in Euros. For purposes of this table, we converted each element of Mr. Sabonnadiere’s payments into U.S. dollars based on the exchange rate published by http://finance.yahoo.com on the last day of the month in which the applicable payment was made.

(10)

Mr. Siverd was not entitled to any benefits as of December 31, 2014 due to his retirement effective July 1, 2014. Mr. Siverd did not receive any severance payments in connection with his retirement effective July 1, 2014.

Potential Benefits under General Cable Stock Incentive and Stock Option Plans

Our 2005 Plan and its predecessor plans provide for specified benefits to our named executive officers who hold awards granted under these plans, either upon a change in control or a termination of their employment. The potential benefits upon these termination events are discussed below.

Change in Control Payments and Benefits. Under our 2005 Plan, upon a change in control, all unvested awards (except PSUs) will become fully vested immediately upon the occurrence of the change in control and such awards will be paid out or settled, as applicable, within sixty (60) days after the occurrence of the change in control, subject to applicable law. PSUs vest upon change in control if performance conditions are satisfied as of the change in control date. Our Compensation Committee may, in its discretion, also determine that, upon a change in control, each stock option and stock appreciation right outstanding under our 2005 Plan may be terminated and automatically exchanged for an amount of cash, other property, or a combination thereof, equal to the excess of the fair market value of such shares of common stock immediately prior to the change in control over the exercise price per share of such stock option or stock appreciation right.

In May 2005, our 2005 Plan replaced the 1997 Stock Incentive Plan and the 2000 Stock Option Plan, which did not cover executive officers. Upon a change in control, these plans provided for outstanding awards to become vested, paid and settled on terms similar to our 2005 Plan.

The change in control provisions under these plans operate using a “single trigger.” This means that any change in control will permit the named executive officer to receive payments or benefits under these plans, even if the named executive officer’s employment is unaffected as a result of the change in control. Under our 2005 Plan, “change in control” is defined as the occurrence of any of the following events:

•	any person becomes the beneficial owner of more than 35 percent of our voting stock;

•	we sell all or substantially all of our property or assets;

•	our stock ceases to be publicly traded;

•

we consolidate or merge with a third party whereby persons who were our stockholders immediately before the consolidation or merger together own less than 51 percent of the voting stock of the surviving entity; or

•

our directors who served as such on May 10, 2005 (the “2005 Incumbent Directors”) no longer constitute a majority of our Board; however, a subsequently elected director will also be a 2005 Incumbent Director if that director’s nomination was supported by at least two-thirds of the then 2005 Incumbent Directors.

Other Termination Events. Outstanding vested and unvested awards under our 2005 Plan will be subject to the following treatment, subject to applicable award agreements and our Compensation Committee’s discretion:

Reason for Termination	Effect on Awards under the Plan

Death or Disability	• Unvested stock awards and units will become vested.
• Unexercisable stock options and stock appreciation rights will become exercisable for one year unless the expiration date is earlier.
• Exercisable stock options and stock appreciation rights will be exercisable for one year unless the expiration date is earlier.

•    Unearned and/or unvested performance awards granted prior to 2014 will become earned or vested and will be paid out and/or settled based on the award recipient’s performance immediately prior to death or disability.

• Unvested RSUs granted in 2014 will become vested upon death or disability without regard to the satisfaction of applicable performance conditions. • For PSUs:
– upon Death, PSUs vest pro-rata at target; and
– upon Disability, PSUs vest pro-rata to the extent performance targets are satisfied.

For Cause Termination	• All awards, whether or not vested, earned or exercisable will be forfeited.

Other Termination Events, including Retirement	• Unvested, unearned or unexercisable awards will be forfeited.
• Exercisable stock options and stock appreciation rights will remain exercisable for a 90-day period unless the expiration date is earlier.

•    For awards granted beginning in 2011, retirement provisions provide for (i) pro-rated vesting of RSUs and PSUs and (ii) a continued exercise period for stock options upon retirement for the earlier of (a) three years from the date of retirement or (b) the original expiration date. For purposes of such awards, the retirement provisions apply to participants who have attained age 62 and completed ten years of service with the Company and its subsidiaries.

Dividend Equivalent Rights (“DERs”) accrue on RSUs and PSUs granted after January 1, 2014. DERs are subject to the same vesting and other terms as RSUs or PSUs to which they relate. If underlying RSUs or PSUs are forfeited, all related DERs are also forfeited. DERs are paid in cash at the same time as the underlying RSUs or PSUs are settled. No interest is credited with respect to any outstanding DERs.

Quantification of Payments and Benefits. The table below provides an estimate of the value of the potential benefits that each named executive officer might be entitled to receive upon the occurrence of certain events under our 2005 Plan and its predecessor plans as if the triggering event had occurred on December 31, 2014, except for Messrs. Sabonnadiere and Siverd, in which case the table includes actual amounts paid, if any, upon transition or retirement from the Company, as applicable.

Name	Acceleration of unexercisable stock options granted under our 2005 Plan Upon Change in Control, Death or Disability ($) (1)	Acceleration of the unvested portion of restricted stock, RSUs and PSUs granted under our 2005 Plan Upon Change in Control ($) (2)	Acceleration of the unvested portion of restricted stock, RSUs and PSUs granted under our 2005 Plan Upon Death ($) (3)	Acceleration of the unvested portion of restricted stock, RSUs and PSUs granted under our 2005 Plan Upon Disability ($) (4)	Acceleration of restricted stock, RSUs, and PSUs granted under our 2005 Plan Upon Retirement ($)	Settlement of outstanding stock options granted under our Stock Incentive Plans Upon Change in Control ($) (5)
G. Kenny	0	1,995,792	2,330,633	2,330,633	1,471,004 (6)	128,260
B. Robinson	0	959,280	1,088,770	1,088,770	—	0
P. Campbell	—	556,341	623,299	623,299	—	—
R. Kenny	—	279,815	313,190	313,190	—	0
G. Lampert	0	676,180	805,670	805,670	—	14,503
E. Sabonnadiere (7)	—	—	—	—	—	0
R. Siverd	—	—	—	—	414,580 (8)	0

(1)

This amount represents the value of outstanding unexercisable stock options granted under our 2005 Plan, based upon the closing price per share of our common stock of $14.90 on December 31, 2014. Such value was calculated by multiplying (a) the number of shares underlying unexercisable stock options by (b) the difference between $14.90 and the per share exercise price of such stock options of $32.50 or $35.24, as applicable.

(2)

This amount represents (i) the value of all unvested restricted stock and RSUs granted under our 2005 Plan; and (ii) the value of DERs ($0.72 per share) accrued on RSUs granted in 2014. The value of unvested restricted stock and RSUs was calculated based on the closing price per share of our common stock of $14.90 on December 31, 2014. Performance conditions applicable to PSUs granted in 2014 were not met as of December 31, 2014, and such PSUs are not included in this column.

(3)

This amount represents (i) the value of all unvested restricted stock, RSUs and a pro-rata portion (1/3) of PSUs, at target level of performance, granted under our 2005 Plan; and (ii) the value of DERs ($0.72 per share) accrued on RSUs and PSUs granted in 2014. The value of unvested restricted stock, RSUs and PSUs was calculated based on the closing price per share of our common stock of $14.90 on December 31, 2014. Assumes that the performance conditions applicable to restricted stock and RSUs granted prior to 2014 were satisfied.

(4)

This amount represents (i) the value of all unvested restricted stock and RSUs and a pro-rata portion (1/3) of PSUs, granted under our 2005 Plan, assuming the performance conditions related to the PSUs were satisfied at the target level of performance; and (ii) the value of DERs ($0.72 per share) accrued on RSUs and PSUs granted in 2014. The value of unvested restricted stock, RSUs and PSUs was calculated based on the closing price per share of our common stock of $14.90 on December 31, 2014. PSUs would not be settled until the Compensation Committee certifies the performance after completion of the performance cycle, which should occur in the first quarter of 2017. Assumes that the performance conditions applicable to restricted stock and RSUs granted prior to 2014 were satisfied.

(5)

Assumes that our Compensation Committee approved the termination of outstanding stock options and an automatic exchange of such stock options for an amount of cash equal to the excess of the closing price per share of our common stock immediately prior to the change of control over the exercise price per share of such stock options. This amount represents the aggregate value of outstanding stock options, based on the closing price per share of our common stock of $14.90 on December 31, 2014. The value of outstanding stock options was calculated by multiplying (a) the number of shares underlying outstanding stock options by (b) the difference between $14.90 and the applicable per share exercise price of such stock options ($11.94 with respect to Mr. G. Kenny’s stock options and $11.99 with respect to Mr. Lampert’s stock options).
(6)

This amount represents (i) 19,529 shares issuable upon the pro-rata vesting of Mr. G. Kenny’s restricted stock, assuming the performance conditions are satisfied and the Compensation Committee approves the pro-rata vesting of Mr. G. Kenny’s restricted stock award, (ii) 37,996 shares issuable upon the pro-rata vesting of RSUs granted to Mr. G. Kenny prior to 2014, assuming the performance conditions are satisfied, (iii) 17,864 shares and 21,437 shares issuable upon the pro-rata vesting of 2014 RSUs and PSUs, respectively, assuming performance conditions are satisfied at target, and (iv) the value of DERs ($0.72 per share) accrued on such 2014 RSUs and PSUs. The value of restricted stock, RSUs and PSUs was calculated based on the closing price per share of our common stock of $14.90 on December 31, 2014. RSUs granted in 2014 would not be settled until the Compensation Committee certifies the performance after completion of the remaining performance cycles, which should occur in the first quarter of 2016 and 2017. PSUs would not be settled until the Compensation Committee certifies the performance after completion of the performance cycle, which should occur in the first quarter of 2017.

(7)	In connection with Mr. Sabonnadiere’s transition from the Company, Mr. Sabonnadiere forfeited his unvested RSUs and PSUs.
(8)

This amount represents (i) 11,452 shares issued upon the pro-rata vesting of Mr. Siverd’s restricted stock and RSUs granted prior to 2014 upon his retirement on July 1, 2014, (ii) 2,715 shares issued upon the pro-rata vesting of 2014 RSUs which vested on December 31, 2014 and were settled on February 12, 2015, (iii) 2,262 shares and 2,715 shares issuable upon the pro-rata vesting of 2014 RSUs and PSUs, respectively, assuming the performance conditions are satisfied at target, and (iv) the value of DERs ($0.72 per share) accrued on such 2014 RSUs and PSUs. The value of restricted stock and RSUs granted prior to 2014 was calculated based on the closing price per share of our common stock of $25.71 on July 1, 2014. The value of RSUs and PSUs granted in 2014 was calculated based on the closing price per share of our common stock of $14.90 on December 31, 2014. RSUs granted in 2014 and listed in (iii) above would not be settled until the Compensation Committee certifies the performance after completion of the remaining performance cycles, which should occur in the first quarter of 2016 and 2017. PSUs would not be settled until the Compensation Committee certifies the performance after completion of the performance cycle, which should occur in the first quarter of 2017.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

On January 26, 2015, our Audit Committee appointed Deloitte as our independent registered public accounting firm for the year ending December 31, 2015. Our Board of Directors ratified that appointment and is submitting it to our stockholders for ratification at the Annual Meeting.

Principal Accounting Firm Fees. Aggregate fees for professional services rendered for the Company by Deloitte for the fiscal years 2014 and 2013 were:

Services Rendered (1)	Fiscal Year Ended
	2014	2013
Audit Fees (2)	$6,040,125	$7,714,000
Audit-related Fees (3)	135,000	364,000
Tax Fees (4)	745,000	852,000
All Other Fees (5)	12,000	—

	$6,932,125	$8,930,000

(1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.
(2)

Includes foreign and statutory audit fees, reviews of registration statements, including related consents and comfort letters, and in fiscal 2013 $2,196,000 relates to audit fees associated with the financial statement restatements.

(3)	Includes employee benefit plan audits and consultation concerning financial accounting and reporting standards.
(4)	Includes fees for tax compliance, consultation and planning.
(5)	Includes fees associated with International Financial Reporting Standards training.

Deloitte has served as our independent registered public accounting firm since we became a publicly traded company in 1997 and prior to that, served as the independent auditor for our predecessor companies. No relationship exists between Deloitte and our Company other than the usual relationship between independent auditor and client. We expect representatives of Deloitte to attend the Annual Meeting to respond to appropriate questions from stockholders. Deloitte’s representatives will also have the opportunity to make a statement if they so desire. If Deloitte’s appointment is not ratified by our stockholders, our Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for the 2016 fiscal year. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2015 fiscal year if it determines that such a change would be in the best interests of our Company and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as described in the Compensation Discussion and Analysis beginning on page 33 of this Proxy Statement and in the compensation tables and any related material in this Proxy Statement. This advisory vote is intended to address our overall compensation policies and practices related to named executive officers, rather than any specific element of compensation. In the Compensation Discussion and Analysis section, we discuss our executive compensation program and the compensation decisions our Compensation Committee has made with regard to each of our named executive officers.

Our Board of Directors believes that our executive compensation program design effectively aligns the interests of our named executive officers with those of our stockholders by tying a significant portion of their compensation to performance and rewarding our named executive officers for the creation of long-term value for our stockholders. In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, our Board of Directors requests that our stockholders approve the following non-binding resolution at our Annual Meeting:

“RESOLVED, that the stockholders of General Cable Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis section, compensation tables and any related material disclosed in the 2015 Proxy Statement.”

While the result of the advisory vote on this Proposal 3 is not binding on our Board of Directors or Compensation Committee, our Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

In keeping with the preference expressed by our stockholders at our 2011 Annual Meeting of Stockholders, our Board has adopted a policy of holding say-on-pay votes every year until the Company is required to hold another advisory vote on the frequency of say-on-pay votes, which will occur no later than our 2017 Annual Meeting of Stockholders. The next say-on-pay vote will occur at our 2016 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF OUR COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED

GENERAL CABLE STOCK INCENTIVE PLAN

We currently maintain the General Cable Corporation 2005 Stock Incentive Plan (the “2005 Plan”), which was originally effective as of May 10, 2005. In March 2015, our Board of Directors adopted, subject to stockholder approval, the General Cable Corporation Stock Incentive Plan (the “Amended Plan”), which is an amendment and restatement of the 2005 Plan.

Principal Changes

Stockholder approval of the Amended Plan is being sought in order to (i) extend the term of the Amended Plan until May 14, 2025, (ii) authorize additional shares, (iii) meet New York Stock Exchange listing requirements, (iv) permit (but not require) certain awards under the Amended Plan to qualify for an exemption from the $1 million deduction limit under Section 162(m) of the Code, and (v) make other appropriate changes.

The principal changes made by the Amended Plan are to:

•

Increase the number of shares of common stock reserved for issuance, so that the number of shares reserved for issuance under the Amended Plan on or after May 14, 2015 is 8,955,000 shares, which is equal to the sum of (i) the number of shares subject to outstanding awards under the 2005 Plan as of February 28, 2015, assuming target performance of performance-based awards (3,721,855 shares), plus (ii) 5,233,145 shares, subject to adjustments as described in the Amended Plan. This increase represents an additional 3,945,328 shares over the current share authorization of the 2005 Plan that will be available for awards under the Amended Plan.

•

Provide for fungible share counting. When shares are issued under the Amended Plan upon the exercise or payment of awards, the number of shares of common stock reserved for issuance under the Amended Plan will be reduced on a one-for-one basis for each share of stock subject to a stock option or stock appreciation right and will be reduced by a fixed ratio of 2.19 shares for each share of stock subject to a stock award, stock unit, or dividend equivalent granted under the Amended Plan.

•	Permit the Committee (as defined under “Administration of the Amended Plan” below) to grant cash awards to eligible participants.

•	Revise the per person award limits as follows:

•

The aggregate maximum number of shares of our common stock that may be subject to stock options and stock appreciation rights granted under the Amended Plan to any employee during any calendar year is 750,000 shares, subject to adjustments as described in the Amended Plan;

•

The aggregate maximum number of shares of our common stock that may be subject to stock awards and stock units granted to any employee under the Amended Plan during any calendar year is 750,000 shares, subject to adjustments as described in the Amended Plan;

•

The maximum aggregate amount that may be paid to an employee under cash awards granted under the Amended Plan with respect to each 12 month period within a performance period will not exceed $5 million. If a performance period includes more than one year, the amount payable with respect to each 12 month period shall be determined by dividing the total amount payable for the performance period by the number of years in the performance period;

•

An employee may not accrue dividends or dividend equivalent rights under the Amended Plan during any calendar year in an aggregate amount in excess of $2 million with respect to awards that are to be considered “qualified performance-based compensation” under Section 162(m) of the Code and are granted on or after May 14, 2015; and

•

The aggregate maximum number of shares of our common stock that may be subject to awards granted to all non-employee directors under the Amended Plan during any calendar year is 300,000 shares, subject to adjustments as described in the Amended Plan.

•	Update the performance metrics and other provisions relating to awards that are designated as performance-based compensation under Section 162(m) of the Code.

•	Extend the term of the Amended Plan until May 14, 2025.

•	Provide that non-employee directors are eligible to receive stock units, stock options, stock appreciation rights and stock awards under the Amended Plan.

•

Conform the Amended Plan to our current practice of not allowing shares of common stock surrendered in payment of the exercise price of a stock option and shares withheld or surrendered for payment of taxes to be available for reissuance under the 2005 Plan.

•

Include a minimum vesting period of one year for awards granted under the Amended Plan. The Committee may provide for accelerated vesting without regard to the minimum vesting period in connection with a participant’s death or disability or in the event of a change in control or certain other corporate transactions or events. Up to 5% of the shares initially reserved for issuance under the Amended Plan, subject to adjustments as described in the Amended Plan, may be granted under awards that are not subject to these vesting restrictions.

•

Permit the Committee to accelerate vesting of awards after the date of grant in connection with a participant’s death or disability or in the event of a change in control or certain other corporate transactions or events.

•

Provide that awards are subject to our applicable clawback and share trading policies, and that payments pursuant to awards may be recouped upon a participant’s breach of restrictive covenants or in connection with a clawback policy.

•	Provide for double trigger vesting instead of automatic single trigger vesting in the event of a change in control.

•	Make other administrative changes and changes to comply with current law.

The 2005 Plan will expire on May 10, 2015. Awards previously granted will continue to be governed by the terms of the 2005 Plan and the applicable award agreements, and the Committee shall administer such awards in accordance with the 2005 Plan, without giving effect to the amendments made pursuant to the Amended Plan. We will not have the ability to make equity grants after May 10, 2015 under the 2005 Plan if the stockholders do not approve the Amended Plan at the Annual Meeting.

Determination of Shares to be Available for Issuance

Currently, the maximum aggregate number of shares that may be issued under the 2005 Plan is 5,800,000 shares of our common stock. Based on the number of shares subject to outstanding grants under the 2005 Plan as of February 28, 2015, 1,287,817 shares remain available for grant under the 2005 Plan as of February 28, 2015, assuming target performance of performance-based awards. Our Board of Directors believes that this amount is not sufficient for future grants in light of our compensation structure and strategy. If this Proposal 4 is approved by our stockholders at the Annual Meeting, the maximum aggregate number of shares that may be issued on or after May 14, 2015 under the Amended Plan will be 8,955,000 shares, which is equal to the sum of (i) the number of shares subject to outstanding awards under the 2005 Plan as of February 28, 2015, assuming target performance of performance-based awards (3,721,855 shares), plus (ii) 5,233,145 shares, subject to adjustments as described in the Amended Plan.

The number of shares of our common stock reserved for issuance under the Amended Plan will be reduced on a one-for-one basis for each share of stock issued under the Amended Plan pursuant to a stock option or stock appreciation right and will be reduced by a fixed ratio of 2.19 shares for each share of stock issued under the Amended Plan pursuant to a stock award, stock unit, or dividend equivalent. For example, if shares are issued pursuant to an award of 1,000 stock units, the share reserve under the Amended Plan will be reduced by 2,190 shares.

When deciding on the number of shares to be available for awards under the Amended Plan, our Compensation Committee considered a number of factors, including the number of shares currently available under the 2005 Plan, our past share usage (“burn rate”), the number of shares needed for future grants, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with our equity award practices and input from our stockholders and stockholder advisory firms.

Dilution Analysis.

As of February 28, 2015, our capital structure consisted of 48.9 million shares of common stock outstanding. As described above, 1,287,817 shares remain available for grant of awards under the 2005 Plan as of February 28, 2015, assuming target performance of performance-based awards, so the proposed share authorization is a request for 3,945,328 additional shares to be available for awards under the Amended Plan. The table below shows our potential dilution (referred to as “overhang”) levels based on our fully diluted shares of common stock and our request for 3,945,328 additional shares to be available for awards under the Amended Plan. The additional 3,945,328 shares represent 6.8% of our fully diluted shares of common stock, including all shares that will be authorized under the Amended Plan, as described in the table below. The Board of Directors believes that the increase in shares of common stock under the Amended Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity awards, which is an important component of our equity compensation program.

Potential Overhang with 3,945,328 Additional Shares

Stock Options Outstanding as of February 28, 2015	1,769,400
Weighted Average Exercise Price of Stock Options Outstanding as of February 28, 2015	$33.82
Weighted Average Remaining Term of Stock Options Outstanding as of February 28, 2015	4.79 years
Outstanding Full Value Awards as of February 28, 2015	1,952,455
Total Equity Awards Outstanding as of February 28, 2015	3,721,855
Shares Available for Grant under the 2005 Plan as of February 28, 2015	1,287,817
Additional Shares Requested	3,945,328
Total Potential Overhang under the Amended Plan	8,955,000
Shares of Common Stock Outstanding as of February 28, 2015	48,900,000
Fully Diluted Shares of Common Stock	57,855,000
Potential Dilution as a Percentage of Fully Diluted Shares of Common Stock	15.48%

The “Fully Diluted Shares of Common Stock” in the foregoing table consist of the “Shares of Common Stock Outstanding as of February 28, 2015” plus the “Total Potential Overhang under the Amended Plan.” The “Outstanding Full Value Awards” in the foregoing table are measured at target for the outstanding performance-based awards. Certain performance-based awards can be paid at 0% to 200% of target. All dividend equivalents are paid in cash under outstanding awards.

Based on our current equity award practices, our Board of Directors estimates that the authorized shares under the Amended Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately two to four years, in amounts determined appropriate by the Committee, which will administer the Amended Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of our common stock, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Burn Rate. The following table sets forth the following information regarding the awards granted under the 2005 Plan: (i) the burn rate for each of the last three calendar years and (ii) the average burn rate over the last three calendar years. The burn rate for a year has been calculated as follows:

(i) the sum of (x) all stock options granted in the applicable year, (y) all time-based stock units and stock awards granted in the applicable year, multiplied by two (which represents a premium on full value share awards based on our annual stock price volatility), and (z) the number of all performance-based stock units and stock awards earned in the applicable year, multiplied by two, divided by

(ii) the weighted average number of shares of common stock outstanding at the end of the applicable year.

Dividend equivalents are not included in the burn rate calculation, because dividend equivalents under the outstanding awards are paid only in cash and are not paid in shares of common stock.

Burn Rate

Element	2014	2013	2012	Three-Year Average
Time-Based Stock Units and Stock Awards Granted	317,518	219,225	215,400
Performance-Based Stock Units and Stock Awards Earned	63,000	0	0
Total Full Value Awards x2	761,036	438,450	430,800
Stock Options Granted	0	334,000	353,000
Total Full Value Awards x2 and Stock Options Granted	761,036	772,450	783,800
Weighted Average Shares of Common Stock Outstanding as of December 31	48,800,000	49,400,000	49,700,000
Burn Rate	1.56%	1.56%	1.58%	1.57%

The burn rate means that we used an annual average of 1.57% of the weighted average shares outstanding for awards granted (or in the case of performance-based awards, earned) over the past three years under the 2005 Plan.

Our Board of Directors believes that our executive compensation program, and particularly the granting of equity awards, allows us to align the interests of our non-employee directors, executives and other employees who are selected to receive awards with those of our stockholders. The Amended Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain non-employee directors, executives and other employees who we expect will contribute to our financial success. Our Board of Directors believes that awards granted pursuant to the Amended Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of stock be authorized for issuance under the Amended Plan.

Section 162(m)

Section 162(m) of the Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year that is paid to the chief executive officer or any of the three highest-paid officers, other than the chief financial officer, in each case serving on the last day of the fiscal year. Performance-based compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible.

One of the Section 162(m) requirements is that the material terms of the performance goals must be approved by stockholders. For this purpose, the material terms include: (i) the employees eligible to receive the performance-based compensation; (ii) the business criteria on which the performance goals are based, and (iii) the limit on the amount of compensation that could be paid to any employee. The material terms of the performance goals applicable to awards granted under the 2005 Plan were last approved by stockholders in 2010. Stockholder reapproval must be obtained at least every five years for plans, such as the 2005 Plan, that have targets or goals that the Committee has the authority to change.

Even though we are seeking stockholder approval for purposes of Section 162(m) of the Code, awards may be granted under the Amended Plan that do not qualify for the performance-based compensation exemption under Section 162(m) of the Code, and the Committee retains full discretion to determine whether or not a particular award is intended to qualify as performance-based compensation under Section 162(m) of the Code.

Summary of the Amended Plan

The material terms of the Amended Plan are summarized below. A copy of the full text of the Amended Plan is attached to this Proxy Statement as Exhibit B. This summary of the Amended Plan is not intended to be a complete description of the Amended Plan and is qualified in its entirety by the actual text of the Amended Plan to which reference is made.

Purpose. The purpose of the Amended Plan is to provide incentives which will attract, retain, motivate and reward highly competent persons serving as non-employee directors, executive officers and other key employees of General Cable, or any of its subsidiaries, by providing them opportunities to acquire shares of our common stock, to receive monetary payments based on the value of such shares, and to receive cash based incentive compensation. The Amended Plan is intended to assist us in further aligning the interests of participants with those of our stockholders.

Consideration to Be Received by General Cable for the Granting of Awards. Our Board of Directors believes that General Cable and its subsidiaries will significantly benefit from having our non-employee directors, executive officers and other key employees receive stock units, stock awards, options to purchase common stock and other awards under the Amended Plan. Providing an opportunity for such individuals to acquire common stock, benefit from the appreciation of common stock or receive cash based incentive compensation is valuable in attracting and retaining highly qualified non-employee directors and employees and in providing additional motivation for them to use their best efforts on behalf of General Cable and our stockholders.

Administration of the Amended Plan. The Amended Plan will be administered by our Compensation Committee or another committee appointed by our Board of Directors from among its members. Our Compensation Committee is currently comprised of three directors, none of whom is an officer or employee of General Cable. The current members of the Compensation Committee are Craig P. Omtvedt, Chair; Greg E. Lawton; and Patrick M. Prevost. Unless otherwise determined by our Board of Directors, the committee administering the Amended Plan will be comprised of at least two members who qualify as non-employee directors within the meaning of Rule 16b-3(b)(3) under the Exchange Act, outside directors within the meaning of Section 162(m) of the Code, and independent directors as determined under the independence standards established by the New York Stock Exchange. The term “Committee” as used below refers to either our Compensation Committee or any other committee appointed by our Board of Directors to administer the Amended Plan.

Under the Amended Plan, the Committee is authorized to grant awards to non-employees directors, executive officers and other key employees of General Cable or any of its subsidiaries and to determine the number and types of such awards and the terms and conditions applicable to each such award, including any applicable vesting period or restrictive covenant obligations. In addition, the Committee has the power to interpret the Amended Plan and to adopt such rules and regulations as it considers necessary or appropriate for purposes of administering the Amended Plan.

The Committee may delegate to our Chief Executive Officer the authority to grant, administer and modify any awards under the Amended Plan with respect to employees who are not subject to the restrictions of Section 16(b) of the Exchange Act, as long as the applicable awards are not intended to constitute performance-based compensation under Section 162(m) of the Code and are granted, administered and modified in accordance with the appropriate parameters set by the Committee in accordance with applicable law. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable and may employ individuals to render advice with respect to the Amended Plan.

Eligibility and Participation. All non-employee directors, executive officers and other key employees of General Cable or any of its subsidiaries, as determined by the Committee, are eligible to be participants in the Amended Plan. As of the date of this Proxy Statement, six non-employee directors, eight executive officers and approximately 3,265 key employees are eligible to be participants. A participant’s right, if any, to continue to serve as a director, executive officer, other key employee, or otherwise will not be enlarged or otherwise affected by his or her designation as a participant under the Amended Plan.

Awards. Awards are evidenced by award agreements in such forms as the Committee approves from time to time. Each award is subject to such terms and conditions, consistent with the Amended Plan, as are determined by the Committee and as set forth in the award agreement.

The following types of awards may be granted under the Amended Plan:

•	Stock options

•	Stock appreciation rights

•	Stock awards

•	Stock units

•	Cash awards

•	Dividend equivalents

Shares. The maximum aggregate number of shares of our common stock that may be issued under the Amended Plan on or after the date the Amended Plan becomes effective is 8,955,000 shares, which is equal to the sum of (i) the number of shares subject to outstanding awards under the 2005 Plan as of February 28, 2015, assuming target performance of performance-based awards (3,721,855 shares), plus (ii) 5,233,145 shares. This limit will be reduced on a one-for-one basis for each share of stock issued under the Amended Plan pursuant to a stock option or stock appreciation right and will be reduced by a fixed ratio of 2.19 shares for each share of stock issued under the Amended Plan pursuant to a stock award, stock unit, or dividend equivalent. The maximum number of shares that may be issued under the Amended Plan is subject to adjustment, as described below. Shares issued under the Amended Plan may be treasury shares or authorized but unissued shares.

If and to the extent stock options or stock appreciation rights granted under the Amended Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent any stock awards, stock units or dividend equivalents payable in shares are forfeited, terminated or otherwise not paid in full, the shares reserved for those awards will again be available for issuance under the Amended Plan. Shares of stock subject to stock options or stock appreciation rights will be added back on a one-for-one basis, and shares of stock subject to a stock award, stock unit, or dividend equivalent will be added back at a ratio of 2.19 to one. Shares surrendered in payment of the exercise price of a stock option and shares withheld or surrendered for payment of taxes with respect to any award will not be available for re-issuance under the Amended Plan. If stock appreciation rights are exercised and settled in common stock, the full number of shares subject to the stock appreciation rights will be considered issued under the Amended Plan, without regard to the number of shares issued upon settlement of the stock appreciation rights. To the extent that awards are designated to be paid in cash, and not in shares of common stock, such awards will not count against the share limits set forth above. The preceding sentences will apply only for purposes of determining the aggregate number of shares of stock that may be issued under the Amended Plan, but will not apply for purposes of determining the maximum number of shares of stock with respect to which awards may be granted to any individual participant under the Amended Plan. For the avoidance of doubt, if shares of common stock are repurchased by us on the open market with the proceeds of the exercise price of stock options, such shares may not again be made available for issuance under the Amended Plan.

Individual Limits. All awards under the Amended Plan, other than cash awards and dividend equivalents, will be expressed in shares. The Amended Plan provides the following individual limits, which are subject to adjustment as described below:

•

The maximum number of shares of common stock with respect to which stock options and stock appreciation rights may be granted under the Amended Plan to any employee during any calendar year is 750,000 shares.

•	The maximum number of shares of common stock with respect to which stock awards and stock units may be granted under the Amended Plan to any employee during any calendar year is 750,000 shares.

•

The maximum aggregate number of shares of common stock that may be subject to awards granted to all non-employee directors during any calendar year under the Amended Plan will not exceed 300,000 shares.

In addition:

•

An employee may not accrue dividends and dividend equivalents under the Amended Plan during any calendar year in an aggregate amount in excess of $2 million with respect to awards that are designated as performance-based compensation under Section 162(m) of the Code and that are granted on or after the date the Amended Plan becomes effective.

•

The maximum aggregate amount that may be paid to an employee under cash awards granted under the Amended Plan with respect to each 12 month period within a performance period will not exceed $5 million. If a performance period includes more than one year, the amount payable with respect to each 12 month period will be determined by dividing the total amount payable for the performance period by the number of years in the performance period.

The individual limits will apply without regard to whether the awards are to be paid in stock or cash. Cash payments, other than for cash awards and dividend equivalents, will equal the fair market value of the shares to which the cash payment relates.

Stock Units. Stock units may be granted to non-employee directors, executive officers and other key employees selected by the Committee. A stock unit is a notional account representing one share of common stock or an amount based on the value of one share of common stock. The Committee determines the vesting criteria, if any, for stock units, which may be based on the passage of time, achievement of performance conditions or vesting conditions otherwise determined by the Committee. Any performance conditions may be based upon measures which may include company-wide, divisional, and/or individual performance.

A stock unit granted by the Committee will be paid in the form of shares of common stock, cash or a combination of both, as set forth in the applicable award agreement. The Committee may require or permit the deferral of the receipt of stock units upon such terms as the Committee deems appropriate, consistent with Section 409A of the Code.

The Committee may grant dividend equivalents, as described under “Dividend Equivalents” below, with respect to stock units.

Stock Awards. Stock awards may be granted to non-employee directors, executive officers and other key employees selected by the Committee. Each stock award is subject to terms and conditions determined by the Committee and set forth in the applicable award agreement, which may include vesting conditions that lapse based on the passage of time, achievement of performance conditions or vesting conditions otherwise determined by the Committee, restrictions on the sale or other disposition of the shares covered by the award, and our right to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods. Any applicable performance conditions may be based upon measures that include company-wide, divisional, and/or individual performance. The Committee may require or permit the deferral of the receipt of stock awards upon such terms as the Committee deems appropriate, consistent with Section 409A of the Code.

The applicable award agreement will specify whether the participant will have all of the rights of a stockholder with respect to the shares of common stock subject to a stock award, including the right to receive dividends and to vote the shares. However, dividends payable on stock awards that vest based on achievement of performance conditions will vest only if and to the extent the stock award vests, as determined by the Committee.

Stock Options. Stock options may be granted to non-employee directors, executive officers and other key employees selected by the Committee. All stock options granted under the Amended Plan will be non-qualified stock options, which are not intended to qualify as incentive stock options under Section 422 of the Code. A description of the tax treatment of non-qualified stock options appears below under the heading “Federal Income Tax Consequences.”

The Committee determines the exercise price at which shares underlying a stock option may be purchased. The exercise price per share may not be less than the fair market value of a share of common stock on the date the stock option is granted. The exercise price may be paid in cash, or as permitted by the Committee, by delivering shares of common stock owned by the participant (or attesting to ownership of such shares), by permitting General Cable to withhold shares of common stock for which the stock option is exercisable, by a combination of these methods, by a broker-assisted exercise, or by any other method permitted by the Committee.

Stock options granted under the Amended Plan are exercisable as determined by the Committee and specified in the applicable award agreement. No stock option will be exercisable later than ten years after the date it is granted. A participant may not receive dividend equivalents with respect to stock options.

Stock Appreciation Rights. Stock appreciation rights may be granted to non-employee directors, executive officers and other key employees selected by the Committee. A stock appreciation right is a right to receive a payment in cash, shares of common stock or a combination of cash and shares of common stock, in an amount equal to the fair market value of a specified number of shares on the date of exercise over the applicable base price per share, as determined by the Committee. The base price per share may not be less than the fair market value of a share of common stock on the date the stock appreciation right is granted. Stock appreciation rights are exercisable as determined by the Committee and specified in the applicable award agreement. No stock appreciation right will be exercisable later than ten years after the date it is granted. A participant may not receive dividend equivalents with respect to stock appreciation rights.

Dividend Equivalents. The Committee may grant dividend equivalents in connection with awards of stock units. A dividend equivalent is an amount determined by multiplying the number of shares of common stock subject to a stock unit award by the per-share dividend paid by General Cable on a share of common stock. Dividend equivalents may be payable in cash or in the form of additional shares, and may be paid to participants currently or may be deferred. Dividend equivalents with respect to stock units that vest based on performance will vest and be paid only if and to the extent the underlying stock units vest and are paid, as determined by the Committee.

Cash Awards. Cash awards may be granted to executive officers and other key employees selected by the Committee. Cash awards are awards that are settled solely in cash. The Committee will establish the terms and conditions, including vesting criteria, for cash awards.

Performance-Based Awards. The Committee may determine that stock awards, stock units, dividend equivalents and cash awards granted to an employee will be considered “qualified performance-based compensation” under Section 162(m) of the Code (see discussion of Section 162(m) under “Section 162(m)” above and under “Federal Income Tax Consequences” below). For such awards, the Committee will establish in writing (i) the objective performance goals that must be met in order for the awards to be payable or the restrictions to lapse, (ii) the period during which performance will be measured, consistent with the vesting provisions of the Amended Plan, (iii) the maximum amounts that may be paid if the performance goals are met, consistent with the limits set forth in the Amended Plan, and (iv) other conditions as the Committee deems appropriate and consistent with Section 162(m) of the Code. The performance goals for qualified performance-based compensation are intended to satisfy the applicable regulations under Section 162(m) of the Code and, consistent with such regulations, the Committee may reduce, but not increase, the amount of compensation that is payable upon achievement of the designated performance goals.

The Committee will use objectively determinable performance goals based on one or more of the following performance measures: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; operating income; net income; return on stockholders’ equity; return on assets; return on invested capital; total stockholder return; capital expenditures; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of our common stock or any other publicly-traded securities of General Cable; market share; relative performance to a comparison group designated by the Committee; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. The performance goals may relate to the participant’s business unit, division or group, specified subsidiaries, or the performance of General Cable as a whole, or any combination of the foregoing. Performance goals need not be uniform among participants.

The Committee will determine, in its sole discretion, the amount, if any, to be paid pursuant to each award based on the achievement of the performance goals and the satisfaction of other terms of the award agreement. The Committee will certify the performance results for the performance period specified in the award agreement before payment is made.

To the extent applicable, unless the Committee determines otherwise, the determination of the achievement of performance goals will be based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in our audited financial statements. In setting the performance goals for “qualified performance-based compensation,” the Committee may provide for such adjustments as it deems appropriate, consistent with the requirements of Section 162(m) of the Code.

The Committee may provide in the applicable award agreement that an award identified as “qualified performance-based compensation” will be payable, in whole or in part, in the event of the participant’s death or disability, a change in control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

Vesting Restrictions. Awards granted under the Amended Plan shall vest over a period that is not less than one year from the date of grant. The Committee may provide for accelerated vesting without regard to the minimum vesting period in connection with a participant’s death or disability, or in the event of a change in control or certain other corporate transactions or events pursuant to which awards may be adjusted under the adjustment provisions of the Amended Plan (as described below). Up to 5% of the shares initially reserved for issuance under the Amended Plan (subject to adjustment as described below) may be granted under awards that are not subject to these vesting restrictions.

After the date of grant, the Committee has discretion to accelerate vesting in connection with a participant’s death or disability or in the event of a change in control or certain other corporate transactions or events pursuant to which awards may be adjusted under the adjustment provisions of the Amended Plan (as described below).

Termination of Employment. Unless otherwise specified in an award agreement or any other written agreement between the participant and General Cable or any of its subsidiaries, and subject to the foregoing vesting restrictions, if a participant’s employment is terminated, outstanding vested and unvested awards under the Amended Plan will be subject to the following treatment:

Reason for Termination	Effect on Awards under the Amended Plan, except as otherwise specified in an award agreement or other written agreement

Death or Disability

•    All unvested awards that vest in whole or in part based on performance will be governed by the terms of the applicable award agreement.

•    All other unvested awards will become vested.

•    Stock options and stock appreciation rights will be exercisable for one year unless the award has an earlier expiration date.

For Cause Termination	• All awards, whether or not vested, will be forfeited.

Other Termination Events	• Unvested awards will be forfeited. • Vested stock options and stock appreciation rights will be exercisable for a 90-day period unless the award has an earlier expiration date.

Effect of Change in Control. The Amended Plan provides for “double trigger vesting” after a change in control.

Unless the Committee determines otherwise, if a change in control occurs in which General Cable is not the surviving corporation (or General Cable survives only as a subsidiary of another corporation), all outstanding awards that are not exercised or paid at the time of the change in control will be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

Unless the award agreement provides otherwise, if a participant’s employment is terminated by us without cause, or the participant terminates employment for good reason, in either case within 12 months following the change in control, the participant’s outstanding awards will become fully vested as of the date of termination. If the vesting of any such award is based, in whole or in part, on performance, the applicable award agreement will specify how the portion of the award that becomes vested upon termination will be calculated.

In the event of a change in control, if all outstanding awards are not assumed by, or replaced with awards with comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding awards, without the consent of any participant: (i) the Committee may determine that outstanding stock options and stock appreciation rights will automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding stock awards, stock units, cash awards and dividend equivalents will immediately lapse; (ii) the Committee may determine that participants will receive a payment in settlement of outstanding stock units, cash awards or dividend equivalents in such amount and form as may be determined by the Committee; (iii) the Committee may require that participants surrender their outstanding stock options and stock appreciation rights in exchange for a payment, in cash or stock as determined by the Committee, equal to the amount (if any) by which the fair market value of the shares of common stock subject to the unexercised stock option and stock appreciation right exceed the stock option exercise price or base price and (iv) the Committee may terminate outstanding stock options and stock appreciation rights after giving participants an opportunity to exercise the outstanding stock options and stock appreciation rights. Such surrender, termination or payment will take place as of the date of the change in control or such other date as the Committee may specify. If the per share fair market value of our stock does not exceed the per share exercise price or base price, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right.

Under the Amended Plan, “change in control” means:

•

Any person or entity, other than General Cable, its subsidiaries or an employee benefit plan sponsored by General Cable or its subsidiaries, becomes the beneficial owner of more than 35% of our voting stock;

•	Consummation of a sale of all or substantially all of General Cable’s assets or property;

•	Our common stock ceases to be publicly traded;

•

Consummation of a merger or consolidation of General Cable with another corporation following which our stockholders immediately before the transaction own less than 51% of the voting stock of the surviving entity; or

•

Individuals who, as of January 1, 2015, constituted our Board of Directors (referred to as the incumbent board) cease to constitute at least a majority of our Board of Directors. Any individual who becomes a director after such date and whose election or nomination was approved by at least two-thirds of the directors then comprising the incumbent board will be considered a member of the incumbent board. However, no individual who was initially elected as a member of our Board of Directors in connection with an actual or threatened election contest or settlement of an actual or threatened election contest will be considered to be a member of the incumbent board.

The Committee may provide a different definition of change in control in an award agreement if it determines a different definition is necessary or appropriate, including to comply with Section 409A of the Code.

Adjustments to Awards Due to Changes in General Cable’s Capital Structure. If there is any change in the number or kind of shares of our common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding common stock as a class without General Cable’s receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or General Cable’s payment of any extraordinary dividend or distribution, the maximum number and kind of shares of common stock available for issuance under the Amended Plan (including the limit on shares which may be issued without regard to minimum vesting restrictions), the maximum number and kind of shares of common stock for which any individual may receive awards in any year, the number and kind of shares covered by outstanding awards, and the price per share or applicable market value of such awards will be required to be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Amended Plan and such outstanding awards. Any fractional shares resulting from such adjustment will be eliminated. Any adjustments to outstanding awards will be consistent with Sections 409A and 162(m) of the Code, to the extent applicable. Any adjustment of awards will include adjustment of shares, stock option exercise price, stock appreciation right base price, performance goals or other terms and conditions, as the Committee deems appropriate.

Transferability. Each award that is subject to restrictions on transferability or exercisability is not transferable otherwise than by will or the laws of descent and distribution, and, as applicable, is exercisable during the participant’s lifetime only by the participant. A stock option or stock appreciation right may be exercisable during a period after a participant’s death by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the stock option or stock appreciation right pass by will or the laws of descent and distribution. The Committee also may permit an award to be transferred by a participant to members of the participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to such restriction as the Committee determines.

Company Policies. All awards made under the Amended Plan will be subject to any applicable clawback or recoupment policies (including the clawback policy adopted by our Board of Directors in 2011 that is included in our Corporate Governance Principles and Guidelines), share trading policies and other policies that may be implemented by our Board of Directors from time to time. If a participant engages in any activity, before or after termination of employment or service, that would be grounds for termination of the participant’s employment or service for cause, or if otherwise permitted or required pursuant to any clawback or recoupment policy of General Cable, the Committee may in its discretion (i) determine that the participant will immediately forfeit all outstanding awards and (ii) require the participant to return to us any cash or shares of common stock received in settlement or exercise of any award. If the participant has disposed of any shares of common stock received upon settlement or exercise of such award, the Committee may require the participant to pay to us, in cash, the fair market value of such shares as of the date of disposition, less any purchase price or exercise price paid by the participant. The Committee may exercise this right of recoupment within 180 days after the Committee’s discovery of the applicable activity or within any other period permitted pursuant to any applicable clawback or recoupment policy.

Term of the Amended Plan. The Amended Plan will terminate on May 14, 2025, unless terminated sooner by our Board of Directors or the Committee, or extended by our Board of Directors with stockholder approval.

Prohibition on Repricing. Except in connection with a corporate transaction, including any stock dividend, distribution, stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of common shares or other securities, or similar transactions, we may not, without obtaining stockholder approval, (i) amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise price of such outstanding stock options or base price of such stock appreciation rights, (ii) cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or stock appreciation rights or (iii) cancel outstanding stock options or stock appreciation rights with an exercise price or base price, as applicable, above the current stock price in exchange for cash or other securities.

Amendment of the Amended Plan and Awards. Our Board of Directors or the Committee may amend, suspend or terminate the Amended Plan at any time. However, no amendment or termination of the Amended Plan may materially impair a participant’s award without the participant’s consent, unless otherwise permitted by the terms of the Amended Plan or the applicable award agreement or if necessary to comply with applicable law. In addition, without stockholder approval, no amendment will (i) increase the total number of shares which may be issued under the Amended Plan or the maximum number of shares with respect to which stock options, stock appreciation rights and other awards may be granted to any individual under the Amended Plan, except for adjustments described above; or (ii) modify the requirements as to eligibility for awards under the Amended Plan.

The Committee may amend any award at any time, subject to the vesting and repricing restrictions described above. However, no amendment may materially impair a participant’s award without the participant’s consent, unless otherwise permitted by the terms of the Amended Plan or the applicable award agreement, or if necessary to comply with applicable law. Also, by mutual agreement between General Cable and a participant under this Amended Plan or under any other present or future plan of General Cable, subject to the repricing restrictions described above, awards may be granted to a participant in substitution and exchange for, and in cancellation of, any awards previously granted to a participant under the Amended Plan or any other present or future plan of General Cable.

The Amended Plan must be reapproved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the “qualified performance-based compensation” provisions of the Amended Plan (as described above under “Performance-Based Awards”) if additional awards are to be made as “qualified performance-based compensation” under Section 162(m) of the Code and if required by Section 162(m) of the Code.

United States Federal Income Tax Consequences.

The following description of the United States federal income tax consequences of awards under the Amended Plan is a general summary. State, local, foreign and other taxes may also be imposed in connection with awards. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Amended Plan.

Nonqualified Stock Options. A participant who receives a nonqualified stock option will recognize no income at the time of the grant of the stock option. Upon exercise of a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price. The basis in shares acquired upon exercise of a nonqualified stock option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares for capital gain purposes will begin on the date of exercise. In general, we will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary income.

Stock Units. A participant who receives a stock unit will not recognize taxable income until the stock unit is paid to the participant. When the stock unit is paid, the participant will recognize ordinary income in an amount equal to the cash and the fair market value of the common stock paid to the participant. We generally will be entitled to a business expense deduction in the same amount.

Stock Awards. A participant who receives a stock award generally will not recognize taxable income until the stock is transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs first. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time, less any amounts paid for the shares. A participant may elect to recognize ordinary income when a stock award is granted in an amount equal to the fair market value of the shares at the date of grant, determined without regard to the restrictions. We generally will be entitled to a corresponding business expense deduction in the year in which the participant recognizes ordinary income.

Stock Appreciation Rights and Dividend Equivalents. A participant will recognize ordinary income when stock appreciation rights are exercised and when dividend equivalents are paid to the participant, in an amount equal to the cash and the fair market value of any shares paid to the participant. We generally will be entitled to a corresponding business expense deduction when the participant recognizes ordinary income.

Cash Awards. A participant will recognize ordinary income when a cash award is paid to the participant equal to the amount of the cash paid. We generally will be entitled to a business expense deduction in the same amount.

Section 162(m). Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid to the chief executive officer or any of the three highest-paid officers, other than the chief financial officer, in excess of $1 million in any year. Compensation that qualifies as “qualified performance-based compensation” is excluded from the $1 million limit and therefore remains fully deductible by the company that pays it. Stock options, stock appreciation rights and awards that are contingent on achievement of performance goals as described in “Performance-Based Awards” above will generally not be subject to the Section 162(m) deduction limit. Other awards under the Amended Plan may be subject to the deduction limit.

Section 409A. Section 409A of the Code imposes requirements on deferred compensation, including deferral election and payment timing requirements. If a deferred compensation arrangement fails to comply with Code Section 409A in form or operation, a participant may become subject to: (i) federal income tax on all deferred amounts; (ii) a penalty tax of 20% of the includable amount; and (iii) interest at the underpayment rate plus 1%.

Tax Withholding. We have the right to require the recipient of any award to pay to General Cable or an applicable subsidiary an amount necessary to satisfy our United States federal, state, and local, foreign country, or other tax withholding obligations with respect to the awards. General Cable or a subsidiary may withhold from other amounts payable to the participant an amount necessary to satisfy these obligations. The Committee has the authority to require a participant to satisfy the tax withholding obligation by having shares acquired pursuant to the award withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for United States federal, state, and local tax liabilities or as otherwise determined by the Committee. The Committee may allow participants to elect to have such share withholding applied to particular awards.

New Plan Benefits

Amended Plan(1)

Name and Title	Dollar Value (2)	Number of Units(2)
Gregory B. Kenny
President and Chief Executive Officer	$4,154,105	128,620

Brian J. Robinson
Executive Vice President and Chief Financial Officer	$1,606,478	49,740

Peter A. Campbell
Executive Vice President, President and Chief Executive Officer, General Cable Asia Pacific	$830,692	25,720

Robert D. Kenny
Executive Vice President, President and Chief Executive Officer, General Cable Europe and Africa	$486,149	17,820

Gregory J. Lampert
Executive Vice President, President and Chief Executive Officer, General Cable Americas	$1,606,478	49,740

Emmanuel Sabonnadiere
Former Executive Vice President, President and Chief Executive Officer, General Cable Europe and Mediterranean	$1,163,356	36,020

Robert J. Siverd
Former Executive Vice President, General Counsel and Secretary	$1,052,253	32,580

Executive Officers Group	$9,526,786	296,670
Sallie B. Bailey	$121,187	5,060
Edward Childs Hall, III	$85,785	3,990
Gregory E. Lawton	$121,187	5,060
Craig P. Omtvedt	$121,187	5,060
Patrick M. Prevost	$121,187	5,060
John E. Welsh, III	$193,995	8,100
Non-Executive Director Group	$764,528	32,330
Non-Executive Officer Employee Group	$7,537,670	264,553

(1)

The awards to be made under the Amended Plan are discretionary, so it is not possible at this time to determine the amounts that will be granted under the Amended Plan to particular participants in the future. The disclosed awards represent amounts awarded in 2014 under our long-term incentive program.

(2)	PSUs have been included in this table based upon target value.

Market Price of Shares

The closing price of our common stock, as reported on the New York Stock Exchange on March 25, 2015 was $ 16.70.

Equity Compensation Plan Information as of the End of Fiscal 2014

The following table sets forth information about General Cable’s equity compensation plans as of December 31, 2014:

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Shareholder approved plans:
1997 Stock Incentive Plan (3)	569,002	(4)	11.94	—
2005 Stock Incentive Plan	3,108,846	(5)	33.83	1,800,642
Non-shareholder approved plans:
2000 Stock Option Plan (3)	15,229	(6)	11.99	—

Total	3,693,077		33.12	1,800,642

(1)	This table does not include shares proposed to be authorized under the Amended Plan in excess of the shares available under the 2005 Plan.
(2)	The weighted-average exercise price is based only on outstanding stock options.
(3)	No new awards were issued under these plans since May 10, 2005.
(4)	Includes 45,831 outstanding stock options and 523,171 deferred shares.
(5)	Includes 1,802,668 outstanding stock options, 42,223 deferred shares, 947,569 RSUs and 316,386 PSUs, which are reported at the maximum 200% payout rate.
(6)	Consists of outstanding stock options.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED GENERAL CABLE STOCK INCENTIVE PLAN.

OTHER INFORMATION

Solicitation of Proxies

Solicitation of proxies is being made by management at the direction of our Board of Directors, without additional compensation, through the mail, in person or by telephone. The cost will be borne by us. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by them and we will reimburse them for their expenses in so doing. We have retained D. F. King & Co., Inc. to aid in the solicitation of proxies for a fee of $6,000 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of equity securities, to file initial reports of ownership and reports of changes in ownership of General Cable common stock with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms which they file. Based on a review of the copies of forms furnished to us and filed with the SEC, we believe that all such SEC filings during 2014 complied with the reporting requirements.

Annual Report

We will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 upon request and without charge to any stockholder requesting it in writing addressed to General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, Attn. Secretary. In addition, you can access that report on the SEC’s website at www.sec.gov and on our website at www.generalcable.com.

Stockholder Proposals for 2016 Annual Meeting

Stockholder proposals under Rule 14a-8 of the Exchange Act for the 2016 Annual Meeting of Stockholders must be received by General Cable no later than December 1, 2015 in order to be considered for inclusion in our 2016 proxy statement and a form of proxy for that meeting. Stockholder proposals not made under Rule 14a-8 must be made in accordance with the sixty (60) day advance notice procedure described on pages 20-21. All proposals must be communicated in writing to the Secretary of General Cable at our offices at 4 Tesseneer Drive, Highland Heights, Kentucky 41076.

Householding

If you and other residents at your mailing address own shares of General Cable stock in “street name,” your broker or bank should have notified you that your household will receive only one proxy statement and annual report to stockholders or Notice of Internet Availability of Proxy Materials. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you may have been deemed to have consented to the process. Householding benefits both you and General Cable because it reduces the volume of duplicate information received at your household and helps General Cable reduce expenses and conserve natural resources.

Stockholders of record who have the same address will receive only one copy of the proxy statement and annual report to stockholders or Notice of Internet Availability of Proxy Materials if each person in the household has previously consented to receiving only a single set of General Cable’s proxy materials.

If you would like to receive your own set of General Cable’s proxy materials in the future, or if you share an address with another General Cable stockholder and together both of you would like to receive only a single set of General Cable’s proxy materials, please contact Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061. The request must be made by each person in the household. The revocation of your consent to householding will be effective 30 days following its receipt. If you would like to receive your own set of General Cable’s proxy statement and annual report to stockholders with respect to the Annual Meeting, please contact Broadridge at (800) 579-1639.

By Order of the Board of Directors,

EMERSON C. MOSER

Corporate Secretary

Highland Heights, Kentucky

March 30, 2015

Exhibit A

Reconciliation of Non-GAAP Measures

North America Adjusted EBITDA

For the fiscal year ended December 31, 2014
(in millions)
Operating income, as reported	$118.5
Adjustments to Reconcile Operating Income
Restructuring activities	16.8
Severance charges	1.5
Restatement, forensic and acquisition costs	13.0
Goodwill/intangibles asset impairment	2.1
Foreign Corrupt Practices Act (FCPA) accrual	24.0
Gain on sale of Philippines	(17.6)
Insurance claim settlement	(8.1)

Adjusted operating income	150.2

Depreciation & Amortization	44.5

Adjusted EBITDA	$194.7

Europe Adjusted EBITDA

For the fiscal year ended December 31, 2014
(in millions)
Operating income, as reported	$(94.0)
Adjustments to Reconcile Operating Income
Restructuring activities	88.1
Severance charges	29.3
Insurance claim settlements	(14.1)
Segment cost reallocation	2.0
European Commission	2.5

Adjusted operating income	13.8

Depreciation & Amortization	35.2

Adjusted EBITDA	$49.0

A-1

Exhibit B

GENERAL CABLE CORPORATION

STOCK INCENTIVE PLAN

(Amended and restated effective as of May 14, 2015)

1.	Purpose

The General Cable Corporation Stock Incentive Plan (the “Plan”) is an amendment and restatement of the General Cable Corporation 2005 Stock Incentive Plan and is intended to provide incentives which will attract, retain, motivate and reward highly competent persons serving as non-employee directors, executive officers and other key employees of General Cable Corporation (the “Company”) or any of its subsidiary corporations, limited liability companies or other forms of business entities now existing or hereafter formed or acquired (“Subsidiaries”), by providing them opportunities to acquire shares of the common stock, par value $.01 per share, of the Company (“Common Stock”), to receive monetary payments based on the value of such shares or to receive other cash based incentive compensation pursuant to Awards (as defined in Section 4 below) described herein. Furthermore, the Plan is intended to assist in further aligning the interests of the Company’s non-employee directors, executive officers and other key employees with those of its stockholders.

The Plan was originally effective as of May 10, 2005 (the “Effective Date”), and was subsequently amended as of May 27, 2009. The amended and restated Plan will be effective as of May 14, 2015, subject to approval by the Company’s stockholders (the “Amendment Effective Date”). Changes made pursuant to this amendment and restatement shall only apply to Awards granted on or after the Amendment Effective Date. Awards granted prior to the Amendment Effective Date shall continue to be governed by the applicable Award agreements and the terms of the Plan, without giving effect to changes made pursuant to this amendment and restatement, and the Committee shall administer such Awards in accordance with the Plan, without giving effect to changes made pursuant to this amendment and restatement.

2.	Administration

a. The Plan generally shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Board of Directors of the Company (the “Board”) or another committee appointed by the Board from among its members. Unless the Board determines otherwise, the Committee shall be comprised solely of not less than two members who each shall qualify as a (1) “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (2) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and (3) an “independent director,” as determined in accordance with the independence standards established by the stock exchange on which the Common Stock is at the time primarily traded.

b. To the extent consistent with the Plan, the Committee shall have the sole authority to (1) determine the persons to whom Awards shall be made under the Plan, (2) determine the type, size and terms and conditions of the Awards to be made to each such participant, (3) determine the time when Awards will be made and the duration of any applicable exercise or vesting period (subject to the terms of Sections 4(b), 4(c) and 13 below), including the criteria for vesting and the acceleration of vesting, (4) determine any other conditions of Awards not inconsistent with the Plan, including, without limitation, restrictive covenant obligations (such as confidentiality, non-competition and non-solicitation covenants), and clawback or recoupment provisions, as the Committee may deem advisable, (5) amend the terms and conditions of any previously issued Award, subject to the provisions of Sections 4(b), 4(c) and 23 below, and (6) deal with any other matters arising under the Plan.

c. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. However, the Board shall have the authority to establish stock grant levels and stock ownership guidelines for the non-employee directors.

d. No member of the Board, no member of the Committee and no agent of the Committee who is an employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Board, members of the Committee and any agent of the Committee who is an employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

e. The Committee shall have the authority to grant Awards to non-employee directors, executive officers and other key employees of the Company or any of its Subsidiaries. The Committee may delegate to the Chief Executive Officer of the Company the authority to grant, administer, and modify Awards under the Plan with respect to employees who are not subject to the restrictions of Section 16(b) of the Exchange Act, provided the Awards are not intended to be Performance-Based Awards (as defined below) and provided the Awards are granted, administered, and modified in accordance with appropriate parameters set by the Committee in accordance with applicable law. The Committee may also delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company or any of its Subsidiaries whose employees have benefited from the Plan, as determined by the Committee.

3.	Participants

Participants shall consist of such non-employee directors, executive officers and other key employees of the Company or any of its Subsidiaries as the Committee in its sole discretion may designate from time to time to receive Awards under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of Awards.

4.	Types of Awards and Vesting Restrictions

a. Awards under the Plan may be granted in any one or a combination of (1) Stock Options, (2) Stock Appreciation Rights, (3) Stock Awards, (4) Stock Units and (5) Cash Awards (each as described above an “Award,” and collectively, “Awards”). Cash Awards, Stock Awards and Stock Units may, as determined by the Committee, in its discretion, constitute Performance-Based Awards, as described in Section 11 below.

b. Awards granted under the Plan shall vest over a period that is not less than one year from the date of grant. The Committee may provide for accelerated vesting without regard to the minimum vesting period in connection with a participant’s death or disability, or in the event of a Change in Control or a corporate transaction or event described in Section 12. In addition, subject to any adjustments made in accordance with Section 12 below, up to 5% of the shares of Common Stock subject to the share reserve set forth in Section 5(a) as of the Amendment Effective Date may be granted without regard to the minimum vesting requirement.

c. The Committee shall have discretion to accelerate vesting after the date of grant in connection with a participant’s death or disability, or in the event of a Change in Control or a corporate transaction or event described in Section 12.

d. Awards shall be evidenced by Award agreements (which need not be identical) in such forms as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

e. All Awards shall be made conditional upon the participant’s acknowledgement, in writing or by on-line or other acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the participant, his or her beneficiaries and any other person having or claiming an interest under such Award.

5.	Common Stock Available Under the Plan and Individual Limits

a. Shares Available. Subject to any adjustments made in accordance with Section 12 below, the aggregate number of shares of Common Stock that may be issued on or after the Amendment Effective Date with respect to Awards granted under this Plan shall not exceed the sum of the following: (i) the number of shares of Common Stock subject to outstanding Awards under the Plan as of February 28, 2015 (3,721,855 shares), plus (ii) 5,233,145 shares. Shares of Common Stock issued under the Plan may be authorized and unissued or treasury shares.

b. Maximum Individual Limits. All Awards under the Plan, other than Cash Awards and Dividend Equivalents (as defined below), shall be expressed in shares of Common Stock. The individual share limits of this subsection (b) shall apply without regard to whether the Awards are to be paid in shares of Common Stock or cash. The Award limits are as follows:

(1) The maximum number of shares of Common Stock with respect to which Stock Options and Stock Appreciation Rights may be granted under the Plan to any employee during a calendar year shall be 750,000 shares, subject to adjustments made in accordance with Section 12 below.

(2) The maximum aggregate number of shares of Common Stock with respect to which Stock Awards and Stock Units may be granted under the Plan to any employee during a calendar year shall be 750,000 shares, subject to adjustments made in accordance with Section 12 below.

(3) An employee may not accrue dividends and Dividend Equivalents under the Plan during any calendar year in an aggregate amount in excess of $2 million with respect to Performance-Based Awards granted on or after the Amendment Effective Date.

(4) The maximum aggregate amount that may be paid to an employee under Cash Awards granted under the Plan with respect to each 12 month period within a performance period shall not exceed $5 million. If a performance period includes more than one year, the amount payable with respect to each 12 month period shall be determined by dividing the total amount payable for the performance period by the number of years in the performance period.

(5) The maximum aggregate number of shares of Common Stock that may be subject to Awards granted to all non-employee directors during any calendar year under the Plan shall not exceed 300,000 shares, subject to adjustments made in accordance with Section 12 below.

c. Share Counting.

(1) The number of shares of Common Stock reserved for Awards under the Plan shall be reduced on a one-for-one basis for each share of Common Stock issued on or after the Amendment Effective Date pursuant to a Stock Option or Stock Appreciation Right and shall be reduced by a fixed ratio of 2.19 shares of Common Stock for each share of Common Stock issued on or after the Amendment Effective Date pursuant to a Stock Award, Stock Unit, and Dividend Equivalent granted under the Plan.

(2) If and to the extent Stock Options or Stock Appreciation Rights granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units, or Dividend Equivalents payable in shares of Common Stock are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Awards shall again be available for purposes of the Plan. Shares of Common Stock surrendered in payment of the exercise price of a Stock Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If Stock Appreciation Rights are exercised and settled in Common Stock, the full number of shares subject to the Stock Appreciation Rights shall be considered issued under the Plan, without regard to the number of shares issued upon settlement of the Stock Appreciation Rights. To the extent that Awards are designated in an Award agreement to be paid in cash, and not in shares of Common Stock, such Awards shall not count against the share limits in this Section 5(c). The preceding provisions of this Section 5(c) shall apply only for purposes of determining the aggregate number of shares of Common Stock that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Awards may be granted to any participant under the Plan. For the avoidance of doubt, if shares of Common Stock are repurchased by the Company on the open market with the proceeds of the exercise price of Stock Options, such shares may not again be made available for issuance under the Plan.

6.	Stock Options

a. In General. The Committee is authorized to grant Stock Options to non-employee directors, executive officers and other key employees of the Company or any of its Subsidiaries and shall, in its sole discretion, determine which such participants will receive Stock Options and the number of shares of Common Stock underlying each Stock Option. Stock Options shall be granted as nonqualified stock options (and not as incentive stock options under Section 422 of the Code). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement. In addition, each Stock Option shall be subject to the following limitations set forth in this Section 6.

b. Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine on the date of grant; provided, however, that the per-share exercise price shall not be less than 100 percent of the Fair Market Value (as defined in Section 17 below) of Common Stock on the date the Stock Option is granted.

c. Payment of Exercise Price. The Stock Option exercise price may be paid in cash or, in the discretion of the Committee, (i) by the delivery of shares of Common Stock then owned by the participant (or by attestation to such ownership), (ii) by the withholding of shares of Common Stock for which a Stock Option is exercisable, or (iii) by a combination of these methods. In the discretion of the Committee, a payment may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the exercise price, under procedures acceptable to the Company. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate.

d. Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times as specified in the Plan and the Award agreement; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted.

e. No Dividend Equivalents. Dividend Equivalents may not be granted with respect to Stock Options.

7.	Stock Appreciation Rights

a. In General. The Committee is authorized to grant Stock Appreciation Rights to non-employee directors, executive officers and other key employees of the Company or any of its Subsidiaries and shall, in its sole discretion, determine which such participants will receive Stock Appreciation Rights and the number of shares of Common Stock with respect to each Stock Appreciation Right.

b. Terms. A “Stock Appreciation Right” shall mean a right to receive a payment in cash, Common Stock or a combination thereof, in an amount equal to the excess of (x) the Fair Market Value of a specified number of shares of Common Stock on the date the Stock Appreciation Right is exercised over (y) the applicable base price of such shares, all as determined by the Committee; provided that, the base price per share of a Stock

Appreciation Right shall be no less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted. Each Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement; provided, however, that no Stock Appreciation Right shall be exercisable later than ten years after the date it is granted.

c. No Dividend Equivalents. Dividend Equivalents may not be granted with respect to Stock Appreciation Rights.

8.	Stock Awards

a. In General. The Committee is authorized to grant Stock Awards to non-employee directors, executive officers and other key employees of the Company or any of its Subsidiaries and shall, in its sole discretion, determine which such participants will receive Stock Awards and the number of shares of Common Stock underlying each Stock Award. Each Stock Award shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement, including, without limitation, restrictions on the sale or other disposition of such shares, vesting conditions which lapse based on the passage of time, achievement of certain performance conditions or as otherwise determined by the Committee, and the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to Common Stock covered by such Stock Award or that the stock certificates evidencing such shares shall be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Award agreement shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock, including the right to vote the shares and to receive dividends, except as otherwise provided in Section 8(b). The Committee may require or permit the deferral of the receipt of Stock Awards upon such terms as the Committee deems appropriate, consistent with Section 409A of the Code.

b. Performance Vesting Stock Awards. With respect to Stock Awards that vest, in whole or in part, based on performance, the Committee shall set performance targets at its discretion which, depending on the extent to which they are met, will determine the number or value of shares of Common Stock that will be paid out to the participants, and may attach to such Stock Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional and/or individual performance. Dividends with respect to Stock Awards that vest based on performance shall vest if and to the extent that the underlying Stock Award vests, as determined by the Committee. With respect to those Stock Awards that are not intended to qualify as Performance-Based Awards (as described in Section 11 below), the Committee shall have the authority at any time to make adjustments to performance targets for any outstanding Stock Awards as the Committee deems necessary or desirable, unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

9.	Stock Units

a. In General. The Committee is authorized to grant Stock Units to non-employee directors, executive officers and other key employees of the Company or any of its Subsidiaries and shall, in its sole discretion, determine which such participants will receive Stock Units and the number of shares of Common Stock with respect to each Stock Unit. A “Stock Unit” shall mean a notional account representing the right of the participant to receive a share of Common Stock or an amount based on the value of a share of Common Stock. The Committee shall determine the criteria for the vesting of Stock Units, which may be based on the passage of time, achievement of certain performance conditions or as otherwise determined by the Committee. Each Stock Unit shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement.

b. Payout. A Stock Unit granted by the Committee shall provide for payment in shares of Common Stock, cash, or a combination thereof and shall be made in accordance with the terms and conditions prescribed or authorized by the Committee. The Committee may require or permit the deferral of the receipt of Stock Units upon such terms as the Committee deems appropriate, consistent with Section 409A of the Code.

c. Performance Vesting Stock Units. With respect to Stock Units that vest, in whole or in part, based on performance, the Committee shall set performance targets at its discretion which, depending on the extent to which they are met, will determine the number or value of shares of Common Stock or cash that will be paid out to the participants, and may attach to such Stock Units one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional and/or individual performance. With respect to those Stock Units that are not intended to qualify as Performance-Based Awards (as described in Section 11 below), the Committee shall have the authority at any time to make adjustments to performance targets for any outstanding Stock Units as the Committee deems necessary or desirable, unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

d. Dividend Equivalents. The Committee shall determine whether a participant granted a Stock Unit shall be entitled to the right to receive an amount equal to any dividends paid on shares of Common Stock underlying the Stock Unit (“Dividend Equivalents”). Dividend Equivalents may be payable in cash or in the form of additional shares subject to the Award. Dividend Equivalents may be paid currently or deferred; provided that Dividend Equivalents with respect to Stock Units that vest based on performance shall vest and be paid only if and to the extent the underlying Stock Units vest and are paid, as determined by the Committee.

10.	Cash Awards

The Committee is authorized to grant Cash Awards to executive officers and other key employees of the Company or any of its Subsidiaries. The Committee shall, in its sole discretion, determine which such participants will receive Cash Awards and the terms and conditions applicable to Cash Awards, including the criteria for the vesting of Cash Awards, which shall be based on such measures as the Committee deems appropriate and need not relate to the value of shares of Common Stock. A “Cash Award” is an Award to be settled solely in cash.

11.	Performance-Based Awards

a. In General. The Committee may determine that Stock Awards, Stock Units, Cash Awards and Dividend Equivalents granted to an employee shall be considered “qualified performance-based compensation” under Section 162(m) of the Code. The provisions of this Section 11 shall apply to any such Awards that the Committee determines are to be considered “qualified performance-based compensation” under Section 162(m) of the Code (“Performance-Based Awards”). Awards shall only qualify as Performance-Based Awards if at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the regulations thereunder).

b. Performance Goals. When Stock Awards, Stock Units, Cash Awards and Dividend Equivalents that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (1) the objective performance goals that must be met, (2) the period during which performance will be measured (subject to Section 4(b) above), (3) the maximum amounts that may be paid if the performance goals are met, consistent with the limits of Section 5(b) above, and (4) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” For “qualified performance-based compensation,” the performance goals shall satisfy the requirements of the applicable regulations under Section 162(m), including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. For Awards identified by the Committee as “qualified performance-based compensation,” the Committee shall not have discretion to increase the amount of compensation that is payable based on achievement of the performance goals except as provided under Section 162(m), but may reduce the amount of compensation that is payable.

c. Performance Measures. For Awards identified by the Committee as “qualified performance-based compensation,” the Committee shall use objectively determinable performance goals based on one or more of the following performance measures: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; operating income; net income; return on stockholders’ equity; return on assets; return on invested capital; total stockholder return; capital expenditures; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company; market share; relative performance to a comparison group designated by the Committee; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. The performance goals may relate to the participant’s business unit, division or group, specified Subsidiaries, or the performance of the Company as a whole, or any combination of the foregoing. Performance goals need not be uniform as among participants.

d. Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (1) 90 days after the beginning of the performance period or (2) the date on which 25 percent of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code.

e. Certification of Results. The Committee shall certify the performance results for the performance period specified in the Award agreement before payment with respect to the performance results is made. The Committee shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the performance goals and the satisfaction of other terms of the Award agreement, and subject to Committee discretion as described in Section 11(b) above.

f. Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of performance goals shall be based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. In setting the performance goals for “qualified performance-based compensation” within the period prescribed in Section 11(d), the Committee may provide for such adjustments as it deems appropriate, to the extent consistent with the requirements of Section 162(m).

g. Death, Disability or Other Circumstances. The Committee may provide in the Award agreement that an Award identified as “qualified performance-based compensation” shall be payable, in whole or in part, in the event of the participant’s death or disability, a Change in Control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

12.	Adjustment Provisions

If there is any change in the number or kind of shares of Common Stock outstanding (a) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (b) by reason of a merger, reorganization or consolidation, (c) by reason of a reclassification or change in par value, or (d) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as result of a spinoff or the Company’s payment of any extraordinary dividend or distribution, the maximum number and kind of shares of Common Stock available for issuance under the Plan (including the limit on shares which may be issued without regard to minimum vesting restrictions), the maximum number and kind of shares of Common Stock for which any individual may receive Awards in any year, the number and kind of shares covered by outstanding Awards, and the price per share or the applicable market value of such Awards shall be required to be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, than any fractional shares resulting from such adjustment shall be eliminated. Any adjustments to outstanding Awards shall be consistent with Sections 409A and 162(m) of the Code, to the extent applicable. The adjustments of Awards under this Section 12 shall include adjustment of shares, Stock Option exercise price, Stock Appreciation

Right base amount, performance goals or other terms and conditions, as the Committee deems appropriate. Any adjustments determined by the Committee shall be final, binding and conclusive.

13.	Change In Control

a. Assumption of Outstanding Awards. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Change in Control, references to the “Company” as they relate to employment matters shall include the successor employer.

b. Vesting Upon Certain Terminations of Employment. Unless the Award agreement provides otherwise, if a participant’s employment is terminated by the Company without Cause, or the participant terminates employment for Good Reason, in either case upon or within 12 months following a Change in Control, the participant’s outstanding Awards shall become fully vested as of the date of such termination; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award agreement shall specify how the portion of the Award that becomes vested pursuant to this Section 13(b) shall be calculated.

c. Other Alternatives. In the event of a Change in Control, if all outstanding Awards are not assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any participant: (1) the Committee may determine that outstanding Stock Options and Stock Appreciation Rights shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Stock Awards, Stock Units, Cash Awards and Dividend Equivalents shall immediately lapse; (2) the Committee may determine that participants shall receive a payment in settlement of outstanding Stock Units, Cash Awards or Dividend Equivalents, in such amount and form as may be determined by the Committee; (3) the Committee may require that participants surrender their outstanding Stock Options and Stock Appreciation Rights in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the Stock Option exercise price or Stock Appreciation Right base amount, and (4) after giving participants an opportunity to exercise all of their outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Stock does not exceed the per share Stock Option exercise price or Stock Appreciation Right base amount, as applicable, the Company shall not be required to make any payment to the participant upon surrender of the Stock Option or Stock Appreciation Right.

d. Definitions. For purposes of the Plan,

(1) A “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

(i) any person or other entity (other than any of the Company’s Subsidiaries or any employee benefit plan sponsored by the Company or any of its Subsidiaries) including any person as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 35 percent of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);

(ii) consummation of the sale of all or substantially all of the property or assets of the Company;

(iii) the Company’s Common Stock shall cease to be publicly traded;

(iv) consummation of a consolidation or merger of the Company with another corporation (other than with any of the Company’s Subsidiaries), which results in the stockholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 51 percent of the Voting Stock of the surviving entity; or

(v) a change in the Company’s Board occurs with the result that the members of the Board on January 1, 2015 (the “Incumbent Directors”) no longer constitute a majority of such Board, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by two-thirds (2/3) of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

Notwithstanding the foregoing, the Committee may provide for a different definition of “Change in Control” in an Award agreement if it determines that such different definition is necessary or appropriate, including without limitation, to comply with the requirements of Section 409A of the Code.

(2) “Cause” shall have the meaning set forth in Section 14(e) below.

(3) “Good Reason” shall have the same definition as set forth in any employment agreement, severance plan or agreement, or change in control plan or agreement applicable to the participant, or if “Good Reason” is not defined in any such plans or agreements, or if there are no such plans or agreements applicable to the participant, Good Reason means any of the following actions by the Company:

(i) a material reduction in the participant’s base salary; or

(ii) relocation of the participant’s primary office to a location more than 50 miles from the then current location;

provided that, Good Reason shall not occur pursuant to (i) or (ii) unless the participant provides written notice to the Company of the existence of Good Reason within 30 days of the date of the initial existence of the Good Reason condition, the Company does not remedy the condition within 45 days of receipt of such written notice, and the participant terminates employment within 30 days following the end of the 45 day cure period.

e. Awards Prior to the Amendment Effective Date. For the avoidance of doubt, all Awards granted prior to the Amendment Effective Date shall be subject to the change in control provisions of the Plan as in effect before the Amendment Effective Date.

14.	Termination of Employment

a. Subject to the terms of the applicable Award agreement or any other written agreement between the participant and the Company or any of its Subsidiaries, if a participant’s employment is terminated due to death or disability:

(1) all unvested Stock Awards, Cash Awards and Stock Units held by the participant on the date of the participant’s death or the date of the termination of his or her employment as the case may be, shall immediately become vested as of such date, subject to subsection (4) below;

(2) all unexercisable Stock Options and all unexercisable Stock Appreciation Rights held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, shall immediately become exercisable as of such date and shall remain exercisable until the earlier of (i) the end of the one-year period following the date of the participant’s death or the date of the termination of his or her employment, as the case may be, or (ii) the date the Stock Option or Stock Appreciation Right would otherwise expire, subject to subsection (4) below;

(3) all exercisable Stock Options and all exercisable Stock Appreciation Rights held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, shall remain exercisable until the earlier of (i) the end of the one-year period following the date of the participant’s death or the date of the termination of his or her employment, as the case may be, or (ii) the date the Stock Option or Stock Appreciation Right would otherwise expire; and

(4) all unvested Awards held by the participant on the date of the participant’s death or the date of the termination of his or her employment, as the case may be, that vest in whole or in part based on performance shall be governed by the terms of the applicable Award agreement.

b. Subject to the terms of the applicable Award agreement or any other written agreement between the participant and the Company or any of its Subsidiaries, if a participant’s employment is terminated by the Company for Cause (as defined in Section 14(e) below), all Awards, whether or not vested, earned or exercisable, held by the participant on the date of the termination of his or her employment for Cause shall immediately be forfeited by such participant as of such date.

c. Subject to Section 13 of the Plan and the terms of the applicable award agreement or any other written agreement between the participant and the Company or any of its Subsidiaries, if a participant’s employment is terminated for any reason other than due to death or disability:

(1) all unvested, unearned or unexercisable Awards held by the participant on the date of the termination of his or her employment shall immediately be forfeited by such participant as of such date; and

(2) all exercisable Stock Options and all exercisable Stock Appreciation Rights held by the participant on the date of the termination of his or her employment shall remain exercisable until the earlier of (i) the end of the 90-day period following the date of the termination of the participant’s employment, or (ii) the date the Stock Option or Stock Appreciation Right would otherwise expire.

d. Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its discretion, provide that any of the following shall apply, subject to the vesting limitations of Sections 4(b) and 4(c) above:

(1) any or all unvested Stock Awards, Cash Awards and Stock Units held by the participant on the date of the participant’s death and/or the date of the termination of the participant’s employment shall become vested as of such date or as of such other date as the Committee deems appropriate;

(2) any or all unexercisable Stock Options and/or any or all unexercisable Stock Appreciation Rights held by the participant on the date of the participant’s death and/or the date of the termination of his or her employment shall become exercisable as of such date or as of such other date as the Committee deems appropriate, and shall remain exercisable until a date that occurs on or prior to the date the Stock Option or Stock Appreciation Right is scheduled to expire; and/or

(3) any or all exercisable Stock Options and/or any or all exercisable Stock Appreciation Rights held by the participant on the date of the participant’s death and/or the date of the termination of his or her employment shall remain exercisable until a date that occurs on or prior to the date the Stock Option or Stock Appreciation Right is scheduled to expire.

e. For purposes of this Section 14, (i) if there is an employment agreement, severance plan or agreement, or change in control plan or agreement applicable to the participant, “Cause” shall have the same definition as the definition of “Cause” contained in such plan or agreement; or (ii) if “Cause” is not defined in such plan or agreement or if there is no such plan or agreement applicable to the participant in effect, “Cause” shall include, but is not limited to:

(1) any willful and continuous neglect of or refusal to perform the participant’s duties or responsibilities with respect to the Company or any of its Subsidiaries, insubordination, dishonesty, gross neglect or willful malfeasance by the participant in the performance of such duties and responsibilities, or the willful taking of actions which materially impair the participant’s ability to perform such duties and responsibilities, or any serious violation of the rules or regulations of the Company;

(2) the violation of any local, state or federal criminal statute, including, without limitation, an act of dishonesty such as embezzlement, theft or larceny;

(3) breach of any confidentiality, non-competition or non-solicitation agreement with the Company or any of its Subsidiaries; or

(4) any similar conduct by the participant with respect to which the Company determines in its discretion that the participant has terminated employment under circumstances such that the payment of any compensation attributable to any Award granted under the Plan would not be in the best interest of the Company or any of its Subsidiaries.

For purposes of this Section 14, the Committee shall have the authority to determine whether the “Cause” exists and whether subsequent actions on the part of the participant have cured the “Cause.”

15.	Transferability

Each Award granted under the Plan to a participant which is subject to restrictions on transferability and/or exercisability shall not be transferable otherwise than by will or the laws of descent and distribution and/or shall be exercisable, during the participant’s lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable in accordance with Section 14 above and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee and subject to applicable law, an Award may permit the transferability of such Award by a participant solely to members of the participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to any restriction included in the Award agreement.

16.	Other Provisions

a. All Awards made under the Plan shall be subject to any applicable clawback or recoupment policies (including, without limitation, the clawback policy adopted by the Board in 2011 that is included in the Company’s Corporate Governance Principles and Guidelines), share trading policies and other policies that may be implemented by the Board from time to time.

b. In the event that a participant engages in any activity, before or after termination of employment or service, that would be grounds for termination of the participant’s employment or service for Cause, or if otherwise permitted or required pursuant to any clawback or recoupment policy of the Company:

(1) the Committee may in its discretion determine that the participant shall immediately forfeit all outstanding Awards (without regard to whether they have vested), and such outstanding Awards shall immediately terminate, and

(2) the Committee may in its discretion require the participant to return to the Company any cash or shares of Common Stock of the Company received in settlement or exercise of any Award; provided, that if the participant has disposed of any shares of Common Stock received upon settlement or exercise of such Award, the Committee may require the participant to pay to the Company, in cash, the Fair Market Value of such shares of Common Stock as of the date of disposition (less any purchase price or exercise price paid by the participant). The Committee shall exercise the right of recoupment provided in this Section 16(b)(2) within 180 days after the Committee’s discovery of the applicable activity or within any other period permitted pursuant to any applicable clawback or recoupment policy.

c. With respect to participants who are subject to taxation in countries other than the United States, the Committee may make Awards on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

17.	Fair Market Value

For purposes of this Plan and any Awards granted hereunder, Fair Market Value shall be (1) the closing price of Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if Common Stock is readily tradeable on a national securities exchange or other market system or (2) if Common Stock is not readily tradeable, the amount determined in good faith by the Committee as the fair market value of Common Stock.

18.	Withholding

All payments or distributions of Awards made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. The Company may require that the participant receiving payment or distribution with respect to an Award remit to it or to the Subsidiary that employs such participant an amount sufficient to satisfy such tax withholding requirements prior to payment or distribution. In lieu thereof, the Company or the Subsidiary employing the participant shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or the Subsidiary, as the case may be, to the participant receiving such payment or distribution. The Committee may determine that the Company’s tax withholding obligation with respect to Awards paid in Common Stock shall be satisfied by having shares of Common Stock withheld, at the time such Awards become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities, or as otherwise determined by the Committee. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Award.

19.	Tenure

A participant’s right, if any, to continue to serve the Company as a non-employee director, executive officer, other key employee, or otherwise shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

20.	Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

21.	No Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

22.	Section 409A

The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (a) qualifies for an exemption from the requirements of Section 409A of the Code or (b) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (1) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (2) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (3) payments to be made upon a Change in Control shall only be made upon a “change of control event” under Section 409A of the Code, (4) unless the Award specifies otherwise, each payment shall be treated as a separate payment for purposes of

Section 409A of the Code, and (5) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Award granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

23.	Duration, Amendment and Termination

a. Duration; Amendment of Grants. No Award shall be granted more than ten years after the Amendment Effective Date. The Committee may amend any Award at any time, subject to Sections 4(b), 4(c) and 23(b) below, provided that no such amendment shall materially impair any rights or obligations previously granted to the participant under the Award without the consent of the participant, unless such right has been reserved in the Plan or Award agreement, or except to the extent required to comply with applicable law. Except as provided in Section 23(b) below, by mutual agreement between the Company and a participant under this Plan or under any other present or future plan of the Company, Awards may be granted to such participant in substitution and exchange for, and in cancellation of, any Awards previously granted to such participant under this Plan, or any other present or future plan of the Company.

b. No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (1) amend the terms of outstanding Stock Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Stock Options or base price of such Stock Appreciation Rights, (2) cancel outstanding Stock Options or Stock Appreciation Rights in exchange for Stock Options or Stock Appreciation Rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original Stock Options or Stock Appreciation Rights or (3) cancel outstanding Stock Options or Stock Appreciation Rights with an exercise price or base price, as applicable, above the current stock price in exchange for cash or other securities.

c. Amendment and Termination. The Board or the Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment or termination of the Plan shall, without the consent of the participant, materially impair any rights or obligations under any Award previously granted to the participant under the Plan, unless such right has been reserved in the Plan or the Award agreement, or except to the extent required to comply with applicable law. No amendment of the Plan shall, without approval of the stockholders of the Company (1) increase the total number of shares which may be issued under the Plan or the maximum number of shares with respect to Stock Options, Stock Appreciation Rights and other Awards may be granted to any individual under the Plan, except for adjustments described in Section 12, or (2) modify the requirements as to eligibility for Awards under the Plan.

d. Stockholder Approval for “Qualified Performance-Based Compensation.” If Stock Awards, Stock Units, Cash Awards or Dividend Equivalents are granted as “qualified performance-based compensation” under Section 11 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 11, if additional Awards are to be made under Section 11 and if required by Section 162(m) of the Code or the regulations thereunder.

24.	Governing Law

This Plan, Awards granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky (regardless of the law that might otherwise govern under applicable Kentucky principles of conflict of laws).

25.	Severability

In case any provision of this Plan shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

26.	Effective Date

a. The Plan became effective as of the Effective Date. The amended and restated Plan shall be effective as of the Amendment Effective Date.

b. This Plan shall terminate on the 10th anniversary of the Amendment Effective Date, unless the Plan is terminated earlier by the Board or Committee or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award, nor shall it adversely affect outstanding Awards.

Notice of 2015

Annual Meeting of Stockholders

and

Proxy Statement

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your vote up until 11:59 p.m. Eastern Daylight Time on May 13, 2015. Have your proxy card in hand when you access the web site and then follow the instructions.

GENERAL CABLE CORPORATION 4 TESSENEER DRIVE HIGHLAND HEIGHTS, KY 41076	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your vote up until 11:59 p.m. Eastern Daylight Time on May 13, 2015. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL

Mark, sign and date your proxy card and return it (for receipt by May 13, 2015) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTING BY PARTICIPANTS IN THE GENERAL CABLE (i) RETIREMENT PLANS, AND (ii) DEFERRED COMPENSATION PLAN
Notwithstanding the above, all votes by plan participants must be received by 11:59 p.m. on May 11, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86624-P59867	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL CABLE CORPORATION
The Board of Directors recommends you vote FOR all nominees listed in proposal 1 and FOR proposals 2, 3 and 4.
1.	Election of Directors

	Nominees:	For	Against	Abstain			For	Against	Abstain
	1a. Sallie B. Bailey	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as General Cable’s independent registered public accounting firm for 2015.	☐	☐	☐
	1b. Edward Childs Hall, III	☐	☐	☐	3.	Approval on an advisory basis of the compensation of our named executive officers.	☐	☐	☐
	1c. Gregory B. Kenny	☐	☐	☐	4.	Approval of the Amended and Restated General Cable Stock Incentive Plan.	☐	☐	☐
	1d. Gregory E. Lawton	☐	☐	☐

	1e. Craig P. Omtvedt	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement of the meeting. Only stockholders of record at the close of business on March 16, 2015 are entitled to notice of and to vote at the meeting.

The undersigned hereby acknowledges receipt of our 2014 Annual Report to Stockholders, Notice of Annual Meeting of Stockholders and the Proxy Statement relating thereto.

	1f. Patrick M. Prevost	☐	☐	☐
	1g. John E. Welsh, III	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

GENERAL CABLE CORPORATION

4 Tesseneer Drive, Highland Heights, Kentucky 41076

Telephone (859) 572-8000

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS

The 2015 Annual Meeting of Stockholders of General Cable Corporation (“General Cable”) will be held on Thursday, May 14, 2015 at 11:00 a.m., Eastern Daylight Time, at the offices of General Cable at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, to consider and act upon the proposals listed on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2014 Annual Report to Stockholders, Notice and Proxy Statement are available at www.proxyvote.com.

M86625-P59867

GENERAL CABLE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

ANNUAL MEETING OF STOCKHOLDERS

MAY 14, 2015

The undersigned hereby appoints Gregory B. Kenny, Brian J. Robinson and Emerson C. Moser or any of them, as proxies, each with the power to act without the other and power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of common stock of General Cable Corporation (“General Cable”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., Eastern Daylight Time on May 14, 2015, in Highland Heights, Kentucky, and any adjournment or postponement thereof. The proxy also covers all the shares of General Cable common stock, if any, as to which the undersigned has the right to give voting instructions to the trustees of the General Cable (i) Retirement Plans, and (ii) Deferred Compensation Plan.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted for the election to the Board of Directors of the nominees listed on the reverse side and for each remaining proposal and will grant authority to the proxy holder to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Continued and to be signed on reverse side.